                                                      Rule 424(b)(3)
                                                      Registration No. 33-97722


[LOGO] NSI
                          NEUROMEDICAL SYSTEMS, INC.
                                  COMMON STOCK
                         (PAR VALUE $0.0001 PER SHARE)

                               ----------------

  INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" APPEARING ON PAGE 7.

  The Common Stock is quoted on the Nasdaq National Market under the symbol "NSIX."

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Common Stock related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                               ----------------

               The date of this Prospectus is September 30, 1996.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The common stock of the Company, par value $0.0001 per share, is sometimes referred to herein as "Common Stock" or "shares."

                                  THE COMPANY

  Neuromedical Systems, Inc., a Delaware corporation founded in 1988 (the "Company" or "NSI"), is a healthcare technology company focused on diagnostic screening applications to aid in the early detection of certain cancers. During the past five years, the Company and its subsidiaries have been primarily engaged in the development, manufacturing and marketing of the PAPNET(R) Testing System, and the scanning of cervical smears at its slide processing facilities. The Company's first and, to date, only product, the PAPNET(R) Testing System, was approved for commercial use in the United States by the United States Food and Drug Administration (the "FDA") on November 8, 1995 and, in January 1996, the Company initiated the first two stages of its United States marketing program, to laboratories and clinicians. As of August 31, 1996, the PAPNET(R) test was available through approximately 140 laboratories in the United States alone. While continuing to market to laboratories and clinicians, the Company initiated the third step of its United States marketing program, direct-to-consumer advertising, in August 1996. See "Business-- Marketing." The Company's objective is to establish the use of its PAPNET(R) Testing System as the new standard of care in cervical cancer screening.

  The PAPNET(R) Testing System is a supplemental test to aid laboratories in the detection of abnormal cells on cervical Papanicolaou ("Pap") smears which were not detected by standard manual microscopic inspection. When used to supplement manual screening of Pap smears, PAPNET(R) testing has been shown to increase the detection of cervical abnormality by up to 30% when compared to manual screening with routine manual quality control rescreening. The Company believes that this improved detection can result in more effective and less costly early treatment, reduced morbidity and mortality for patients and reduced possibility of malpractice litigation for the patient's doctor and laboratory. The PAPNET(R) Testing System can achieve these improvements without requiring a modification of the standard Pap smear sample due to its use of a patented combination of algorithmic and adaptive pattern recognition technology, a form of artificial intelligence. The Company and its subsidiaries manufacture the PAPNET(R) Testing System and market and provide processing services which utilize the PAPNET(R) Testing System.

  Pap smears are widely used in North America, Europe and other developed areas to aid in the early detection of cervical cancer and precancerous conditions. The Company estimates that there are more than 50 million Pap smears screened annually in the United States alone. Pap smears can reveal early changes in cervical cells that precede or indicate the development of cancer, thereby facilitating timely medical intervention. The Company estimates that more than 2,000,000 cases of precancerous cervical abnormalities are diagnosed in the United States annually. The American Cancer Society projects that, in 1996, there will be approximately 15,700 new cases of invasive cervical cancer diagnosed in the United States and projected that, in 1995, there would be approximately 65,000 cases of cervical carcinoma in situ. Women diagnosed with carcinoma in situ typically are treated with either extensive conization (removal of a portion of the uterus) or by hysterectomy, and women diagnosed with invasive cervical cancer are treated with hysterectomy and/or radiotherapy. Notwithstanding such treatments, approximately 4,900 women are expected to die of the disease in the United States in 1996. Outside of the United States, where cervical cancer screening is less prevalent, more than 450,000 new cases of cervical cancer are diagnosed each year. Almost all deaths due to cervical cancer could be prevented with early-stage detection and treatment.

  When precancerous conditions are detected on Pap smears, they are usually treatable using simple procedures in the physician's office. If abnormal cells on the Pap smear are not detected by the laboratory, however, the patient may be incorrectly told that her Pap smear is negative, and significant morbidity (including, for example, hysterectomies) or mortality may occur as a result. In addition, when a laboratory does fail to diagnose a positive Pap smear correctly, its defense of any resulting lawsuit may be difficult, because all Pap smear slides are retained in the laboratory's archive for five years pursuant to federal law and therefore are available for re-examination.

  Unlike most other high-volume laboratory tests, the cytological evaluation (the visual examination of cells) of the cervical Pap smear is performed manually. Specially trained medical technicians, known as cytotechnologists, screen up to 100 Pap smears per day using standard light microscopes, usually at 100x magnification. Each of these smears may contain hundreds of thousands of normal cells. The few smears that are abnormal may contain only a small number of abnormal cells (as few as 20) scattered among the vast number of normal cells. The manual screening of Pap smears has been appropriately characterized as extremely taxing and inherently prone to error, and has often been compared to searching for a needle in a haystack or to proofreading a long document to find a few spelling errors. As a result, manual screening false-negative rates ranging from 10% to 40% of true positives have been commonly reported in the medical literature over the last 20 years. See "Business--The Cervical Pap Smear Problem."

  The PAPNET(R) Testing System is a computerized image processing service provided to laboratories. The laboratory performs PAPNET(R) testing when specifically requested by clinicians, patients or third-party payers who wish to minimize the probability of false negatives and their attendant medical and legal consequences. Slides first diagnosed by a laboratory as "negative" using manual inspection are sent to designated Company facilities ("Scanning Centers") for imaging on a PAPNET(R) Scanning Station, which is designed to inspect the hundreds of thousands of cells and other objects on the slide. The PAPNET(R) Scanning Stations' proprietary neural network computers are designed to select color images of 128 potentially abnormal cells and cell clusters from each slide for detailed video review (whether or not they are, in fact, abnormal). These 128 images from each slide are recorded on a digital tape cassette which is returned to the client laboratory within two to four working days along with the referred Pap smear slides.

  At the laboratory, a certified cytotechnologist specially trained in the use of the PAPNET(R) Testing System evaluates the 128 color images from each slide on the PAPNET(R) Review Station. The PAPNET(R) Review Station's software ensures that the cytotechnologist displays each image at 200x magnification (twice normal screening power) and permits the user to expand any image to 400x magnification. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. The Company has found that cytotechnologists experienced in the use of the PAPNET(R) Review Station can review negative cases in substantially less time than it takes to perform a conventional manual re-examination.

  If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review." The cytotechnologist then refers to the "x, y" coordinates provided with each PAPNET(R) image and uses the coordinates as a reference point to re-examine the slide directly through the microscope. If, after direct inspection, the cytotechnologist continues to believe that the slide contains abnormal cells, he or she refers the slide to the laboratory's pathologist for a final diagnosis. In no case does the Company or the PAPNET(R) Testing System make a diagnosis of a slide or smear.

  The PAPNET(R) Testing System is used as a supplement to current practice and does not alter the clinician's procedure for the taking of smears or the laboratory's method of staining or applying the coverslip. It provides an additional and complementary level of screening for the purpose of decreasing false negative Pap smear diagnoses.

  The clinical trial conducted to support the Company's FDA application involved a study of more than 10,000 Pap smears originally classified as "negative" and retrieved from laboratory archives. The trial measured the ability of PAPNET(R) testing to detect missed abnormalities on "negative" smears from a population of women who had negative Pap smear histories but nevertheless subsequently developed high grade lesions or invasive cervical cancer (the "Case" group), and was also used to re-examine a series of routine "negative" smears (the "Control" group). The trial results indicated that, when used as an adjunct to manual screening, PAPNET(R) testing can increase the aggregate cervical abnormality detected by up to 30% when compared to the combination of manual screening and routine manual quality control rescreening. The trial results also demonstrated that PAPNET(R) testing detected an abnormality which had been originally missed by manual screening for 31.6% of the Case patients. For 91.7% of such women, PAPNET(R) testing would have found the abnormality more than a year prior to the biopsy that confirmed the patient's disease, and, for 38.9% of such women, more than two years earlier. See "Business--Clinical Effectiveness of the PAPNET(R) Testing System."

  To establish PAPNET(R) testing in the United States as the standard of care in Pap smear analysis, the Company is executing a three-step sequential marketing program that targets (i) its direct clients, the clinical laboratories that perform Pap smear testing, (ii) gynecologists and those primary care physicians and other clinicians who take Pap smears and can order PAPNET(R) testing and (iii) women, to encourage them to request PAPNET(R) testing or to agree to it if it is recommended by a clinician. The Company believes that significant revenue growth in the United States depends upon effective marketing to all three target audiences. While continuing its marketing program to laboratories and clinicians, the Company began direct-to-consumer advertising in August 1996 after it determined that an adequate distribution network of laboratories had been established and that clinician awareness of the PAPNET(R) test was sufficiently high to motivate clinicians to prescribe or recommend the test. The Company is also marketing to insurers, managed care organizations and other third-party payers with respect to reimbursement for PAPNET(R) testing. See "Business--Marketing."

  The Company's patents broadly cover the application of neural networks and other adaptive classifiers to the classification of cytological specimens generally and of cervical smears in particular. The Company's PAPNET(R) system is specifically disclosed and claimed. The Company has five issued United States patents, which do not begin to expire until at least 2008, and several pending patent applications which relate to technology on which the PAPNET(R) Testing System is based.

  On May 2, 1995, a third party, whose identity is unknown to the Company, filed with the United States Patent and Trademark Office (the "Patent Office") requests, which the Patent Office granted, for re-examination of three of the Company's United States patents. The Patent Office has confirmed or found patentable each re-examined patent claim in each re-examined patent. See "Business--Patents and Proprietary Rights."

  Management believes that the Company's technology can be adapted for use in the early detection of cancers occurring at body sites in addition to the uterine cervix, including the bladder, breast, esophagus, lung, oral cavity and thyroid. Not all such cancers are commonly the subject of cytological analysis, and the Company has not yet determined which of these other applications, if any, it will be able to commercialize. The Company's patents cover application of its technology to cytological screening for cancers occurring at all body sites. See "Business--Potential Future Products."

  The Company's principal offices are located at Two Executive Boulevard, Suffern, New York 10901-4164, and its telephone number at that address is (914) 368-3600.

                               SHARES OUTSTANDING

Common Stock
 outstanding(1).............  29,493,606 shares

Nasdaq National Market
 System Symbol..............  NSIX

Use of Proceeds.............  The Company will not receive any proceeds pursuant to market-making transactions.
--------
(1) As of September 9, 1996. Excludes 4,418,490 shares (including a performance-based option at an exercise price of $15.00 per share for 813,273 shares of Common Stock; see "Management--Rutenberg Option Agreement") that may be issued upon the exercise of options and warrants at a weighted average exercise price of $5.68 per share. See "Risk Factors-- Dilution; Effect of Outstanding Options and Warrants," "Description of Capital Stock--Options and Warrants," "Management," "Certain Transactions" and Note 8 to the Company's Consolidated Financial Statements.

                                  RISK FACTORS

  Before making an investment in the Common Stock, prospective purchasers should carefully consider the factors set forth under "Risk Factors" of this Prospectus, including risks relating to the early commercial stage of the Company, history of losses, uncertainty of profitability, the need for market acceptance of the PAPNET(R) Testing System, reliance on a single product, competition, dependence on key personnel, the impact of territorial license agreements, dependence on patents and proprietary technology, government regulation, limited marketing and sales history, international sales and operational risks, foreign exchange fluctuations, limited slide processing and manufacturing history, dependence on sole source suppliers, the impact of Medicare, Medicaid and other third-party reimbursement, healthcare reform, future capital needs and uncertainty of additional financing, litigation, potential unavailability of insurance, dilution, the effect of outstanding options and warrants, anti-takeover provisions, the stockholder rights plan, control by existing stockholders, shares eligible for future sale, registration rights, the limited prior public market, liquidity, possible volatility of stock price, dividend policy and considerations with respect to the Investment Company Act of 1940, as amended.

                             SUMMARY FINANCIAL DATA

  The following summary financial data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus:

                                    YEAR ENDED DECEMBER 31,
                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                             1991         1992         1993          1994          1995         1995          1996
                          -----------  -----------  -----------  ------------  ------------  -----------  ------------
                          (UNAUDITED)                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues
 Slide Processing.......  $       --   $   216,000  $   502,000  $  1,238,000  $  2,475,000  $ 1,067,000  $  1,668,000
 License Fees...........      575,000          --           --            --            --           --            --
                          -----------  -----------  -----------  ------------  ------------  -----------  ------------
 Total Revenues.........  $   575,000  $   216,000  $   502,000  $  1,238,000  $  2,475,000  $ 1,067,000  $  1,668,000
Costs and Expenses
 Cost of Sales..........  $       --   $   607,000  $ 2,045,000  $  4,503,000  $  6,478,000  $ 2,894,000  $  3,624,000
 Marketing..............          --       320,000      615,000     2,878,000     6,268,000    2,112,000     7,373,000
 Research and
  Development...........      227,000      883,000    1,137,000     4,305,000     5,172,000    2,557,000     3,079,000
 General and
  Administrative........    2,659,000    2,638,000    2,984,000     3,151,000     6,017,000    2,366,000     3,556,000
 Stock issued pursuant
  to a settlement
  agreement.............          --           --           --            --      1,652,000          --            --
 Vesting of performance
  options at initial
  public offering.......          --           --           --            --      6,100,000          --            --
                          -----------  -----------  -----------  ------------  ------------  -----------  ------------
 Total Costs and
  Expenses..............  $ 2,886,000  $ 4,448,000  $ 6,781,000  $ 14,837,000  $ 31,687,000  $ 9,929,000  $ 17,632,000
                          -----------  -----------  -----------  ------------  ------------  -----------  ------------
 Loss from Operations...  $(2,311,000) $(4,232,000) $(6,279,000) $(13,599,000) $(29,212,000) $(8,862,000) $(15,964,000)
Interest Income.........        6,000       19,000       59,000       170,000       548,000       74,000     2,808,000
Interest Expense........     (579,000)    (255,000)    (562,000)     (393,000)     (924,000)    (480,000)     (484,000)
Foreign Exchange........          --           --           --          3,000       160,000      348,000      (585,000)
                          -----------  -----------  -----------  ------------  ------------  -----------  ------------
Net Loss................  $(2,884,000) $(4,468,000) $(6,782,000) $(13,819,000) $(29,428,000) $(8,920,000) $(14,225,000)
                          ===========  ===========  ===========  ============  ============  ===========  ============
 Pro Forma Net Loss Per
  Share (1).............                                         $      (0.84) $      (1.67) $     (0.53) $      (0.49)
                                                                 ============  ============  ===========  ============
 Common and common share
  equivalents used in
  computing per share
  amounts...............                                           16,500,000    17,644,000   16,805,000    28,949,000
                                                                 ============  ============  ===========  ============

                                                                                            DECEMBER 31,    JUNE 30,
                                                                                                1995          1996
                                                                                            ------------   -----------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash Equivalents.................................................................. $114,143,000   $95,827,000
Working Capital............................................................................  109,113,000    91,502,000
Total Assets...............................................................................  127,348,000   113,932,000
Long-term Debt Less Current Portion........................................................    4,036,000     3,942,000
Capital Lease Obligations Less Current Portion.............................................    2,014,000     2,178,000
Accumulated Deficit........................................................................  (60,350,000)  (74,575,000)
Stockholders' Equity.......................................................................  114,667,000   101,301,000

--------
(1) Pro Forma Net Loss Per Share for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1995 is set forth on a pro forma basis to give effect to the conversion of all convertible preferred stock into Common Stock upon consummation of the Company's initial public offering in December 1995. The six-month period ended June 30, 1996 is presented on a historical basis. See Note 1 of the Notes to the Company's Consolidated Financial Statements.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from market-making transactions.

                                 RISK FACTORS

  Investment in the securities being offered hereby involves a high degree of risk, including, but not limited to, the risk factors described below. Prospective investors should carefully consider the following risk factors, in addition to the other information in this Prospectus, in evaluating an investment in the securities offered hereby.

EARLY COMMERCIAL STAGE COMPANY; HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

  The Company is in its early commercial stage and has generated limited operating revenue to date and has incurred, from incorporation through June 30, 1996, net losses aggregating approximately $74.6 million. The Company does not expect to generate a positive internal cash flow in the foreseeable future due to the expected increases in capital expenditures, working capital requirements and ongoing losses during the next year, including the expected cost of commercializing the PAPNET(R) Testing System. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new products and the competitive environment in which the Company operates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Although the Company is deriving limited operating revenue from its current operations, there can be no assurance that it will be able to develop significant additional sources of revenue or that its operations will become profitable. Results of operations may fluctuate significantly and will depend upon numerous factors, including regulatory actions, market acceptance of the Company's products, efficient manufacturing and slide processing operations, new product introductions and competition.

NEED FOR MARKET ACCEPTANCE OF THE PAPNET(R) TESTING SYSTEM

  The Company's future performance will depend to a substantial degree upon market acceptance of the PAPNET(R) Testing System. The extent of, and rate at which, market acceptance and penetration are achieved by the PAPNET(R) Testing System are functions of many variables including, but not limited to, price, effectiveness, acceptance by patients, physicians and laboratories (including the ability of laboratories to hire additional cytotechnologists), manufacturing, slide processing and training capacity, reimbursement practice and marketing and sales efforts. The Company believes that significant revenue growth in the United States depends upon effective marketing to three target audiences: clinical laboratories, clinicians and women. There can be no assurance that the PAPNET(R) Testing System will achieve or maintain acceptance in its target markets. Similar risks may confront other products developed by the Company in the future. See "Business--Marketing" and "Business--Manufacturing; Research and Development."

RELIANCE ON A SINGLE PRODUCT

  The Company has concentrated its efforts primarily on the development of the PAPNET(R) Testing System and will be dependent upon acceptance of that product to generate revenues. The Company has performed only limited research on other applications of its technology. There can be no assurance that the PAPNET(R) Testing System will be successfully commercialized or that such other applications will be developed.

COMPETITION

  The Company is currently aware of three principal potential competitors, one of which, NeoPath, Inc. ("NeoPath"), has stated that it is developing a device for the fully automated primary screening of conventional Pap smears for which it submitted to the FDA a pre-market approval supplemental application. The FDA Hematology and Pathology Devices Panel (the "Panel") held a public meeting on September 27, 1996 to consider recommending approval of such supplement. The Panel voted not to approve such supplement and enumerated certain conditions that the Panel would want satisfied prior to approval of such supplement. NeoPath has stated that it expects to meet such conditions within the next several months. In addition, on September 29, 1995, the FDA granted approval to NeoPath for the AutoPap(R) 300 QC Automatic Pap Screener System (the "AutoPap(R) System") to be used in quality control procedures in laboratories to re-check Pap smear slides initially classified as negative. The other two competitors, Cytyc Corporation ("Cytyc") and Roche Image Analysis Systems ("Roche"), have focused on the development of devices for the production, and, in the case of Roche, automated analysis, of monolayer slides, a potential alternative to the conventional Pap smear method of specimen collection and preparation. Cytyc received approval from the FDA in May 1996 to market its ThinPrep(R) preparation to laboratories, for the purpose of filtering out blood, mucus and other material from Pap smears. The Company's known competitors or other companies may develop new products or technologies that prove to be more effective than the PAPNET(R) Testing System, that may be viewed by clinical laboratories as reducing operating costs (for example, by reducing the number of cytotechnologists used in screening) or that may substitute for or replace conventional Pap smears. In addition, competitive products and technologies may be manufactured and marketed more successfully than the PAPNET(R) Testing System. Such developments could render the PAPNET(R) Testing System less competitive or possibly obsolete, and could have a material adverse effect on the Company. The Company will also be required to compete with respect to product effectiveness, price, manufacturing and slide processing efficiency, marketing capabilities and customer service and support, areas in which it currently has limited experience. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's business is highly dependent on the principal members of its management (including the founder and Chief Executive Officer of the Company, Mark R. Rutenberg), marketing and technical staffs, and the loss of their services might impede the achievement of the Company's business objectives. In addition, the Company's future success will depend in part upon its ability to retain highly qualified management, scientific, technical and marketing personnel. There can be no assurance that the Company will be successful in retaining such qualified personnel or hiring additional qualified personnel. Losses of key personnel could have a material adverse effect on the Company's business. The Company has entered into employment contracts with all of its executive officers.

IMPACT OF TERRITORIAL LICENSE AGREEMENTS

  From 1989 through 1991, the Company entered into various long-term territorial license agreements (the "License Agreements") for the PAPNET(R) Testing System, relating to certain states and metropolitan areas, which together account for approximately 20% of the population of the United States. Pursuant to the License Agreements, each licensee ("Licensee") thereunder is entitled to receive the greater of (i) royalties equal to 50% of the Net Slide Revenue (as defined below) generated from participating laboratories within its territory, not to exceed the Licensee's share of a specified number of slides annually or (ii) a specified percentage of the Company's annual slide processing revenues less certain taxes, commissions and other enumerated expenses, up to specific annual monetary limits for each Licensee. "Net Slide Revenue" is defined as the gross slide processing revenue minus certain costs related to asset-based financing for PAPNET(R) Scanning Stations and related equipment (not to exceed $1.00 per slide) and transportation costs. The Company estimates that the License Agreements will result in royalty expense to the Company of approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such percentage.

  In addition, the provisions of a promissory note dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock and subsequently automatically converted into Common Stock upon consummation of the Company's initial public offering in December 1995 (the "IPO")) granted the holder of the note certain rights to an agreement to be the Company's sole licensee for distribution of the PAPNET(R) system in Canada. The promissory note provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." An agreement has not been negotiated. There can be no assurance that the terms of such agreement when it is negotiated, or the activities of the licensee thereunder, will not have a material adverse effect on the profitability of the Company's business in Canada. Joseph Salamon, a director of the Company until June 20, 1996, is the agent of the record holder of the rights to the Canadian license. See "Business--Territorial Licenses" and "Certain Transactions--Territorial Licenses and Related Agreements."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company has depended and will continue to depend substantially on its proprietary technology. The technology underlying the PAPNET(R) Testing System is protected by five United States patents and similar corresponding foreign patents granted to the Company. The Company also has filed several additional patent applications as to certain other aspects of the Company's technology; however, there can be no assurance that such applications will be granted. There can be no assurance that the Company's issued patents or other patents issued in the future will afford protection from material infringement or that such patents will not be challenged. The Company also relies on trade secrets and proprietary know-how, which it protects, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors.

  The medical device industry has been the subject of extensive litigation regarding patents and other intellectual property rights, and the Company may institute or otherwise be involved in such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement by the Company of proprietary rights of others. The Company has instituted such litigation against NeoPath, a competitor of the Company (see "Business--Competition" and "Business--Legal Proceedings"). An adverse determination in this or other such litigations could limit the value of the Company's issued patents or result in invalidation of those patents, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing and selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

GOVERNMENT REGULATION

  The Company's services, products and manufacturing activities are subject to extensive and rigorous government regulation, including the provisions of the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing without compliance with the premarket approval provisions of products and conducts periodic inspections to determine compliance with its Good Manufacturing Practice ("GMP") regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could affect the timing of, or prevent the Company from obtaining, future regulatory approvals. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that the Company may develop and/or to impose costly requirements on the Company. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect the Company. See "Business--Government Regulation."

LIMITED MARKETING AND SALES HISTORY

  Until it received FDA approval on November 8, 1995, the Company was prohibited from marketing the PAPNET(R) Testing System in the United States. Although the Company has begun marketing the PAPNET(R) Testing System, the Company's worldwide sales and marketing staff as of August 31, 1996 consisted of only 55 persons, and the Company is still in the process of establishing commercial scale customer service, training and support capabilities. The Company intends to market, sell, service and support PAPNET(R) Testing System services through recruitment of its own direct sales force and through cooperation with the existing sales personnel of client clinical laboratories. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel or establish satisfactory relationships with client laboratories, or that the Company's marketing and sales efforts will be successful.

INTERNATIONAL SALES AND OPERATIONAL RISKS

  The Company markets the PAPNET(R) Testing System to customers outside of the United States. In addition, the Company manufactures its PAPNET(R) Scanning Stations in Israel and operates Scanning Centers in Amsterdam and Hong Kong. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the regulatory approval process, governmental controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have established, or may establish, product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. In addition, the Company's business, financial condition and results of operations may be adversely affected by limitations on its ability to repatriate funds, increases in duty rates and difficulties in obtaining export licenses. Finally, certain of the Company's operations are located in Hong Kong. Pursuant to the existing treaty between the Government of the United Kingdom and the People's Republic of China, Hong Kong will revert to and become part of China in July 1997. The Company is uncertain as to the impact that such a change in government will have on its business operations in Hong Kong. There can be no assurance that the Company will be able to successfully commercialize the PAPNET(R) Testing System or any future product in any foreign market. See "Business--Marketing."

FOREIGN EXCHANGE FLUCTUATIONS

  To date, the Company's sales of screening services from commercial use of the PAPNET(R) Testing System have been derived principally from foreign sources. The Company anticipates that international sales will continue to represent a significant portion of its net sales as it executes its plan to establish commercial use of the PAPNET(R) Testing System on a worldwide basis, including in the United States. Neuromedical Systems, Inc., the United States parent company, has provided a significant portion of the financing required for its Netherlands and Hong Kong Scanning Centers through United States dollar-denominated intercompany loans. The Company also maintains its PAPNET(R) Testing System manufacturing facility in Israel. As a result of its international operations and its current financing practices, the Company's operating results are subject to the impact of fluctuations in exchange rates of the currencies in which its foreign operations conduct business versus the United

States dollar. Future currency fluctuations, to the extent not adequately hedged, could have an adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED SLIDE PROCESSING AND MANUFACTURING HISTORY; DEPENDENCE ON SOLE SOURCE SUPPLIERS

  The Company does not have experience with slide processing in commercial-scale quantities or with the manufacture or assembly of PAPNET(R) Scanning Stations in the volumes that will be necessary for the Company to generate significant revenues from the processing of slides on the PAPNET(R) Testing System. The Company may encounter difficulties in scaling up its slide processing operations or production or in hiring and training additional personnel to operate its Scanning Centers or to manufacture its products. Future interruptions in supply or other production problems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has qualified only single sources for certain essential components. Interruptions in the supply of such components might result in production delays and create the need for modifications of the design of the various components of the PAPNET(R) Testing System, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Manufacturing; Research and Development."

IMPACT OF MEDICARE, MEDICAID AND OTHER THIRD-PARTY REIMBURSEMENT

  In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for PAPNET(R) testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its services or reduce the demand for PAPNET(R) testing. In addition, if Medicare and Medicaid do not provide for reimbursement of PAPNET(R) testing, or, if the level of such reimbursement is significantly below the amount laboratories charge patients to perform PAPNET(R) testing, the size of the potential market available to the Company may be reduced. There can be no assurance that costs associated with PAPNET(R) testing will ever become reimbursable or that the level of reimbursement to laboratories for PAPNET(R) testing will achieve or be maintained at levels necessary to permit the Company to generate substantial revenues. See "Business--Third-Party Reimbursement." In the international market, reimbursement by private third-party medical insurance providers, including governmental insurers and payers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party or governmental reimbursement.

HEALTHCARE REFORM

  Recent proposals before Congress have included plans to restructure the delivery and financing of healthcare services in the United States. Such proposals focus on the control and reduction of public and private spending on healthcare, including Medicare and Medicaid, the reform of the methods of payment for healthcare goods and services by both the public and private sectors, and the provision of universal access to healthcare. The Company cannot predict what form such legislation, if any, may take or the effect of such legislation on its business. It is possible that legislation enacted by Congress will contain provisions resulting in limitations which may adversely affect the business, financial position and results of operations of the Company. It is also possible that future legislation either could result in modifications to the nation's public and private healthcare insurance systems, which could affect reimbursement policies in a manner adverse to the Company, or could encourage integration or reorganization of the healthcare delivery system in a manner that could adversely affect the Company.

The Company cannot predict what other legislation, if any, relating to its business or to the healthcare industry may be enacted, including legislation relating to third-party reimbursement, or what effect any such legislation may have on its business, financial position and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

  There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, sales and marketing efforts, manufacturing and slide processing operations, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to market and sell itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LITIGATION; POTENTIAL UNAVAILABILITY OF INSURANCE

  The commercial screening of Pap smears has been characterized by significant malpractice litigation. As a result, the Company faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its PAPNET(R) Testing System or other future potential products is alleged to have resulted in a false negative diagnosis. While PAPNET(R) is a supplemental test and does not purport to diagnose any slide, there can be no assurance that the Company will avoid significant liability. There also can be no assurance that the Company will be able to obtain adequate insurance coverage or that, if obtained, such coverage will continue to be available at an acceptable cost, if at all. Consequently, such claims could have a material adverse effect on the business or financial condition of the Company.

  On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company (see "Business--Competition"), in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) System and the Company's PAPNET(R) Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET(R) Testing System, and its effectiveness relative to NeoPath's AutoPap(R) System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of this lawsuit will be significant during 1996 and 1997.

  On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that, pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of Common Stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants to which they claim they are entitled under such contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and certain of its officers and directors totaling $114 million and punitive damages totaling $175 million. The defendants have moved to dismiss the Amended Complaint, and such motion is currently under consideration by the court. The Company intends to defend vigorously this action. The Company believes that, in any event, the damages claimed bear no relation to the harm alleged and believes that an adverse judgment in this case would not have a material adverse effect on the Company. See "Business--Legal Proceedings" and Note 10 to the Company's Consolidated Financial Statements.

DILUTION; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  The Company has outstanding options and warrants to purchase Common Stock at prices that may be below the per share price to purchasers of the Company's Common Stock in the market. The exercise of such options and warrants may have a dilutive effect on the purchaser's investment. As of September 9, 1996, the Company had 29,493,606 issued and outstanding shares of Common Stock and outstanding options and warrants which are exercisable into 4,418,490 additional shares of Common Stock. See "Description of Capital Stock--Options and Warrants."

ANTI-TAKEOVER PROVISIONS; STOCKHOLDER RIGHTS PLAN

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws") contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate and By-Laws, among other things, (i) classify the Board of Directors of the Company (the "Board") into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) prohibit action by stockholders by written consent, (iv) require advance notice of stockholder nominations and proposals and (v) preclude stockholders from calling a special meeting of stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board. The Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, the Company has adopted a stockholder rights plan. The stockholder rights plan, as well as the Certificate and By-Laws provisions described above, could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company and could otherwise adversely affect the market price of the Common Stock. See "Description of Capital Stock" and "Certain Charter and By-Laws Provisions."

CONTROL BY EXISTING STOCKHOLDERS

  As of September 9, 1996, officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company, together with entities affiliated with them, beneficially owned approximately 50.3% of the Common Stock of the Company. As of September 9, 1996, Goldman, Sachs & Co., and certain of its affiliates (including certain investment limited partnerships), owned 22.9% of the Common Stock of the Company (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of warrants and options to acquire Common Stock). In the event that certain entities affiliated with Goldman, Sachs

& Co. own in excess of 25% of the Common Stock of the Company (but not including certain securities), Goldman, Sachs & Co. would be precluded from making a market in the Common Stock. Officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company may be able to control the election of all members of the Board and determine corporate actions. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Common Stock. As of September 9, 1996, the Company had outstanding 29,493,606 shares of Common Stock of which 21,290,433 shares of Common Stock were eligible for sale and not subject to restriction. The remaining 8,203,173 shares of Common Stock, issued prior to the IPO, have become or will become eligible for sale from time to time under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company has filed a registration statement under the Securities Act, covering Common Stock issued pursuant to the Neuromedical Systems, Inc. 1993 Stock Incentive Plan, as amended and restated October 25, 1995 (the "Incentive Plan"). See "Management--Stock Incentive Plan" and "Shares Eligible for Future Sale."

  The Company may, and it may be obligated to, register 12,535,546 shares of Common Stock for sale pursuant to registration rights which have been granted to certain holders of the Company's securities. These registration rights could prevent or limit the ability of the Company to sell shares for its own account, could adversely affect the market price of the Common Stock and could require the Company to incur significant expenses. See "Shares Eligible for Future Sale--Registration Rights."

LIMITED PRIOR PUBLIC MARKET; LIQUIDITY; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the IPO, there was no public market for the Common Stock. The Common Stock is quoted on the Nasdaq National Market System, under the symbol "NSIX." There can be no assurance that an active public market for the Common Stock can be sustained. The market price of the Common Stock could fluctuate significantly as a result of the Company's financial results, regulatory approval filings, clinical studies, technological innovations or new commercial products introduced by the Company or its competitors, developments concerning patents or proprietary rights, trends in the healthcare industry or in healthcare generally, litigation, the adoption of new laws or regulations or new interpretations of existing laws or regulations and other factors. The underwriters of the Company's IPO have informed the Company that, subject to applicable laws and regulations, they intend to make a market in the Common Stock. They are not obligated to do so, however, and any such market-making may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Common Stock, which may affect their ability to continue market-making activities. See "Plan of Distribution."

DIVIDEND POLICY

  The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and subject to certain limitations under the General Corporation Law of the State of Delaware and will depend upon the Company's results of operations, financial condition, other contractual restrictions and other factors deemed relevant by the Board. See "Price Range of Common Stock and Dividend Policy."

INVESTMENT COMPANY ACT CONSIDERATIONS

  The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. The Company believes that it is, and intends to remain, primarily engaged in businesses other than investing, reinvesting, owning, holding or trading in securities. The Company has temporarily invested the net proceeds of the IPO, pending their use, in a manner so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment may result in the Company's obtaining lower yields on the funds invested than might be available in the securities market generally. There can be, however, no assurance that such investments and utilization can be maintained, or that any other exemption would be available, so as to enable the Company to avoid the registration requirements of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company priced the IPO on December 7, 1995. Since that date, the Common Stock has traded on the Nasdaq National Market System under the symbol "NSIX."

  The following table sets forth the price range of high and low last sale prices per share for the Common Stock on the Nasdaq National Market System for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

                                                                HIGH      LOW
                                                              --------- -------
      Fourth Quarter 1995 (since December 7, 1995)...........   $20 7/16 $18 3/4
      First Quarter 1996.....................................    26 1/2   18 7/8
      Second Quarter 1996....................................    23 1/8   15
      Third Quarter 1996 through September 9, 1996...........    16 5/8   11 3/8

  On September 9, 1996, the last reported sale price of the Common Stock was $14 7/8 per share. On September 9, 1996, there were 361 holders of record of the Common Stock.

  The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Board and subject to certain limitations under the General Corporation Law of the State of Delaware and will depend upon the Company's results of operations, financial condition, other contractual restrictions and other factors deemed relevant by the Board.

                       CAPITALIZATION AND CASH POSITION

  The following table sets forth the capitalization and cash position of the Company as of June 30, 1996 (unaudited). This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                  JUNE 30, 1996
                                                                  -------------
                                                                   (UNAUDITED)
Cash and cash equivalents........................................ $ 95,827,000
                                                                  ============
Current portion of long-term debt and capital lease obligations.. $  1,510,000
                                                                  ============
Long-term debt and capital lease obligations..................... $  6,120,000
Stockholders' equity:
  Preferred Stock, $0.0001 par value; authorized 10,000,000
   shares; none issued and outstanding...........................          --
  Common Stock, $0.0001 par value; authorized 100,000,000 shares;
   29,319,203 issued and outstanding.............................        3,000
  Additional paid-in capital.....................................  175,562,000
  Accumulated deficit............................................  (74,575,000)
  Foreign currency translation...................................      311,000
                                                                  ------------
Total stockholders' equity....................................... $101,301,000
                                                                  ------------
Total capitalization............................................. $107,421,000
                                                                  ============

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The selected consolidated financial data for the years ended December 31, 1993, 1994 and 1995 are derived from the Company's consolidated financial statements for those years which have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The selected consolidated financial data for the six-month period ended June 30, 1995 are derived from the Company's audited consolidated financial statements not included herein. The selected consolidated financial data for the year ended December 31, 1992 are derived from the Company's financial statements for that year which have been audited by other independent auditors. The selected consolidated financial data for the year ended December 31, 1991 are derived from the Company's unaudited financial statements. The selected consolidated financial data for the six-month period ended June 30, 1996 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair and consistent presentation of such information.

                                                                                                 SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                                  JUNE 30,
                         ------------------------------------------------------------------  -------------------------
                            1991         1992          1993          1994          1995         1995          1996
                         -----------  -----------  ------------  ------------  ------------  -----------  ------------
                         (UNAUDITED)                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues
 Slide Processing......  $       --   $   216,000  $    502,000  $  1,238,000  $  2,475,000  $ 1,067,000  $  1,668,000
 License Fees..........      575,000          --            --            --            --           --            --
                         -----------  -----------  ------------  ------------  ------------  -----------  ------------
 Total Revenues........  $   575,000  $   216,000  $    502,000  $  1,238,000  $  2,475,000  $ 1,067,000  $  1,668,000
Costs and Expenses
 Cost of Sales.........  $       --   $   607,000  $  2,045,000  $  4,503,000  $  6,478,000  $ 2,894,000  $  3,624,000
 Marketing.............          --       320,000       615,000     2,878,000     6,268,000    2,112,000     7,373,000
 Research and
  Development..........      227,000      883,000     1,137,000     4,305,000     5,172,000    2,557,000     3,079,000
 General and
  Administrative.......    2,659,000    2,638,000     2,984,000     3,151,000     6,017,000    2,366,000     3,556,000
 Stock issued pursuant
  to a settlement
  agreement............          --           --            --            --      1,652,000          --            --
 Vesting of performance
  options at initial
  public offering......          --           --            --            --      6,100,000          --            --
                         -----------  -----------  ------------  ------------  ------------  -----------  ------------
 Total Costs and
  Expenses.............  $ 2,886,000  $ 4,448,000  $  6,781,000  $ 14,837,000  $ 31,687,000  $ 9,929,000  $ 17,632,000
                         -----------  -----------  ------------  ------------  ------------  -----------  ------------
 Loss from Operations..  $(2,311,000) $(4,232,000) $ (6,279,000) $(13,599,000) $(29,212,000) $(8,862,000) $(15,964,000)
Interest Income........        6,000       19,000        59,000       170,000       548,000       74,000     2,808,000
Interest Expense.......     (579,000)    (255,000)     (562,000)     (393,000)     (924,000)    (480,000)     (484,000)
Foreign Exchange.......          --           --            --          3,000       160,000      348,000      (585,000)
                         -----------  -----------  ------------  ------------  ------------  -----------  ------------
Net Loss...............  $(2,884,000) $(4,468,000) $ (6,782,000) $(13,819,000) $(29,428,000) $(8,920,000) $(14,225,000)
                         ===========  ===========  ============  ============  ============  ===========  ============
 Pro Forma Net Loss Per
  Share(1).............                                          $      (0.84) $      (1.67) $     (0.53) $      (0.49)
                                                                 ============  ============  ===========  ============
 Common and common
  share equivalents
  used in computing per
  share amounts........                                            16,500,000    17,644,000   16,805,000    28,949,000
                                                                 ============  ============  ===========  ============
                                                  DECEMBER 31,
                         ------------------------------------------------------------------                 JUNE 30,
                            1991         1992          1993          1994          1995                       1996
                         -----------  -----------  ------------  ------------  ------------               ------------
                         (UNAUDITED)                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash
 Equivalents...........  $   101,000  $   337,000  $  5,825,000  $  1,235,000  $114,143,000               $ 95,827,000
Working Capital
 (Deficit).............   (1,896,000)  (1,798,000)    6,703,000    (2,451,000)  109,113,000                 91,502,000
Total Assets...........    3,375,000    3,758,000    12,863,000    13,173,000   127,348,000                113,932,000
Long-term Debt Less
 Current Portion.......    2,989,000      250,000       635,000     2,769,000     4,036,000                  3,942,000
Capital Lease
 Obligations Less
 Current Portion.......      341,000      163,000        60,000     1,421,000     2,014,000                  2,178,000
Accumulated Deficit....   (5,853,000) (10,321,000)  (17,103,000)  (30,922,000)  (60,350,000)               (74,575,000)
Stockholders' Equity
 (Deficit).............   (1,955,000)   1,176,000     9,846,000     3,806,000   114,667,000                101,301,000

-------
(1) Pro Forma Net Loss Per Share for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1995 is set forth on a pro forma basis to give effect to the conversion of all convertible preferred stock into Common Stock upon consummation of the IPO. The six-month period ended June 30, 1996 is presented on a historical basis. See Note 1 of the Notes to the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's principal activities since its founding in 1988 have been research and product and organizational development. The Company was established to develop, manufacture and market systems for computer-assisted screening of Pap smears and other cytological specimens. The Company's revenues have been derived primarily from (i) sales of PAPNET(R) testing services, (ii) sales of License Agreements (prior to 1992) and (iii) interest income.

  The PAPNET(R) Testing System was approved by the FDA for commercial use in the United States on November 8, 1995. Prior to that time, the PAPNET(R) Testing System was permitted to be utilized in the United States on an investigational basis only, and the Company was permitted to derive revenue with respect thereto only to recover certain of its costs. The Company, however, was previously selling PAPNET(R) testing services for commercial use outside of the United States. The Company has established three designated facilities (the "Scanning Centers"), one each in the United States, The Netherlands and Hong Kong. The Netherlands operation has scanned slides from customers in Europe, South Africa and Canada, while the Hong Kong operation has scanned slides from Asia and Australia. See Note 5 to the Company's Consolidated Financial Statements for the year ended December 31, 1995, included herein, for information regarding the Company's revenues, net loss and identifiable assets by geographic area.

  The Company has incurred net losses since inception through June 30, 1996 of $74,575,000 and has to date generated only limited commercial revenues. Because the PAPNET(R) Testing System has now been approved by the FDA, the Company is increasing the scale of its operations to commercial levels in the United States. Management of the Company believes that its existing cash resources will be sufficient to fund the increase in the scale of the Company's operations and to meet its cash requirements during the commercialization process. The Company's past results of operations reflect its developmental or early commercial stage and are not necessarily indicative of the results from operations that may be expected as the scale of its operations increases.

  Statements in this discussion which are not historical facts, including statements about the Company's confidence and strategies and its expectations about demand for and acceptance of the PAPNET(R) Testing System are forward looking statements that involve risks and uncertainties. These include, but are not limited to, the Company's reliance on a single product, competition, dependence on key personnel, the impact on the Company of its territorial license agreements, dependence on patents and proprietary technology, government regulation of both products and advertising, limited marketing and sales history, the impact of third-party reimbursement decisions, risk of litigation and other risks detailed herein. See "Risk Factors."

RESULTS OF OPERATIONS

  The Company's results of operations have fluctuated significantly from year to year and quarter to quarter, principally due to variations in the level of expenditures relating to its clinical trials, research projects, marketing and sales programs and international expansion. The Company's results of operations are expected to continue to fluctuate significantly and may continue to result in substantial losses.

  From inception through June 30, 1996, the Company experienced negative gross margins due to the significant underutilization of its scanning and manufacturing operations which occurred as a result of the need to establish these capabilities prior to FDA approval and the anticipated expansion of the Company's marketing and sales activities since such approval.

  The Company expects that costs and expenses will increase significantly in the second half of 1996 and during 1997 as the Company expands its commercial operations, including marketing, sales, manufacturing, slide processing, royalty payments, research and administrative activities, to meet the anticipated increase in market demand.

  To establish PAPNET(R) testing in the United States as the standard of care in Pap smear analysis, the Company is executing a three-step sequential marketing approach that targets (i) its direct clients, the clinical laboratories that perform Pap smear testing, (ii) gynecologists and those primary care physicians and other clinicians who take Pap smears and can order PAPNET(R) testing and (iii) women, to encourage them to request PAPNET(R) testing or to agree to it if it is recommended by a clinician. The Company believes that significant revenue growth in the United States depends upon effective marketing to all three target audiences.

  The Company planned to begin direct-to-consumer advertising after it determined that an adequate distribution network of laboratories was established and that clinician awareness of the PAPNET(R) test was sufficiently high to motivate clinicians to prescribe or recommend the test. During the second quarter of 1996 the Company made significant progress in building laboratory distribution and physician awareness. Accordingly, the Company initiated direct-to-consumer advertising in August of 1996, while continuing to market to laboratories and clinicians. The Company is also marketing to insurers, managed care organizations and other third-party payers concerning reimbursement for PAPNET(R) testing.

  In addition, in September 1996, the Company entered into a co-promotion agreement with the Women's Healthcare Group of the Parke-Davis division of Warner-Lambert Company. According to the terms of that agreement, members of the Parke-Davis field sales force will present PAPNET(R) testing promotional materials to physicians when making sales calls regarding Parke-Davis Loestrin(R) oral contraceptives. Although the Company does not expect that Parke-Davis's activities will have a significant direct impact on sales, the Company anticipates that this program will increase awareness of PAPNET(R) testing in the clinician's office, and that interested doctors will contact the Company's own sales representatives for more detailed presentations. Activities under the agreement are scheduled to begin in October 1996 after the Parke-Davis sales force has been provided with PAPNET(R) product training and educational materials. The co-promotional effort is expected to continue into early 1997.

  Interest expense is expected to increase in the future as the Company borrows to fund expansion of its manufacturing, slide processing and marketing capabilities, including the installation of additional PAPNET(R) Scanning Stations at the Company's Scanning Centers. It is expected that this increase will continue to be substantially offset during 1996 by the interest income from the investment of the Company's cash, including the proceeds of the Company's IPO.

  The impact of inflation and changing prices on the Company's revenues and costs has not been significant.

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

  Total revenues for the six months ending June 30, 1996 were $1,668,000, an increase of 56% from $1,067,000 during the corresponding period of 1995. This increase was due primarily to higher unit pricing in 1996 compared to 1995 and to increased unit volume in the United States.

  The Company's efforts during the first half of 1996 were focused on building distribution for PAPNET(R) testing in the United States, which involves training cytotechnologists and pathologists and equipping laboratories, as well as educating gynecologists in areas where there are laboratories that can provide PAPNET(R) testing. During the quarter ended June 30, 1996, PAPNET(R) testing became available through 49 additional laboratories, bringing the total number of sites able to provide the PAPNET(R) test to 138 by the end of the quarter.

  During the second quarter of 1996, in the United States, the Company scanned Pap smears from 75 different laboratories in 34 states. The Company increased its world-wide marketing and sales headcount by twelve to a total of 53 persons during the quarter. The Company expects to continue to expand its marketing and sales personnel during the second half of 1996, which will increase the number of sales personnel calling on both laboratories and clinicians.

  Revenue increased during the six-month period ending June 30, 1996, compared to the corresponding period of 1995, in the United States and internationally. The rate of increase internationally was reduced by a decline in revenue in Canada that was due primarily to a decision by the Company's client laboratories in Ontario, Canada to begin processing slides only for patients who would pay for the PAPNET(R) test, rather than testing a specified minimum number of slides each month.

  Total costs and expenses for the six-month period ending June 30, 1996 were $17,632,000, compared to $9,929,000 during the corresponding period of 1995, an increase of $7,703,000. This increase was primarily the result of higher sales and marketing expenses, which increased to $7,373,000 in 1996 from $2,112,000 during the corresponding period of 1995. The increase in sales and marketing expenses of $5,261,000 was due primarily to costs associated with the launch of the PAPNET(R) Testing System in the United States, including salaries for additional personnel, advertising and promotion costs. In addition, the Company's cost of sales, research and development and general and administrative expenses also increased during the first six months of 1996 as compared to the corresponding period of 1995, although at a slower rate than sales and marketing expenses. These increases were due primarily to the expansion of the administrative and technical infrastructure of the Company to support commercial activities in both the United States and overseas, along with the additional costs of being a public company following the Company's IPO.

  Interest income for the first six months of 1996 was $2,808,000 compared to $74,000 during the first six months of 1995. This increase was due primarily to the Company's significantly higher levels of cash and cash equivalent balances in 1996 as a result of the IPO, equity sales to private investors during the third quarter of 1995 and the exercise of certain warrants by investors in December 1995.

  Interest expense during the first six months of 1996 was $484,000 compared to $480,000 during the corresponding period of 1995. There were no material changes to the level of debt and capital lease obligations between the two periods.

  The Company incurred an unfavorable foreign exchange loss of $585,000 during the first six months of 1996 compared to a foreign exchange gain of $348,000 during the corresponding period of 1995. Both the 1996 loss and the 1995 gain were caused by fluctuations in exchange rates on dollar-denominated intercompany loans.

  The Company incurred a net loss during the first six months of 1996 of $14,225,000 compared to a net loss of $8,920,000 during the same period of 1995. The increased net loss was due primarily to the increase in marketing and sales expenses and to the expansion of the Company's administrative and technical infrastructure relating to the commercial launch of the PAPNET(R) Testing System in the United States.

FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  Total revenues for the year ended December 31, 1995 were $2,475,000, an increase of $1,237,000 from the 1994 level of $1,238,000. This increase was due to the expansion of the Company's sales in international markets and expanded investigational use of the PAPNET(R) Testing System in the United States. Total revenues for the year ended December 31, 1994 were $1,238,000 compared to $502,000 for 1993. This increase primarily reflects the establishment of new marketing operations in Europe, Hong Kong, Canada and Mexico and the generation of limited investigational revenues in the United States.

  Total costs and expenses for the year ended December 31, 1995 were $31,687,000 compared to $14,837,000 in 1994. This increase was the result of increases in research and clinical development programs associated with the support of the Company's FDA application, expansion of the Company's marketing, slide processing and manufacturing capabilities in anticipation of launching the PAPNET(R) Testing System in the United States and other countries, expansion of the administrative infrastructure needed to support commercial activities, approximately $800,000 of employee bonus awards and the expense of two non-cash charges totaling $7,752,000 that were recognized in the fourth quarter of 1995. One of these non-cash charges, in the amount of $1,652,000, resulted from the terms of a settlement agreement entered into with the Licensees in December 1995. The other non-cash charge, in the amount of $6,100,000, related to the vesting of 568,058 employee performance stock options upon the completion of the IPO. Total costs and expenses were $14,837,000 for the year ended December 31, 1994 compared to $6,781,000 for 1993. This increase was the result of higher expenses for research and development of the Company's PAPNET(R) Testing System and costs associated with filing the Company's FDA application, higher manufacturing costs due to increased production volumes of the Company's PAPNET(R) Testing System and the establishment of the manufacturing facility in Israel, increased sales and marketing expenses associated with the establishment of operations in Europe and Hong Kong and additions to the Company's management team in various functional areas.

  Interest income for the year ended December 31, 1995 was $548,000 compared to $170,000 in 1994. This change was primarily related to higher average cash and cash equivalent balances during 1995, mostly associated with the IPO, equity sales to private investors and the exercise of certain warrants by investors. Interest income was $170,000 in 1994 compared to $59,000 in 1993. This increase was due primarily to corresponding fluctuations in the levels of cash, cash equivalents and short-term investments resulting from the issuance of equity securities.

  Interest expense for the year ended December 31, 1995 was $924,000 compared to $393,000 in 1994. This increase was primarily the result of additional debt incurred to finance capital equipment additions, primarily related to the Company's PAPNET(R) Scanning Stations and to government guaranteed loans received under the State of Israel "Approved Enterprise" program. Interest expense was $393,000 for the year ended December 31, 1994 compared to $562,000 for 1993. This decrease was primarily due to the recognition of $300,000 of interest expense in 1993 in connection with a settlement agreement under which the Company repurchased shares of its common stock from certain former stockholders, offset partially by an increase primarily associated with additional debt incurred to finance the Company's production and installation of PAPNET(R) Scanning Stations.

  The Company recorded a foreign exchange gain of $160,000 during 1995 compared to $3,000 in 1994. Both the 1995 gain and the 1994 gain were caused by fluctuations in exchange rates on dollar-denominated intercompany loans.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since its inception primarily by the issuance of equity securities, sales of PAPNET(R) Testing System services, funds received for the License Agreements (prior to 1992), interest earned on cash, cash equivalents and short-term investments and proceeds from notes, bank loans and equipment leasing arrangements.

  The Company's combined cash and cash equivalents totaled $95,827,000 at June 30, 1996, a decrease of $18,316,000 from December 31, 1995. During the first six months of 1996, the Company used $13,305,000 for operating activities, $5,126,000 for investing activities and a net use of $481,000 for financing activities, including the deposit of $1,250,000 of cash into a restricted certificate of deposit as security collateral on a letter of credit for the lease of the Company's new scanning facility in New Jersey.

  The primary uses of cash and cash equivalents during the first six months of 1996 were $14,225,000 (inclusive of $1,628,000 of non-cash expenses) to finance the Company's net loss,

$5,126,000 to purchase capital equipment, primarily for the manufacture of PAPNET(R) Scanning Stations to support the expansion of the Company's commercial activities, $1,113,000 to repay notes, bank loans and capital lease obligations, the aforementioned deposit of $1,250,000 of cash into a restricted certificate of deposit as security collateral on a letter of credit and $708,000 to finance changes in operating assets and liabilities.

  The primary sources of cash and cash equivalents during the first six months of 1996 were $962,000 from proceeds of lease finance transactions (sale/lease-backs), proceeds of $595,000 from notes and bank loans and $325,000 from the issuance of common stock, primarily associated with the exercise of Common Stock warrants and options. Changes to the components of working capital and other items accounted for the remainder of the net change in cash and cash equivalents.

  During the year ended December 31, 1995, the Company used $16,799,000 for operating activities and $5,008,000 for investing activities, while generating $134,950,000 from financing activities, primarily from the sale of equity securities and the exercise of certain warrants by investors. The primary uses of cash and cash equivalents during the year ended December 31, 1995 were $29,428,000 (inclusive of $10,898,000 of non-cash expenses) to finance the Company's net loss, $5,008,000 to purchase capital equipment, primarily for the manufacture of PAPNET(R) Scanning Stations to support the expansion of the Company's commercial activities and $1,647,000 to repay notes, bank loans and capital lease obligations. The primary sources of cash and cash equivalents during 1995 were $19,325,000 from the issuance of convertible preferred stock to private investors (all of which automatically converted into Common Stock upon the consummation of the IPO), $18,500,000 from the exercise of warrants by investors, $1,354,000 from proceeds of lease finance transactions (sale/lease-backs), $1,774,000 from notes and bank loans and $94,725,000 from the IPO. Changes to the components of working capital and other items accounted for the remainder of the net change in cash and cash equivalents.

  During the year ended December 31, 1994, the Company used $10,962,000 for operating activities, primarily to fund the 1994 net loss of $13,819,000 (inclusive of $1,915,000 of non-cash expenses). In addition, the Company invested $7,295,000 to purchase property and equipment, primarily related to the expansion of the Company's overseas facilities and the manufacture of PAPNET(R) Scanning Stations and related equipment. The Company was able to offset partially its operating and investing cash requirements through various financing activities, including the issuance of $7,500,000 of convertible preferred stock to investors (all of which automatically converted into Common Stock upon the consummation of the IPO) and proceeds from additional debt and equipment financing arrangements of $4,675,000. Changes to the components of working capital and other items accounted for the remainder of the net change in cash and cash equivalents.

  The significant increase in cash used for operations during 1994 and 1995, when compared with earlier years, is primarily the result of higher expenses for research and clinical development programs associated with the filing and support of the Company's FDA application, expansion of the Company's marketing, slide processing and manufacturing capabilities in anticipation of launching the PAPNET(R) Testing System in the United States and other countries, expansion of the administrative infrastructure needed to support commercial activities, higher manufacturing costs due to increased production volumes of the Company's PAPNET(R) Testing System and the establishment of the Company's manufacturing facility in Israel and slide processing centers in The Netherlands and Hong Kong.

  As of December 31, 1995, the Company's debt and capital lease obligations totaled $7,313,000. The amount of combined payments of the outstanding debt and capital lease obligations including related interest for the five years succeeding December 31, 1995 was approximately $1,558,000 in 1996, $2,037,000 in 1997, $2,941,000 in 1998, $1,166,000 in 1999 and $111,000 in 2000. The
Company's commitments for payments under non-cancelable operating leases for the five years succeeding December 31, 1995 are approximately $1,176,000 in 1996, $1,156,000 in 1997, $828,000 in 1998, $585,000 in 1999 and $219,000 in
2000.

  The Company anticipates that its use of cash will be substantial for the foreseeable future. In particular, the Company anticipates that expenditures will continue to increase significantly in 1996 and 1997 due to the cost of the marketing launch of the PAPNET(R) Testing System in the United States, the increased cost of marketing and sales programs in overseas markets and the expansion of research and development programs for additional clinical indications and claims. The Company estimates that, during 1996, it will invest approximately $5.0 million for working capital purposes and approximately $13.0 million for capital expenditures and leasehold improvements, primarily associated with the manufacture or purchase of PAPNET(R) Scanning Stations and related equipment, PAPNET(R) Review Stations and facility leasehold improvements. Although funding for these capital expenditures is expected to be available out of the Company's cash resources, management of the Company believes that it may be desirable for the Company to finance certain of such capital expenditures through additional debt or capital lease obligations. There can be no assurance, however, that such financing can be obtained by the Company or, if it is obtained, that the terms thereof will be reasonable.

  The Company anticipates that its current cash and cash equivalents will be sufficient to enable the Company to meet its future operating requirements. The Company, however, does not expect to generate a positive internal cash flow in the foreseeable future due to the expected increases in capital expenditures, working capital requirements and ongoing losses during the next year, including the expected cost of commercializing the PAPNET(R) Testing System. The Company may need to arrange additional equity or debt financing for the future operation of its business. There can be no assurance that such financing can be obtained or, if it is obtained, that the terms thereof will be reasonable. The Company plans to invest excess funds in short-term instruments, including money market funds.

  For the six months ending June 30, 1996, the Company's operating results reflect foreign exchange losses of $585,000 and its financial position as of that date reflects a foreign currency translation effect of $311,000. As discussed in detail below, the Company is subject to foreign currency exchange rate risk because (i) it has investments in its foreign subsidiaries, (ii) it derives a significant portion of its revenues and incurs a significant portion of its costs and expenses in the local currencies of the countries in which its subsidiaries are transacting business and (iii) it finances the operations of such subsidiaries substantially through dollar-denominated intercompany loans which are recorded on the books of the subsidiaries in their respective local currencies. Fluctuations in exchange rates have not had a material impact on the Company's revenues or costs and expenses, but have affected the value of its equity investments and intercompany loans.

  At December 31, 1995, the Company had available United States net operating loss carryforwards of approximately $39,600,000 that will expire in the years 2004 through 2010 and cumulative deductible temporary differences of approximately $8,000,000. The Company also has foreign net operating losses of approximately $5,000,000 that are available to offset the separate taxable incomes of certain foreign subsidiaries. These losses may be carried forward indefinitely. In addition, at December 31, 1995, the Company also had approximately $950,000 of United States research and development credits available which will expire in the years 2004 through 2010. The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of United States net operating loss carryforwards and tax credit carryforwards in periods following a corporate "ownership change." In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% Stockholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three-year testing period. As a result of changes in the Company's ownership, the utilization of a substantial portion of the Company's available United States net operating loss carryforwards and tax credit carryforwards will be subject to annual limitations. It is management's belief, however, that, since such annual limitations are determined based on the value of the Company immediately prior to the ownership changes, a significant portion of the carryforwards will be available annually should the Company become profitable in future tax years.

  From inception through June 30, 1996, the Company's sales of PAPNET(R) testing services for commercial use have been derived principally from foreign sources. Although the Company expects United States revenues to increase faster than non-United States revenues, the Company anticipates that international sales will continue to represent a significant portion of its net sales as it executes its plan to establish commercial use of the PAPNET(R) Testing System on a worldwide basis. In addition, Neuromedical Systems, Inc., the United States parent company, has provided a significant portion of the financing required for its subsidiaries in the Netherlands, Australia, Israel and Hong Kong through intercompany loans and equity investments denominated in United States dollars. As a result of its international operations and its current financing approach, the Company's operating results are subject to the impact of fluctuations in exchange rates of the currencies in which its foreign operations conduct business versus the United States dollar. The Company is exposed to gains and losses with respect to Australian dollars and several European currencies (predominately Dutch guilders) because the Company's subsidiaries invoice for slide processing services and incur costs and expenses in local currencies. Certain of the Company's and its subsidiaries' revenues and expenses are in Hong Kong dollars and Israeli shekels, the values of which are presently tied to the United States dollar and, therefore, are not currently subject to material fluctuations. There can be no assurance, however, that the exchange rate between the United States dollar and these currencies will not fluctuate in the future. To date, the Company has not implemented a program to hedge its foreign currency risk, but may do so in the future.

  On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of common stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants they claim they are entitled to under these contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's former directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and one of its officers and a former director totaling $114 million and punitive damages totaling $175 million. The defendants have moved to dismiss the Amended Complaint. Such motion is currently under consideration by the court. The Company intends to vigorously defend this action. The Company believes that, in any event, the damages claimed bear no relation to the harm alleged and believes an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

  On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company (see "Business--Competition"), in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) System and the Company's PAPNET(R) Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET(R) Testing System, and its effectiveness relative to NeoPath's AutoPap(R) System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of this lawsuit will be significant during 1996 and 1997.

                                   BUSINESS

OVERVIEW

  Neuromedical Systems, Inc. is a healthcare technology company focused on diagnostic screening applications to aid in the early detection of certain cancers. During the past five years, the Company and its subsidiaries have been primarily engaged in the development, manufacturing and marketing of the PAPNET(R) Testing System, and the scanning of cervical smears at its slide processing facilities. The Company's first and, to date, only product, the PAPNET(R) Testing System, was approved for commercial use in the United States by the FDA on November 8, 1995 and, in January 1996, the Company initiated the first two stages of its United States marketing program, to laboratories and clinicians. As of August 31, 1996, the PAPNET(R) test was available through approximately 140 laboratories in the United States alone. While continuing to market to laboratories and clinicians, the Company initiated the third stage of its United States marketing program, direct-to-consumer advertising, in August 1996. See "--Marketing." The Company's objective is to establish the use of its PAPNET(R) Testing System as the new standard of care in cervical cancer screening.

  The PAPNET(R) Testing System is a supplemental test to aid laboratories in the detection of abnormal cells on Pap smears which were not detected by standard manual microscopic inspection. When used to supplement manual screening of Pap smears, PAPNET(R) testing has been shown to increase the detection of cervical abnormality by up to 30% when compared to manual screening with routine manual quality control rescreening. The Company believes that this improved detection can result in more effective and less costly early treatment, reduced morbidity and mortality for patients and reduced possibility of malpractice litigation for the patient's doctor and laboratory. The PAPNET(R) Testing System can achieve these improvements without requiring a modification of the standard Pap smear sample due to its use of a patented combination of algorithmic and adaptive pattern recognition technology, a form of artificial intelligence. The Company and its subsidiaries manufacture the PAPNET(R) Testing System and market and provide processing services which utilize the PAPNET(R) Testing System.

  Pap smears are widely used in North America, Europe and other developed areas to aid in the early detection of cervical cancer and precancerous conditions. The Company estimates that there are more than 50 million Pap smears screened annually in the United States alone. Pap smears can reveal early changes in cervical cells that precede or indicate the development of cancer, thereby facilitating timely medical intervention. The Company estimates that more than 2,000,000 cases of precancerous cervical abnormalities are diagnosed in the United States annually. The American Cancer Society projects that, in 1996, there will be approximately 15,700 new cases of invasive cervical cancer diagnosed in the United States and projected that, in 1995, there would be approximately 65,000 cases of cervical carcinoma in situ. Women diagnosed with carcinoma in situ typically are treated with either extensive conization (removal of a portion of the uterus) or by hysterectomy, and women diagnosed with invasive cervical cancer are treated with hysterectomy and/or radiotherapy. Notwithstanding such treatments, approximately 4,900 women are expected to die of the disease in the United States in 1996. Outside of the United States, where cervical cancer screening is less prevalent, more than 450,000 new cases of cervical cancer are diagnosed each year. Almost all deaths due to cervical cancer could be prevented with early-stage detection and treatment.

  When precancerous conditions are detected on Pap smears, they are usually treatable using simple procedures in the physician's office. If abnormal cells on the Pap smear are not detected by the laboratory, however, the patient may be incorrectly told that her Pap smear is negative, and significant morbidity (including, for example, hysterectomies) or mortality may occur as a result. In addition, when a laboratory does fail to diagnose a positive Pap smear correctly, its defense of any resulting lawsuit may be difficult, because all Pap smear slides are retained in the laboratory's archive for five years pursuant to federal law and therefore are available for re-examination.

  Unlike most other high-volume laboratory tests, the cytological evaluation (the visual examination of cells) of the cervical Pap smear is performed manually. Specially trained medical technicians, known as cytotechnologists, screen up to 100 Pap smears per day using standard light microscopes, usually at 100x magnification. Each of these smears may contain hundreds of thousands of normal cells. The few smears that are abnormal may contain only a small number of abnormal cells (as few as 20) scattered among the vast number of normal cells. The manual screening of Pap smears has been appropriately characterized as extremely taxing and inherently prone to error, and has often been compared to searching for a needle in a haystack or to proofreading a long document to find a few spelling errors. As a result, manual screening false-negative rates ranging from 10% to 40% of true positives have been commonly reported in the medical literature over the last 20 years. See "--The Cervical Pap Smear Problem."

  The PAPNET(R) Testing System is a computerized image processing service provided to laboratories. The laboratory performs PAPNET(R) testing when specifically requested by clinicians, patients or third-party payers who wish to minimize the probability of false negatives and their attendant medical and legal consequences. Slides first diagnosed by a laboratory as "negative" using manual inspection are sent to Scanning Centers for imaging on a PAPNET(R) Scanning Station, which is designed to inspect the hundreds of thousands of cells and other objects on the slide. The PAPNET(R) Scanning Stations' proprietary neural network computers are designed to select color images of 128 potentially abnormal cells and cell clusters from each slide for detailed video review (whether or not they are, in fact, abnormal). These 128 images from each slide are recorded on a digital tape cassette which is returned to the client laboratory within two to four working days along with the referred Pap smear slides.

  At the laboratory, a certified cytotechnologist specially trained in the use of the PAPNET(R) Testing System evaluates the 128 color images from each slide on the PAPNET(R) Review Station. The PAPNET(R) Review Station's software ensures that the cytotechnologist displays each image at 200x magnification (twice normal screening power) and permits the user to expand any image to 400x magnification. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. The Company has found that cytotechnologists experienced in the use of the PAPNET(R) Review Station can review negative cases in substantially less time than it takes to perform a conventional manual re-examination.

  If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review." The cytotechnologist then refers to the "x, y" coordinates provided with each PAPNET(R) image and uses the coordinates as a reference point to re-examine the slide directly through the microscope. If, after direct inspection, the cytotechnologist continues to believe that the slide contains abnormal cells, he or she refers the slide to the laboratory's pathologist for a final diagnosis. In no case does the Company or the PAPNET(R) Testing System make a diagnosis of a slide or smear.

  The PAPNET(R) Testing System is used as a supplement to current practice and does not alter the clinician's procedure for the taking of smears or the laboratory's method of staining or applying the coverslip. It provides an additional and complementary level of screening for the purpose of decreasing false negative Pap smear diagnoses.

  The clinical trial conducted to support the Company's FDA application involved a study of more than 10,000 Pap smears originally classified as "negative" and retrieved from laboratory archives. The trial measured the ability of PAPNET(R) testing to detect missed abnormalities on "negative" smears from a population of women who had negative Pap smear histories but nevertheless subsequently developed high grade lesions or invasive cervical cancer (the "Case" group), and was also used to re-examine a series of routine "negative" smears (the "Control" group). The trial results indicated that, when used as an adjunct to manual screening, PAPNET(R) testing can increase the aggregate cervical abnormality detected by up to 30% when compared to the combination of manual screening and routine manual quality control rescreening. The trial results also demonstrated that PAPNET(R) testing detected an abnormality which had been originally missed by manual screening for 31.6% of the Case patients. For 91.7% of such women, PAPNET(R) testing would have found the abnormality more than a year prior to the biopsy that confirmed the patient's disease, and, for 38.9% of such women, more than two years earlier. See "--Clinical Effectiveness of the PAPNET(R) Testing System."

  The Company is planning additional clinical trials during 1996 for the purpose of broadening the indicated uses of, and claims that may be made for, the PAPNET(R) Testing System. In addition, the Company has submitted a pre-market approval application supplement to the FDA which, if approved, would permit the Company to claim that PAPNET(R) rescreening detects a greater number of cervical abnormalities than does routine manual rescreening. There can be no assurance that such clinical trials will result in new indicated uses and/or claims or that such pre-market approval application will be approved.

  Management believes that the Company's technology can be adapted for use in the early detection of cancers occurring at body sites in addition to the uterine cervix, including the bladder, breast, esophagus, lung, oral cavity and thyroid. Not all such cancers are commonly the subject of cytological analysis, and the Company has not yet determined which of these other applications, if any, it will be able to commercialize. The Company's patents cover application of its technology to cytological screening for cancers occurring at all body sites. See "--Potential Future Products."

THE CERVICAL PAP SMEAR PROBLEM

  Cancer of the uterine cervix is preceded by a series of precancerous, curable stages that may progress without symptoms over a period of years until reaching an invasive stage. Treating uterine cervical cancer after it has reached the invasive stage becomes more difficult and expensive, and may not be successful. The Pap test, developed in the 1940s by Dr. George N. Papanicolaou, is an effective manual screening procedure for the early detection of precancerous and cancerous conditions of the uterine cervix. The Pap test's goal is to identify abnormalities that may progress to a life-threatening condition, thereby triggering medical procedures to prevent or treat cervical cancer. With early detection, treatment is relatively inexpensive and almost always successful. According to the American Cancer Society, the Pap test has been the primary factor in a 70% reduction in the United States death rate from cervical cancer over the past 40 years.

  To obtain a Pap smear, a gynecologist, general practitioner or other healthcare provider scrapes the surface of a woman's uterine cervix to collect a sample of cells. The specimen is smeared onto a 1"x 3" glass slide and preserved with a fixative agent such as alcohol. This Pap smear, along with patient information, is then sent to a laboratory for staining, the application of a coverslip, screening and diagnosis.

  The most clinically significant type of error in manual Pap smear screening is the failure to detect abnormal cells on a slide, and the resulting erroneous classification of the smear as "negative." Studies have indicated that the false negative rate varies widely, and in some laboratories may be as high as 40% of true positive smears.

  The high rate of false negative Pap smear screening errors is considered to be a serious women's health problem. Screening errors may result in delayed treatment for lesions, and may be especially dangerous for women who, for one reason or another, do not undergo routine Pap smear testing at the recommended intervals. A false negative smear report for these women, in particular, may delay diagnosis and may allow the disease to progress with potentially tragic consequences.

  Current federal law requires laboratories to rescreen slides from at least 10% of the laboratory's Pap smears interpreted to be "negative" on initial manual screening. Such rescreened slides must include negative cases selected at random from the total caseload and from patients or groups of patients that are identified as having a high probability of developing cervical cancer based on available patient information.

  In addition, when a laboratory does fail to diagnose a positive Pap smear containing an abnormality correctly, its defense of any resulting lawsuit may be difficult. Because slides are retained in the laboratory's archive for five years pursuant to federal law and therefore are available for re-examination, it is not difficult for a plaintiff to demonstrate that her smear was misdiagnosed and that she suffered damage as a consequence. Although she must also establish that the laboratory was negligent in its misdiagnosis, laboratories often settle such cases rather than argue to a jury that the misdiagnosis was not the result of negligence.

RECENT TRENDS IN CERVICAL CANCER

  Rather than continuing their historical downward trend, invasive cervical cancer rates in the United States have increased approximately 3% per year since 1986 among the presumably well-screened population of young, white women. The National Cancer Institute's report on this new trend states that the increased cervical cancer rate does not seem to be related to any systematic change in the method of collection or screening of Pap smears. Scientists are uncertain what the reasons are for the reversal of this downward trend. There are several potential explanations for this increased incidence of and mortality from cervical cancer, any one of which increases the need for accurate screening of Pap smears. These include (i) increased exposure to Human Papilloma Virus ("HPV"), (ii) emergence of a new subset of cervical neoplasia (i.e., precancerous or cancerous abnormality) which is more virulent and/or more easily escapes Pap smear detection and (iii) screening failures, due to changes in the presentation of abnormal cells on the slide, causing detection by means of conventional screening to be more difficult, resulting in false negative smears and delayed diagnoses.

  The global spread of infection with HPV is implicated as one causal agent in cervical cancer. In 1993, it was reported that HPV was the most commonly diagnosed viral sexually transmitted disease in the United States and that it was the most prevalent sexually transmitted disease among adolescents.

  The second potential cause for this increase in cervical cancer rates relates to the possible emergence of new cervical cancer variants which progress more rapidly and/or more easily escape detection with current, conventional screening techniques. In the 1980s, investigators described a purportedly new type of cervical cancer termed "rapid onset" in which patients with invasive cervical cancer had a "negative" Pap smear within the prior three years. Some of these studies reported that a significant and growing proportion of invasive cervical cancers, from 25% to 33%, followed such a "rapid onset" pattern.

  Certain investigators have questioned whether this new type of cancer exists. Their studies reviewed the prior, reportedly negative smears from supposed "rapid onset" cases and found that, in from 25% to 60% of these cases, these smears contained missed abnormalities (that is, they were false negatives). Two reported characteristics of these missed abnormalities were few abnormal cells and very small abnormal cells. These attributes are not uncommon in serious, advanced precancerous or cancerous lesions, yet may make detection by conventional, manual screening very difficult.

  Regardless of the causes for the increase in cervical cancer in the screened population, there is an increasing need for greater accuracy in the screening of Pap smears. The PAPNET(R) Testing System is intended to provide this capability as a supplemental test for the rescreening of cervical smears previously reported as "negative" on manual screening.

THE PAPNET(R) TESTING SYSTEM

  The PAPNET(R) Testing System utilizes both algorithmic and adaptive computer technologies, including neural networks. Neural networks represent a relatively new computer technology. Instead of the serial (single) path of programming utilized by conventional computers, neural computers have thousands of adaptively-formed paths linked in parallel, comprising a network conceptually similar to the network of neurons in the human brain. Neural networks can process immense quantities of information while mimicking the neurological ability to learn from experience. After training on images of a series of "abnormal" and "normal" cells, a neural network can recognize abnormal cells even though they differ considerably from the training set. Neural networks excel at solving complex pattern-recognition problems. Because the PAPNET(R) Testing System includes neural networks, it can differentiate abnormal cells from the overlapping normal cells, debris, lymphocytes, blood and neutrophils found on the conventionally prepared Pap smear slide.

  The PAPNET(R) Testing System searches for abnormal cells which may have been missed on initial, manual screening. By isolating, magnifying and centering for review 128 potentially abnormal cells and cell clusters, the PAPNET(R) Testing System addresses an aspect of the cervical smear screening process which affects the false negative rate: fatigue associated with the needle in a haystack, repetitive search for a small number of abnormal cells distributed among the hundreds of thousands of normal cells. The PAPNET(R) Testing System is designed to be inherently safe, because it is to be used only to aid in the rescreening of slides which are diagnosed by manual inspection to be "negative" and which would otherwise be sent to the laboratory's archive without further examination. The system is semi-automated in that it does not attempt to provide a diagnosis, but only points out potentially abnormal cells to the cytotechnologist, thus enhancing the ability of trained cytotechnologists to evaluate and interpret cytological evidence.

  The PAPNET(R) Testing System includes two major subsystems: the PAPNET(R) Scanning Station (and related equipment) and the PAPNET(R) Review Station. The PAPNET(R) Scanning Stations are all located at Scanning Centers owned and operated by the Company. The PAPNET(R) Review Stations are located at the customers' laboratories.

  The PAPNET(R) Scanning Station is the largest and most important component of the PAPNET(R) Testing System. It scans each barcoded and labeled slide to select and record color images of 128 cells and cell clusters deemed by the Scanning Station's algorithmic and neural network computers to be among the most potentially abnormal (whether or not the slide in fact contains abnormality). The images are copied onto digital tape and returned with the slides to the laboratory.

  The PAPNET(R) Review Station is based upon personal computer technology and includes a large, high-resolution monitor, digital tape drive and the Company's proprietary PAPNET(R) Review Station software.

CLINICAL EFFECTIVENESS OF THE PAPNET(R) TESTING SYSTEM

  Federal law requires laboratories to retain all Pap smears in their archives for at least five years after the initial screening of the Pap smear. Because the PAPNET(R) Testing System examines conventional smears and is generally unaffected by differences in staining, it was possible to retrieve archived smears that were years old and rescreen them as the basis for clinical trials.

  The Company designed a study using archived Pap smears (i) to estimate the percentage of women with high grade or malignant cervical lesions who could have had an abnormality identified earlier using PAPNET(R) testing, (ii) to estimate how many months prior to the positive biopsy an earlier abnormality could have been detected by PAPNET(R) testing and (iii) to measure the increased detection of abnormal smears afforded by supplementing conventional microscopic screening with PAPNET(R) testing.

  The principal PAPNET(R) clinical trial demonstrated the system's sensitivity to missed cervical abnormality on smears originally diagnosed as "negative" from the Case group and the Control group. This clinical trial formed the basis of the Company's FDA application, and its results therefore directly support clinical claims for the PAPNET(R) Testing System. The trial was longitudinal (i.e., tracked the same group of women over time) and retrospective (i.e., investigators reviewed archived specimens from prior years). In addition, the study utilized the "gold standard" of certainty for a clinical outcome, a biopsy confirmation of high grade or invasive cervical lesions.

  The trial was conducted at nine academic institutions and one commercial laboratory, all within the United States. The clinical trial was monitored and its results were analyzed by the Company's outside contract research organization.

  Patients with a high grade or invasive lesion from 1985 to 1992 and a cervical smear originally diagnosed as "negative" were included as Case patients. All available "negative" smears from each Case patient prior to the positive biopsy were included in the trial. For each such Case "negative" smear, the subsequent 20 "negative" smears in the laboratory's archive were collected and included as Control smears. This 20 to one ratio was designed to hide from the reviewing cytotechnologists the status of the Case or Control patient slides.

  There were over 10,000 "negative" smears included in the trial. The smears were randomized and their identities masked. The smears were scanned on PAPNET(R) Scanning Stations and returned with PAPNET(R) digital image tapes to the originating institution. A cytotechnologist at each institution used a PAPNET(R) Review Station to evaluate the images selected from each smear and microscopically examined those smears classified for "review." Finally, if the smear was judged by the cytotechnologist to display sufficient abnormality upon microscopic examination, it was referred to the institution's investigating pathologist for final diagnosis.

  The trial results indicated that, when used as an adjunct to manual screening, PAPNET(R) testing can increase the aggregate cervical abnormality detected by up to 30% when compared to the combination of manual screening and routine manual quality control rescreening. The trial results also demonstrated that PAPNET(R) testing detected an abnormality which had been originally missed by manual screening for 31.6% of Case patients. For 91.7% of such women, PAPNET(R) testing would have found the abnormality more than a year prior to the biopsy that confirmed the patient's disease, and, for 38.9% of such women, more than two years earlier.

MARKETING

  The Company's objective is to establish the use of PAPNET(R) testing as the new standard of care in cervical cancer screening. The Company believes that the PAPNET(R) system's design, clinical claims and performance distinguish it from both current practice and competitive products. Specifically, the Company intends to market the system to laboratories, clinicians and women as a separate, adjunctive test that, when combined with conventional manual Pap smear screening, increases the aggregate detection of cancer and pre-cancerous conditions of the cervix.

  UNITED STATES MARKETING. The Company believes that the United States represents the single largest market for PAPNET(R) testing. To establish PAPNET(R) testing in the United States as the standard of care in Pap smear analysis, the Company is executing a three-step sequential marketing program that targets (i) its direct clients, the clinical laboratories that perform Pap smear testing, (ii) gynecologists and those primary care physicians and other clinicians who take Pap smears and can order PAPNET(R) testing and (iii) women, to encourage them to request PAPNET(R) testing or to agree to it if it is recommended by a clinician. The Company believes that significant revenue growth in the United States depends upon effective marketing to all three target audiences. The Company has also begun discussions with insurers, managed care organizations and other third-party payers concerning reimbursement for PAPNET(R) testing.

  In order to make PAPNET(R) testing available to patients nationwide, the Company first marketed PAPNET(R) testing to its prospective direct clients, the laboratories in the United States that screen Pap smears. In January 1996, the Company initiated its marketing program to laboratories following FDA approval. In order for a laboratory to provide PAPNET(R) testing to its clients, gynecologists and other clinicians who take Pap smears, the laboratory must purchase or lease a PAPNET(R) Review Station and arrange for its cytotechnologists and pathologists to take the Company's training course in the use of the PAPNET(R) system. The Company's strategy is to establish prices for the Review Station and training so that it will be feasible for laboratories of virtually any size to become providers of PAPNET(R) testing. Accordingly, the Company anticipates that its primary source of revenue will be the per-slide charge that it will receive from laboratories for each Pap smear rescreened on the PAPNET(R) Testing System.

  As of August 31, 1996, approximately 140 laboratories in the United States had been equipped with a PAPNET(R) Review Station and had trained cytotechnologists to perform PAPNET(R) testing, or are affiliated with other laboratories that can perform PAPNET(R) testing on a reference basis. PAPNET(R) rescreening is not yet readily available in all parts of the United States since the Company has not yet trained cytotechnologists and equipped laboratories in several metropolitan areas. However, the Company believes that PAPNET(R) testing is now accessible to women in most parts of the United States.

  In general, the Company does not expect to request that laboratories sign contracts to provide minimum quantities of slides. Because PAPNET(R) rescreening is an additional, separate test, however, laboratories will be able to charge for it in addition to charging for a Pap smear. The Company believes that, in order for PAPNET(R) testing to emerge as a significant source of revenue for laboratories that provide it, the Company must create demand for PAPNET(R) testing among gynecologists, other primary care physicians and women. Since PAPNET(R) testing will be requested specifically by clinicians in much the same way that pharmaceutical products are prescribed, the Company markets directly to gynecologists and other relevant clinicians. In January 1996, the Company also began marketing directly to physicians and providing them with educational and promotional materials with the objective of establishing PAPNET(R) testing as a routinely prescribed test. The Company expects that physicians will be motivated to prescribe PAPNET(R) testing in order to provide their patients with the highest level of care.

  In addition, in September 1996, the Company entered into a co-promotion agreement with the Women's Healthcare Group of the Parke-Davis division of Warner-Lambert Company. According to the terms of that agreement, members of the Parke-Davis field sales force will present PAPNET(R) testing promotional materials to physicians when making sales calls regarding Parke-Davis Loestrin(R) oral contraceptives. Although the Company does not expect that Parke-Davis's activities will have a significant direct impact on sales, the Company anticipates that this program will increase awareness of PAPNET(R) testing in the clinician's office, and that interested doctors will contact the Company's own sales representatives for more detailed presentations. Activities under the agreement are scheduled to begin in October 1996 after the Parke-Davis sales force has been provided with PAPNET(R) product training and educational materials. The co-promotional effort is expected to continue into early 1997.

  After the Company began to create awareness and a base of support for PAPNET(R) rescreening among gynecologists and other primary care physicians, the Company began marketing to women in August 1996 through direct-to-consumer advertising while continuing to market to laboratories and clinicians. The Company believes that many women will be willing to pay the expected additional cost for PAPNET(R) rescreening in order to obtain the greater accuracy demonstrated in the PAPNET(R) Testing System's clinical trials.

  Finally, the Company believes that it may be better able to generate demand for PAPNET(R) rescreening among clinicians and women if the cost to the patient is reimbursed in whole or in part. Accordingly, the Company is also marketing directly to insurers, managed care organizations and other third party payers with the goal of persuading these entities to reimburse patients for PAPNET(R) testing. The Company believes that its efforts in this regard may be aided by recent efforts to measure the quality of care provided by health maintenance organizations. The Health Plan Employer Data and Information Set (known as "HEDIS"), a rating system established by corporate healthcare purchasers to evaluate managed care services, includes prevention of cervical cancer as a benchmark to measure the quality of care provided by health maintenance organizations.

  INTERNATIONAL MARKETING. The Company intends to continue to promote PAPNET(R) testing in international markets in a manner essentially similar to the plan for the United States market, although the success of PAPNET(R) testing in certain non-United States markets may depend upon the extent to which government payers reimburse for PAPNET(R) rescreening. In addition, the Company will be limited in its ability to advertise directly to women in certain markets, including most of western Europe. In June 1994, the Company established its European base of operations in Amsterdam. The Company has a Vice President of Marketing and Sales for Europe and has hired managers to direct sales efforts for several Western European markets. A country manager has also been appointed in Australia/New Zealand. Finally, the Company has also established marketing arrangements with representatives in Asia and South Africa.

THIRD-PARTY REIMBURSEMENT

  Some private third-party medical insurance payers and government agencies offer reimbursement for laboratory testing associated with routine medical examinations, including Pap smears. In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for PAPNET(R) testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its services or reduce the demand for PAPNET(R) testing. In addition, if Medicare and Medicaid do not provide for reimbursement of PAPNET(R) testing, or, if the level of reimbursement is significantly below the amount laboratories charge patients to perform PAPNET(R) testing, the size of the potential market available to the Company may be reduced. There can be no assurance that costs associated with PAPNET(R) testing will ever become reimbursable or that the level of reimbursement to clinical laboratories for PAPNET(R) testing will achieve or be maintained at levels necessary to permit the Company to generate substantial revenues. In the international market, reimbursement by third-party medical insurance payers, including governmental insurers and providers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon whether private third-party or governmental reimbursement is available.

MANUFACTURING; RESEARCH AND DEVELOPMENT

  The Company's subsidiary, Neuromedical Systems Israel, Ltd. ("NSIL"), based in Rehovot, Israel, manufactures the Scanning Stations, related equipment and software. NSIL assembles components, optically aligns the automated microscope, installs all software (including the Company's proprietary image processing algorithm and neural network-based classifier) and tests the completed system. Components of the Scanning Stations are either purchased "off-the-shelf" or are manufactured by subcontractors to the Company's specifications.

  NSIL has been designated as an "Approved Enterprise" by the Investment Center, a government agency of the Ministry of Industry and Commerce and the Ministry of Finance of the Government of

Israel. Such status makes NSIL eligible to receive government guaranteed loans under certain terms and conditions. The outstanding amount as of June 30, 1996 under long-term loans derived from this program was approximately $2.2 million.

  The PAPNET(R) Review Station is based on "off-the-shelf" personal computer technology manufactured by third-party vendors and shipped to laboratories unfinished. Final assembly is done at the laboratories by Company personnel who install software, affix applicable labels and align the laboratory's microscope to the "x, y" coordinates associated with the PAPNET(R) Testing System.

  The Company expended approximately $1,137,000, $4,305,000, $5,172,000 and $3,079,000, in the years ended 1993, 1994, 1995 and in the six-month period ended June 30, 1996, respectively, on research and development related to the PAPNET(R) Testing System.

PATENTS AND PROPRIETARY RIGHTS

  The Company's first U.S. patent issued on October 23, 1990. The Company's patents cover various technologies applicable to the Company's current and planned businesses. Some of the technologies covered by the Company's patents include the application of neural networks and adaptive classifiers to the classification of cytological specimens generally and the interactive screening of specimens in which certain cells from a specimen are automatically selected and displayed for focused human review. The Company's PAPNET(R) Testing System is specifically disclosed and claimed.

  The Company has five issued United States patents and several pending patent applications. The Company's issued United States patents do not begin to expire until at least 2008. The Company also has been issued patents in several foreign countries, including certain European countries, Canada and Australia, and has applied for patent protection in numerous other foreign countries, including Japan and certain European countries.

  The Company is not aware of any patents held by others that would prevent the Company from manufacturing and commercializing, in the United States and abroad, the PAPNET(R) Testing System as it currently exists.

  The Company has trademark/service mark registrations for "Neuromedical Systems," "NSI," "PAPNET," "Advancing the Vision of Cytology," "The Objective Difference in Pap Smear Screening" and the Company's logo design and other marks in the United States. Applications to register several of these marks have been filed in several foreign countries, and the registrations for many of these already issued. One other United States application is pending.

  In May of 1995, a third party, whose identity is unknown to the Company, filed with the Patent Office requests, which the Patent Office granted, for re-examination of three of the Company's issued United States patents which relate to technology on which the PAPNET(R) Testing System is based. The re-examination process has been completed for each of the re-examined patents and Re-examination Certificates have been received by the Company confirming or finding patentable all claims of the re-examined patents. The Company also added claims to one patent during the re-examination process.

TERRITORIAL LICENSES

  From 1989 through 1991, the Company entered into various License Agreements for the states of Ohio, Kentucky, Nevada, Missouri, Georgia, North Carolina, Utah, Arizona and the metropolitan areas of Chicago and San Diego, which together account for approximately 20% of the population of the United States. Each license expires on the later of (i) 17 years after its execution and (ii) the expiration of the initial patent granted for the PAPNET(R) system, and is renewable for an additional 17-year term at the Licensee's option. The Company received net proceeds of approximately $3.5 million from the sale of the License Agreements.

  Pursuant to the License Agreements, each Licensee is obligated to use its best efforts to promote diligently the use of the PAPNET(R) Testing System in its territory at the Licensee's expense. Each Licensee is entitled to receive the greater of (i) royalties equal to 50% of the Net Slide Revenue generated from participating laboratories within its territory, not to exceed the Licensee's share of a specified number of slides annually (ranging from 175,000 to 3,000,000, and aggregating 12,175,000 among all of the Licensees); or (ii) a specified percentage (ranging from 0.15% to 1.0%, and aggregating 4.15% for all the Licensees) of the Company's annual slide processing revenues less certain taxes, commissions and other enumerated expenses, up to specific annual monetary limits for each Licensee (aggregating $23,000,000). The Company estimates that the License Agreements will result in royalty expense to the Company of approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such percentage. See "Certain Transactions--Territorial Licenses and Related Agreements."

  In December 1995, the Company and the Licensees entered into a settlement agreement (the "Settlement Agreement"), the effects of which included the clarification of previously disputed elements of prior license agreements, the requirement for the Company to make payments of stock having a fair market value equivalent to approximately $1,652,000 and the irrevocable election by the Licensees and acceptance by the Company for the cashless exercise of 826,032 outstanding warrants into 715,894 shares of Common Stock in connection with the closing of the IPO. Pursuant to the Settlement Agreement and such election by the Licensees, the Company issued, in the aggregate, 118,406 shares of Common Stock to such persons and consented to the merger of all Licensees and related parties. Following such merger, the Licensees and the Company have agreed to enter into a new license (or, if such merger does not occur, each Licensee has agreed to enter into a new license) (the "Merger License") pursuant to which the rights and obligations of the parties have been clarified but with respect to which the economic terms of the License Agreements will not be materially altered. The Merger License will provide, however, that a slide received from Multistate National Laboratories, as defined in the Merger License, will be deemed to have been received from licensed territories pro rata according to each territory's population and the percentage of United States population. The Company and the Licensees (including such related parties) have also executed mutual general releases, which include, among other things, the release of the claims previously made by the Licensees.

  In addition, the provisions of a promissory note dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock and subsequently converted into Common Stock upon consummation of the IPO) granted the holder of the note certain rights to an agreement to be the Company's sole licensee for distribution of the PAPNET(R) system in Canada. The promissory note provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." An agreement has not been negotiated. There can be no assurance that the terms of such agreement, when it is negotiated, or the activities of the licensee thereunder, will not have a material adverse effect on the profitability of the Company's business in Canada. Joseph Salamon, a director of the Company until June 20, 1996, is the agent of the record holder of the rights to the Canadian license. See "Certain Transactions--Territorial Licenses and Related Agreements."

DISTRIBUTION AGREEMENTS AND OTHER EXCLUSIVE ARRANGEMENTS

  In addition to the exclusive customer relationships described above, the Company has entered into an exclusive representation agreement with PAPNET (Far East) Ltd., a Cayman Islands corporation based in Hong Kong and controlled by certain direct and indirect stockholders of the Company ("PFEL"). The president and an 18% stockholder of PFEL is Dr. Stephen Ng, a director of the Company. See "Management" and "Certain Transactions."

  The representation agreement with PFEL (the "PFEL Agreement") provides that PFEL will, in concert with the Company but at its own expense, market and sell PAPNET(R) testing services in Hong

Kong, Taiwan, Singapore, Thailand and the cities of Beijing, Shanghai and Guangzhou in the People's Republic of China (the "PFEL Territories"). During the term of the PFEL Agreement, the Company will pay PFEL specified commissions in the form of a percentage of revenues received by the Company from the PFEL Territories (generally 15%, but ranging up to 50%, depending on price and other factors), regardless of whether such revenues are derived from the efforts of PFEL or the Company. In addition, PFEL has the non-exclusive right to market and sell PAPNET(R) testing elsewhere in the People's Republic of China, but will receive commissions only to the extent that revenues received by the Company are attributable to its efforts. The Company incurred expenses of $136,295 in 1995 with respect to the PFEL Agreement.

  The term of the PFEL Agreement and PFEL's rights thereunder are variable in duration, depending on the volume of sales from the various PFEL Territories. Assuming all performance objectives are met, PFEL's rights may continue until July 2000.

  In addition, the PFEL Agreement provides that the Company will pay PFEL fees for management assistance in connection with the establishment of its Asia-Pacific Scanning Center. The Company paid PFEL $100,000 during 1994 and $75,000 during 1995, and is obligated to pay $75,000 in 1996 in consideration for such assistance. See "Certain Transactions."

  Pursuant to the existing treaty between the Government of the United Kingdom and the People's Republic of China, Hong Kong will revert to and become part of China in July 1997. The Company is uncertain as to the impact that such a change in government will have on its business operations in Hong Kong.

  From time to time in certain foreign markets, the Company has agreed to do business exclusively with one or two local laboratories for a limited period of time. The Company has entered into such commitments to secure certain minimum quantities of business from such laboratories and investment from such laboratories in local marketing and sales efforts. The only such agreement presently outstanding relates to Indonesia.

LEGAL PROCEEDINGS

  On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company (see "--Competition"), in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) System and the Company's PAPNET(R) Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET(R) Testing System, and its effectiveness relative to NeoPath's AutoPap(R) System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of this lawsuit will be significant during 1996 and 1997.

  On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that, pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of Common Stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants to which they claim they are entitled under these contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and certain of its officers and directors totaling $114 million and punitive damages totaling $175 million. The defendants have moved to dismiss the Amended Complaint. Such motion is currently under consideration by the court. The Company intends to defend vigorously this action. The Company believes that, in any event, the damages claimed bear no relation to the harm alleged and believes that an adverse judgment in this case would not have a material adverse effect on the Company.

  The Company is a defendant in a lawsuit asserting a claim for finders' fees relating to equity financing received by the Company from two specified individuals between 1990 and 1994. The case, Myer Botnick, Yehuda Rosenblatt and Ursula Lehmann v. Neuromedical Systems, Inc., was commenced against the Company on April 10, 1995 in Ontario Court (General Division) in the Province of Ontario, Canada. The Company believes that it has valid legal and factual defenses, and that, even if liability is found, such proceeding will not have a material adverse effect on the Company.

GOVERNMENT REGULATION

  UNITED STATES. The PAPNET(R) Testing System is a medical device subject to extensive regulation in the United States by the FDA and by other federal, state and local authorities. The FDA regulates the research, development, clinical studies, manufacturing, processing, packaging, labeling, distribution, promotion and post-market surveillance of medical devices in the United States.

  Preclinical and clinical trials of medical devices must be conducted in conformity with all applicable FDA regulations, including, with respect to preclinical trials, the FDA's Good Laboratory Practice regulations. In addition, state and local permits may be required under regulations relating to clinical activities.

  Under the Federal Food, Drug and Cosmetic Act, the PAPNET(R) Testing System is a Class III medical device, subject to the most stringent FDA review of any medical devices to ensure that the device is safe and effective before commencement of marketing, sales and distribution for clinical use in the United States. A maker of Class III devices (such as the Company) must generally subject its product to clinical trials, and thereafter submit to the FDA an application supported by extensive data, including clinical trial data, to prove the safety and effectiveness of the product. As part of the FDA application, the device maker must submit a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling.

  Because the PAPNET(R) Testing System has now been approved by the FDA, the Company is increasing the scale of its operations to commercial levels. The Company is required to register with the FDA and to submit device listing information for products in commercial distribution, and is subject to periodic reinspection by the FDA for compliance with GMP regulations with respect to manufacturing, testing, distribution, storage and control activities. Labeling and promotional activities are also regulated by the FDA. The Company will be required to provide the FDA with periodic reports containing safety and effectiveness information.

  Although the Company has received approval for the PAPNET(R) Testing System from the FDA, there can be no assurance that the Company will obtain the required regulatory approval for any future product that it may develop, on a timely basis, if at all. Furthermore, additional regulatory requirements could be imposed by legislation or regulation.

  If the FDA believes that the Company is not in compliance with the law, the FDA can take one or more of the following actions: withdraw previously approved applications; require notification to users regarding newly found, unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; refuse to review or approve applications to market any of the Company's future products in the United States or to allow the Company to enter into government supply contracts; or institute legal proceedings to detain or seize products, enjoin future violations or assess criminal penalties against the Company, its officers or employees. Civil penalties for Food, Drug and Cosmetic Act violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate period of time. Various states in which the Company's products may be sold in the future may impose additional regulatory requirements.

  In May 1996, the FDA issued a "warning letter" to Papnet of Ohio, Inc. (a Licensee of the Company) concerning certain material posted on Papnet of Ohio's site on the World Wide Web. Papnet of Ohio has responded to the warning letter. Papnet of Ohio is unrelated to the Company other than as a Licensee. Although the warning letter is addressed to Papnet of Ohio, it is possible that, as a result of the resolution of this matter, the Company may be required to modify certain of its promotional materials. See "--Territorial Licenses."

  INTERNATIONAL MARKETS. The Company's products are subject to a variety of regulations in certain international markets, including Europe. Some European countries have established national regulations relating to in vitro diagnostic medical devices, such as the PAPNET(R) system. These regulations do not typically require premarket approval, but may impose other requirements.

  In vitro diagnostic medical devices such as the PAPNET(R) system are not currently subject to medical device directives issued by the European Union ("EU"). The Company anticipates, however, that the EU will soon propose a directive for in vitro diagnostic medical devices that would establish a basis for harmonized regulation of such devices among EU member states. Such a directive would likely establish a deadline for compliance. If enacted, the directive would apply only to member states of the EU and the European Economic Area. Other European countries, however, may enact national laws that would conform to the directive. There can be no assurance that the PAPNET(R) Testing System or any other product that the Company may develop will obtain any required regulatory clearance or approval on a timely basis, if at all.

REGULATION OF CERVICAL PAP SMEAR ANALYSIS

  In 1988, Congress adopted the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA directed the Department of Health and Human Services to promulgate regulations to improve the quality of biomedical analytic services, particularly the examination of Pap smears. The CLIA regulations require laboratories to rescreen slides from at least 10% of the laboratory's Pap smears interpreted to be "negative" on initial manual screening. Such rescreened slides must include negative cases selected at random from the total caseload and from patients or groups of patients that are identified as having a high probability of developing cervical cancer based on available patient information.

  In addition, the Company's direct clients, clinical laboratories, are subject to state regulation, inspection and licensing. In recent years, a number of states, including New York and California, have adopted regulations limiting the number of slides which can be manually examined by a cytotechnologist in a given period. To the Company's knowledge, none of these regulations explicitly limits the number of slides that may be examined in connection with PAPNET(R) rescreening. There can be no assurance, however, that such states or other states will not limit the number of slides which may be examined using PAPNET(R) testing during any particular time period, or that any such limitations will not have an adverse effect on the acceptance of PAPNET(R) Testing System in the marketplace.

COMPETITION

  The Company is currently aware of three principal competitors which are engaged in efforts to automate one or more aspects of cervical smear screening. Two competitors, Cytyc and Roche, have focused on the development of devices for the production, and, in the case of Roche, automated analysis, of monolayer slides, a potential alternative to the conventional Pap smear method of specimen collection and preparation. Cytyc received approval from the FDA in May 1996 to market its ThinPrep(R) preparation to laboratories, for the purpose of filtering out blood, mucus and other material from Pap smears. However, according to published reports, Cytyc has not received approval to promote its ThinPrep(R) system as a means to improve diagnostic accuracy in cervical cancer screening. With monolayer techniques, clinicians are required to prepare special slides, and only a fraction of the cells and background information displayed on the conventional slide is retained for analysis. Because the PAPNET(R) Testing System uses the well-established methods of sample collection, it does not require clinicians to deviate from standard practice.

  The other competitor of which the Company is aware, NeoPath, has stated that it is developing a device for the fully automated primary screening of conventional Pap smears, for which it submitted to the FDA a pre-market approval supplemental application.The FDA Hematology and Pathology Devices Panel (the "Panel") held a public meeting on September 27, 1996 to consider recommending approval of such supplement. The Panel voted not to approve such supplement and enumerated certain conditions that the Panel would want satisfied prior to approval of such supplement. NeoPath has stated that it expects to meet such conditions within the next several months. In addition, on September 29, 1995, the FDA granted approval to NeoPath for the AutoPap(R) System to be used as part of a laboratory's quality control procedures.

  According to NeoPath, the AutoPap(R) System is designed to sort purportedly "negative" Pap smear slides into two groups, one classified as "negative" and one classified for "review." The group of slides classified for review, which constitutes a specified percentage of the whole, is again reviewed manually by the cytotechnologist through a conventional microscope. In contrast, cytotechnologists trained in the use of the PAPNET(R) Testing System evaluate the 128 color images from each purportedly negative slide on the PAPNET(R) Review Station. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review." The cytotechnologist then refers to the "x, y" coordinates provided with each PAPNET(R) image and uses the coordinates as a reference point to re-examine the slide directly through the microscope. Every slide rescreened using the PAPNET(R) system receives a directed, professional human analysis, either of the PAPNET(R) images or of both the images and the slide.

  The Company's known competitors or other companies may develop new products and technologies that prove to be more effective than the PAPNET(R) Testing System or that may be viewed by clinical laboratories as reducing operating costs (for example, by reducing the number of cytotechnologists used in screening). In addition, competitive products and technologies may be manufactured and marketed more successfully than the PAPNET(R) Testing System. Such developments could render the PAPNET(R) Testing System less competitive or possibly obsolete, and could have a material adverse effect on the Company. The Company will be required to compete with respect to product effectiveness, price, manufacturing and slide processing efficiency, marketing capabilities and customer service and support, areas in which it currently has limited experience.

  In addition to competitors attempting to develop fully automated or semi-automated systems for the screening or rescreening of cervical samples, there may in the future be alternate techniques or technologies for the detection or prevention of cervical cancer. Although no such technique has been demonstrated to be useful as a substitute for the Pap smear, there can be no assurance that new techniques or technologies will not one day supplant or replace the Pap smear in medical practice.

POTENTIAL FUTURE PRODUCTS

  The Company believes that its technology can be adapted for use in the early detection of cancers occurring at body sites in addition to the uterine cervix, including the bladder, breast, esophagus, lung, oral cavity and thyroid. Not all such cancers are commonly the subject of cytological analysis, and the Company has not yet determined which of these applications, if any, it will be able to commercialize. The Company's patents cover applications of its technology to cytological screening for cancers occurring at all body sites.

EMPLOYEES

  As of August 31, 1996, the Company employed 210 persons, including 33 persons in product development and engineering, 11 persons in medical and regulatory affairs, 46 persons in slide processing operations, 20 persons in manufacturin, 61 persons in marketing, sales and customer training and 39 persons in administrative capacities. The Company is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

CUSTOMERS

  The Company's customer base is broadly diversified, and no single customer accounts for a significant portion of its revenues. At present, the largest single United States customer of the Company is Laboratory Corporation of America.

FACILITIES

  The Company's executive offices are located in Suffern, New York, in approximately 23,500 square feet of space. The Company leases such space at an annual rent of approximately $371,000.

  In order to meet the anticipated initial marketing demand of the PAPNET(R) Testing System launch in the United States, during the third quarter of 1996, the Company moved its United States Scanning Center from Suffern, New York to Upper Saddle River, New Jersey. The New Jersey Scanning Center occupies approximately 26,500 square feet and has an approximate annual rent of $563,000. The former 7,700 square foot Suffern Scanning Center will be used for product development and administrative purposes. The New Jersey Scanning Center became operational during the third quarter of 1996 and the Company believes that it will be adequate to meet anticipated demand for PAPNET(R) testing through 1997. The Company anticipates that it will be required to continue to expand its administrative offices and slide processing facilities in future years as the expected market demand for PAPNET(R) testing increases.

  The European Scanning Center and the Company's European sales and marketing staff are located in approximately 16,300 square feet of space in Amsterdam, The Netherlands. The annual rent for such space is approximately $198,000. The Company believes that its existing facility is adequate to meet its requirements through 1997.

  NSIL's manufacturing facility occupies approximately 18,500 square feet at Kiryat Weizmann, Rehovot, Israel. NSIL leases such space at an annual rent of approximately $313,000. The Company believes that its existing facility is adequate to meet the anticipated demand for PAPNET(R) scanners and related equipment through 1996, although expansion of the facility may be required in 1997. The Company believes that, based on current market conditions, additional manufacturing space that it may require will be readily available on terms similar to those of its current facility. Any new manufacturing facility is subject to regulation by the FDA and may require a facility inspection before it can be used to manufacture medical devices for use in the United States.

  The Asia-Pacific Scanning Center is located in the Hong Kong Institute of Biotechnology, an affiliate of the Chinese University of Hong Kong in Shatin, the New Territories, Hong Kong. The Hong Kong center occupies 5,925 square feet of space, at an annual fee of approximately $233,000. The Company anticipates that its existing facility is adequate to meet its requirements for the foreseeable future.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

              NAME                 AGE                      POSITION
              ----                 ---                      --------
Mark R. Rutenberg................   45 Chairman of the Board, President and Chief
                                        Executive Officer; Class III Director
Uzi Ish-Hurwitz..................   53 Executive Vice President, Chief of Technical
                                        Operations; President, Neuromedical Systems
                                        Israel Ltd.; Class I Director
David Duncan, Jr. ...............   47 Vice President, Finance and Administration, Chief
                                        Financial Officer
Zeev Hadass......................   63 Vice President, Processing Operations
John B. Henneman, III............   34 Vice President of Corporate Development, General
                                        Counsel and Secretary
James M. Herriman................   41 Vice President of Product Development
Laurie J. Mango, M.D. ...........   34 Vice President and Medical Director
Andrew C. Panagy.................   45 Vice President, Marketing and Sales
Stuart M. Essig..................   35 Class II Director
Elizabeth Cogan Fascitelli.......   38 Class III Director
Carl Genberg.....................   44 Class I Director
Arthur L. Herbst, M.D. ..........   65 Class I Director
C. Raymond Larkin, Jr. ..........   48 Class II Director
Stephen K.C. Ng, M.D. ...........   48 Class II Director

  The term of office of Class I directors will expire at the 1999 Annual Meeting of Stockholders, the term of office of Class II directors will expire at the 1997 Annual Meeting of Stockholders, and the term of office of Class III directors will expire at the 1998 Annual Meeting of Stockholders. Commencing with the 1996 Annual Meeting of Stockholders, one class of directors is to be elected each year for a three-year term. All directors hold office until their successors are duly elected and qualified. Officers are appointed by the Board and serve at the discretion thereof.

  MARK R. RUTENBERG invented the PAPNET(R) Testing System in 1987 and founded the Company in 1988. He has served as the Company's Chairman, President and Chief Executive Officer since its inception. From 1980 to 1988, Mr. Rutenberg was responsible for the management and marketing of several advanced defense programs. Mr. Rutenberg is an inventor named in patents in the areas of reliable system design, image analysis and cancer cell detection. Mr. Rutenberg holds a B.A. from Oberlin College in neuropsychology, and received an M.S. in Electrical Engineering from Cleveland State University.

  UZI ISH-HURWITZ is Executive Vice President, Chief of Technical Operations of the Company and President of Neuromedical Systems Israel, Ltd., a subsidiary of the Company, and has served as a Director of the Company since June 20, 1996. Mr. Ish-Hurwitz joined the Company in April 1993 and, during the period from November 1992 to April 1993, acted as an independent consultant. Mr. Ish-Hurwitz was the co-founder of Indigo Graphic Systems, Ltd. (Rehovot, Israel), and served as its President from 1987 to 1992. From 1973 to 1986, Mr. Ish-Hurwitz served as Vice President-Operations of Scitex Corporation, Ltd. Mr. Ish-Hurwitz is also a member of the board of directors of Breasy Medical

Equipment (U.S.) Inc. Mr. Ish-Hurwitz is a graduate of the Technion-Israeli Institute of Technology with a B.Sc. in Electrical Engineering and has completed fellowship programs at the London Business School and the Harvard Business School, Advanced Management Program, Fall 1986.

  DAVID DUNCAN, JR. is Vice President, Finance and Administration and Chief Financial Officer. Mr. Duncan joined the Company in November 1994. Prior to joining the Company, Mr. Duncan served as Vice President, Finance and Chief Financial Officer of Telios Pharmaceuticals (and held other financial positions) since September 1988. He received his B.S. in 1971 and an M.B.A. in 1973, both from Indiana University.

  ZEEV HADASS, PH.D. has been Vice President, Processing Operations of the Company since March 1994. From 1991 to 1994, Mr. Hadass was Executive Project Director of MedLink Europe, BV, a master distribution company that establishes and manages European distribution networks for medical companies based in the United States. From 1990 to 1991, Mr. Hadass was President of Abiomed, Inc., a Danvers, Massachusetts maker of cardiac assist and periodontal screening devices. Mr. Hadass received his Ph.D. in Aeronautical Engineering from Stanford University, his M.Sc. in Nuclear Engineering from INSTN, France, and his B.Sc. in Mechanical Engineering from the Technion-Israeli Institute of Technology.

  JOHN B. HENNEMAN, III is Vice President of Corporate Development, General Counsel and Secretary of the Company. For more than seven years prior to joining the Company in February 1994, Mr. Henneman practiced law with the Chicago office of Latham & Watkins. Mr. Henneman received his A.B. in Politics from Princeton University and his J.D. from the University of Michigan Law School.

  JAMES M. HERRIMAN is Vice President of Product Development of the Company. Mr. Herriman joined the Company in November 1992. Mr. Herriman was President of Aspex Incorporated from 1983, when it was founded, until November 1992. While at Aspex, Mr. Herriman was the chief designer of the PIPE(R) image processor used in the first generation PAPNET(R) Scanning Station. Mr. Herriman received his B.A. from Emory University.

  LAURIE J. MANGO, M.D. is Vice President and Medical Director of the Company. Prior to joining the Company in 1990, Dr. Mango was a resident in anatomic pathology at the University of California, San Francisco and served as a Cytology Fellow at Montefiore Medical Center under Dr. Leopold G. Koss. Dr. Mango graduated from Rice University with a B.S. in electrical engineering and received her M.D. from Baylor College of Medicine.

  ANDREW C. PANAGY is Vice President, Marketing and Sales of the Company. Prior to joining the Company in February 1994, Mr. Panagy served as Executive Vice President and Chief Operating Officer of the MEDED Healthcare Group, a healthcare marketing and consulting company. Prior to that, Mr. Panagy held numerous marketing and sales positions with Ayerst Laboratories, a pharmaceutical division of American Home Products Corp., including as head of the female healthcare marketing group. Mr. Panagy received his B.S. in Biology from Wagner College, and has participated in post-graduate business programs at Long Island University in New York.

  STUART M. ESSIG has served as a Director of the Company since 1993. Mr. Essig has been employed by the investment banking firm of Goldman, Sachs & Co. since 1988, and, since 1992, has served as a Vice President in their Investment Banking Division, Mergers and Acquisitions Department.

  ELIZABETH COGAN FASCITELLI has served as a Director of the Company since 1993. Ms. Fascitelli has been employed by the investment banking firm of Goldman, Sachs & Co. since 1984 and, since 1988, has served as a Vice President in their Investment Banking Division, Principal Investment Area. Ms. Fascitelli also serves on the Boards of Directors of Globe Manufacturing Co., Whole Foods Market, Inc. and The Cosmetics Plus Group Ltd.

  CARL GENBERG has served as a Director of the Company since 1990. Mr. Genberg is currently President of Cytology West, Inc. ("CWI"). CWI is the territorial licensee of the PAPNET(R) technology for the states of Nevada and Arizona and San Diego County, California. Until June 1993, Mr. Genberg was General Counsel of the Company.

  ARTHUR L. HERBST, M.D. has served as a Director of the Company since June 20, 1996. Dr. Herbst has served since 1976 as Chairman, OB-GYN Department and Joseph Bolivar DeLee Distinguished Service Professor, University of Chicago.

  C. RAYMOND LARKIN, JR. has served as a Director of the Company since February 1996. Mr. Larkin has been an officer of Nellcor Puritan Bennett Inc. ("Nellcor") and its predecessors since 1983, serving as Vice President, Sales and Marketing and, since 1989, as President and Chief Executive Officer. Mr. Larkin is a director of Nellcor, Ventritex, Inc. and ArthroCare Corporation.

  STEPHEN K.C. NG, M.D. has served as a Director of the Company since 1994. Since November 1993, Dr. Ng has been the President of PFEL, a distributor of the Company's services, and President of Compuscreen Medical Diagnostic Centre, a laboratory located in Hong Kong ("Compuscreen"). Prior to establishing PFEL and Compuscreen, Dr. Ng served Columbia University in various capacities as an epidemiologist. He has also served as Chief, Division of Epidemiology, American Health Foundation.

  Messrs. Rutenberg and Genberg are first cousins.

COMPENSATION OF DIRECTORS

  On June 1, 1995, each non-employee director received fully-vested options to purchase 1,250 shares of Common Stock of the Company, at an exercise price of $6.00 per share, as compensation for his or her prior service on the Board. On October 25, 1995, each non-employee director received options to purchase 1,250 shares of Common Stock of the Company, at an exercise price of $7.00 per share, as compensation for service on the Board, which options vested on June 1, 1996. The Incentive Plan also provides for the non-discretionary grant of options to each of the Company's non-employee directors ("Director Options")
(i) with respect to 2,500 shares of Common Stock to each non-employee director who becomes a member of the Board after October 25, 1995 upon election or appointment and (ii) with respect to an additional 2,500 shares of Common Stock, annually on the first business day following the annual meeting of stockholders to all non-employee directors who are members of the Board at that time. See "--Stock Incentive Plan--Director Options."

  Other than as set forth above, compensation to non-employee directors for future services has not yet been determined. The Company expects, however, that, in addition to reimbursement of expenses and the granting of Director Options, non-employee directors will be provided cash compensation for future services that is consistent with that provided to non-employee directors of similarly situated companies. The Company anticipates that such cash compensation will not exceed $25,000 per year for any one director.

COMMITTEES OF THE BOARD

  In December 1995, the Board created an Audit Committee, currently consisting of Stuart M. Essig, C. Raymond Larkin, Jr. and Stephen K.C. Ng, M.D., and a Compensation Committee, currently consisting of Elizabeth Cogan Fascitelli, Carl Genberg and Arthur L. Herbst, M.D. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee recommends to the Board compensation for the Company's key employees.

EXECUTIVE COMPENSATION

  The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the four most highly compensated key executive officers ("Named Executive Officers") serving at the end of the fiscal year ended December 31, 1995 for services rendered in all capacities during the fiscal years ended December 31, 1995 and 1994. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                          ANNUAL COMPENSATION          COMPENSATION AWARDS
                                      ------------------------------ -----------------------
                                                             OTHER               SECURITIES
                                                            ANNUAL               UNDERLYING
NAME AND                                                    COMPEN-  RESTRICTED OPTIONS/SARS  ALL OTHER
PRINCIPAL POSITION               YEAR  SALARY   BONUS      SATION(1)   STOCK        (#)      COMPENSATION
------------------               ---- -------- --------    --------- ---------- ------------ ------------
Mark R. Rutenberg............    1995 $175,000 $131,000       --        --        813,273      $20,467(2)
 Chief Executive Officer         1994  179,583   50,000       --        --            --        21,473(2)

Uzi Ish-Hurwitz..............    1995  150,000   90,000(4)    --        --            --         5,971(3)
 Executive Vice President        1994  150,000   33,300       --        --            --         4,800(3)

Laurie J. Mango, M.D. .......    1995  125,000   80,000(4)    --        --            --         3,211(3)
 Vice President and              1994  129,197      --        --        --            --         3,907(3)
 Medical Director

James M. Herriman............    1995  125,000   68,400(4)    --        --            --         4,482(3)
 Vice President of Product       1994  129,197      --        --        --            --           836(3)
 Development

John B. Henneman, III........    1995  125,000   57,600(4)    --        --         25,000        5,116(3)
 Vice President of               1994  104,167      --        --        --            --         4,185(3)
 Corporate Development
 and General Counsel

--------
(1) Excludes certain perquisites which do not exceed the lesser of $50,000 or 10% of the named individual's aggregate salary and bonus.
(2) The amount shown represents $13,066 and $9,607, respectively, in Company-paid life insurance premiums, $4,124 and $6,286, respectively, in disability insurance premiums, $3,175 and $5,580, respectively, of imputed value of a Company-provided automobile and $102 and $0, respectively, in group life insurance benefits.
(3) The amount shown represents the imputed value of a Company-provided automobile and group life insurance benefits.
(4) One-half of the bonus amounts shown were paid, at the election of the named individual, in the form of shares of Common Stock. See "--Annual Bonus Plan."

EMPLOYMENT AGREEMENTS

  Each of the Company's executive officers, including the Named Executive Officers, has entered into an Employment Agreement with the Company (each, an "Employment Agreement" and, collectively, the "Employment Agreements"). The Employment Agreement for Mr. Rutenberg commenced in November 1993 and is for a five-year term. Each of the Employment Agreements for Dr. Mango and Messrs. Herriman and Ish-Hurwitz commenced in November 1993 and is for a three-year term. Each of the Employment Agreements for Messrs. Duncan, Hadass, Henneman and Panagy is for a three-year term and commenced on November 21, 1994, April 1, 1994, March 1, 1994 and February 14, 1994, respectively. The Employment Agreements provide for annual base salaries of the Named Executive Officers during the terms of the Employment Agreements, which base salaries in 1996 are as follows: Mr. Rutenberg, $175,000, Mr. Ish-Hurwitz, $150,000, and Mr. Herriman, Dr. Mango and Mr. Henneman, $125,000. The base salaries are reviewed at least annually with a view to the increase thereof based on the employees' and the Company's performance, inflation, industry salary scales and other relevant factors.

  Pursuant to the terms of their respective Employment Agreements, each of the covered employees has received an option to purchase a designated number of shares of Common Stock under the Incentive Plan. Each of the Employment Agreements was amended as of October 25, 1995 to provide that, in the event that an employee is terminated other than for "Cause" or "Disability" (as those terms are defined in the applicable Employment Agreement), and, in Mr. Rutenberg's case, also if he terminates for "Good Reason" (as defined in his Employment Agreement), a portion of the employee's stock option will become vested and exercisable to the extent that it would have become vested and exercisable had the employee remained employed by the Company for a one-year period following his termination of employment and, subject to the employee's compliance with the restrictive covenants in his Employment Agreement. Options held by the employee as of the date of the termination of employment (other than the option granted to Mr. Rutenberg on October 1, 1995 which is described below) will remain exercisable (to the extent those options either are vested on termination of employment or become vested over the succeeding year) until the earlier of the date one year following the termination of employment or the expiration of the option's term. "Good Reason" is defined for purposes of the Rutenberg Employment Agreement to include (i) any circumstance that has the effect of significantly reducing Mr. Rutenberg's duties or authority, (ii) a breach by the Company of its material obligations under the Employment Agreement, (iii) the relocation of the principal executive offices of the Company in excess of 35 miles from their present location not consented to by Mr. Rutenberg, (iv) the occurrence of a "Change in Control" (as defined in the Incentive Plan) in a transaction to which Mr. Rutenberg does not consent, (v) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Mr. Rutenberg does not consent or (vi) any circumstance whereby, without Mr. Rutenberg's consent, any of the Company's offices or facilities is caused to operate on the Jewish Sabbath or on any Jewish holiday, and as a result thereof, Mr. Rutenberg reasonably determines that he would be prohibited under Jewish law from continuing as the Chief Executive Officer of the Company, provided that any of the events described in clauses (i), (ii) or (vi) will constitute Good Reason only if Mr. Rutenberg has notified the Board in writing of the existence and particulars of such circumstance and the Board has failed to remedy such circumstance within thirty days of such notice.

  RUTENBERG EMPLOYMENT AGREEMENT. Mr. Rutenberg's Employment Agreement provides that, in addition to his base salary, Mr. Rutenberg will be entitled to an annual bonus in an amount to be determined at the discretion of the Board, subject to performance objectives established by the Board, and the use of a Company-provided car. The Employment Agreement provides that, in the event that Mr. Rutenberg's employment is terminated by the Company other than for "Cause" or "Disability" or by Mr. Rutenberg for "Good Reason," the Company will (i) pay Mr. Rutenberg a lump sum severance amount equal to 2.99 times his annual base salary in effect as of the date of such termination and (ii) continue the health, accident and life insurance benefits and other disability plans and programs provided to him immediately prior to such termination for the shorter of one year or the balance of the term of his Employment Agreement. If Mr. Rutenberg's employment is terminated by the Company for Cause or by Mr. Rutenberg without Good Reason, Mr. Rutenberg will be entitled to receive his salary through his date of termination, and his entitlement to any other compensation or benefits beyond the term of his employment will be determined in accordance with the Company's general plans, policies and practices as in effect from time to time. If Mr. Rutenberg's employment is terminated due to his death, the Company will continue, for the shorter of one year following his death or the balance of the term of his Employment Agreement, the health, accident and life insurance benefits and other disability plans and programs provided to his dependents immediately prior to his death. If Mr. Rutenberg's employment is terminated due to "Disability" (as defined in his Employment Agreement), for the shorter of one year following his termination or the balance of the term of his Employment Agreement, the Company will (i) continue to pay his salary, reduced by the amount of his disability benefits, if any, and (ii) continue the health, accident and life insurance benefits and other disability plans and programs provided to Mr. Rutenberg immediately prior to such termination. If necessary, the payments and benefits provided above will be reduced to the extent required so that no payment to Mr. Rutenberg will be an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code"), Section 280G.

  Under his Employment Agreement, Mr. Rutenberg has assigned to the Company all rights to inventions, discoveries, improvements and patentable and copyrightable works conceived by him in the course of his employment with the Company and related to the business or activities of the Company. Mr. Rutenberg has agreed not to disclose to others trade secrets and other confidential information of the Company during the term of his employment and for a five-year period thereafter. Mr. Rutenberg has also agreed that, during the term of his employment under his Employment Agreement and for a period of three years thereafter, he will not engage in activity which is competitive with the business of the Company; however, in the event that his employment is terminated without Cause or he terminates his employment for Good Reason, the non-competition period is reduced to two years.

  OTHER EMPLOYMENT AGREEMENTS. The Employment Agreements covering the other executive officers contain provisions generally similar to those in Mr. Rutenberg's Employment Agreement, except that (i) upon a voluntary termination for good reason, the entitlement of an executive officer to any other compensation or benefits shall be determined in accordance with the Company's plans, policies and practices as in effect from time to time, (ii) upon a termination of an executive officer's employment by the Company without Cause, for a period of one year thereafter the executive officer will be entitled to continue to receive his or her base salary in effect at the time of termination and continued coverage under health, accident and life insurance and other disability plans and programs, (iii) the non-competition restriction is for a two-year period following their respective termination of employment and (iv) there is no provision for a reduction under Code Section 280G, but the severance payments provided under the Employment Agreements will be reduced by any income received by the executive officer from other sources during such severance period.

RUTENBERG OPTION AGREEMENT

  The Company has granted to Mr. Rutenberg a performance-based option under the Incentive Plan at an exercise price of $15.00 per share and covering 813,273 shares of Common Stock that is designed to produce an option value of $12.5 million if at any time during the option's ten-year term either of the following events (the "Performance Goal") occurs: (i) the Company's share price over any 90 consecutive day period reaches $30.37 (the "Target Price") or (ii) all or substantially all of the Company's shares of Common Stock are acquired (an "Acquisition") at or above the Target Price. If the Performance Goal is attained, the option will become exercisable as to one-third of the number of shares of Common Stock subject thereto on the later of (i) the third anniversary of the IPO or (ii) the date that the Performance Goal is attained (the "Initial Vesting Date"), and will become exercisable as to an additional one-third of the shares of Common Stock subject thereto on each of the first two anniversaries of the Initial Vesting Date; provided, however, that, if Mr. Rutenberg's employment is terminated by the Company without Cause following an Acquisition that occurs following or simultaneously with the attainment of the Performance Goal, the option will be fully exercisable. No additional vesting will occur following Mr. Rutenberg's termination of employment under any other circumstances or the expiration of the option's ten-year term. Following Mr. Rutenberg's termination of employment by the Company for any reason other than for Cause, the option, to the extent vested and exercisable at the time of such termination, may be exercised within six months of the termination of employment. The option provides for equitable adjustments to the Performance Goal, the number of shares of Common Stock subject to the option and the exercise price in the event of a Change in Capitalization (as defined in the Incentive Plan). The exercisability of the option will not accelerate upon the occurrence of a Change in Control (as defined in the Incentive Plan), and the option will terminate in connection with an Acquisition if the Performance Goal is not attained prior to or in connection with the Acquisition.

STOCK INCENTIVE PLAN

  GENERAL. On November 17, 1993, the Board adopted the Neuromedical Systems, Inc. 1993 Stock Option Plan (the "Option Plan"), which was amended and restated October 25, 1995 as the Incentive Plan. The Company's stockholders approved the Option Plan at the Annual Meeting of Stockholders on June 24, 1994 and approved an amendment to the Option Plan on July 12, 1995 increasing the maximum number of shares of Common Stock for which options may be granted under the Option Plan to 2,475,754 shares, subject to adjustment in the event of a Change in Capitalization. Pursuant to a consent solicitation dated November 1, 1995, the Incentive Plan as amended and restated was approved by the Company's stockholders. This amendment and restatement increased the maximum number of shares with respect to which awards can be granted under the Incentive Plan to 4,140,000 shares, subject to adjustment in the event of a Change in Capitalization, with no more than one-third of the total number of authorized shares to be issued as grants of restricted stock and, provided that, over the term of the Incentive Plan, the maximum number of shares with respect to which awards may be granted to any individual is 2,000,000 and the maximum that any individual may be awarded in respect of United States dollar-denominated performance units is $5,000,000. As of September 9, 1996, the Board had granted 3,050,898 options under the Incentive Plan, of which 2,848,986 options were outstanding. As of September 9, 1996, 1,624,013 options were immediately exercisable into 1,624,013 shares of Common Stock and 1,224,973 options were exercisable into 1,224,973 shares of Common Stock at future dates.

  The purpose of the Incentive Plan is to strengthen the Company by providing an incentive to its employees, officers, consultants and directors through the granting of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units, and performance shares to employees, officers, directors (other than non-employee directors), consultants and advisors and the granting of options to non-employee directors of the Company (collectively or individually, "Awards"), thereby encouraging them to devote their abilities and industry to the success of the Company. The Incentive Plan will terminate on the day preceding the tenth anniversary of the date of its adoption, unless earlier terminated by the Board.

  The Incentive Plan is to be administered either by the entire Board or by a committee consisting of at least two directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Plan Administrators"). To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m) of the Code, each member of the Board or the committee administering the Incentive Plan, as applicable, shall be an "outside director" within the meaning of Section 162(m) of the Code. Presently, the Incentive Plan is administered by the entire Board.

  Each Award under the Incentive Plan will be evidenced by an agreement that sets forth the terms of the grant. Under the Incentive Plan, the Plan Administrators have the authority to, among other things: (i) select the employees to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards and (iii) establish the terms for treatment of Awards upon a termination of employment. Awards are generally not transferable by the grantee, other than by will or the laws of descent and distribution or under certain other limited conditions, except that options may be transferable if the terms of the option so provide.

  OPTIONS. The per share exercise price of an option granted under the Incentive Plan is fixed by the Plan Administrators at the time of grant and must not be less than 100% of the fair market value of the Common Stock of the Company subject to the option at the date of grant (110% in the case of an incentive stock option granted to a Ten Percent Stockholder (as defined in the Incentive Plan)). The Plan Administrators will determine whether any option is a non-qualified or incentive stock option at the time of grant. Each option will be exercisable at such dates and in such installments as determined by the Plan Administrators. Unless otherwise provided in the applicable option agreement, all outstanding options will become fully exercisable upon a Change in Control. In addition, the Plan

Administrators reserve the authority to accelerate the exercisability of any option. Each option terminates at the time determined by the Plan Administrators provided that the term of each option may not exceed ten years (five years in the case of any incentive stock options granted to a Ten Percent Stockholder). Options may be exercised during the grantee's lifetime only by the grantee or his guardian or legal representative. In the discretion of the Plan Administrators, the purchase price for shares may be paid (i) in cash, (ii) by transferring shares of Common Stock to the Company or (iii) by a combination of the foregoing. In addition, options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Plan Administrators. If an optionee's employment is terminated by the Company following a Change in Control, options which were exercisable as of the date of the termination of employment will remain exercisable until the earlier of (i) the first anniversary of the date of termination or (ii) the expiration of the stated term of the option.

  DIRECTOR OPTIONS. The Incentive Plan also provides for the non-discretionary grant of Director Options to each of its non-employee directors (i) with respect to 2,500 shares of Common Stock of the Company to each non-employee director who becomes a member of the Board after October 25, 1995 upon election or appointment and (ii) with respect to 2,500 shares of Common Stock, annually on the first business day following the annual meeting of stockholders to all non-employee directors who are members of the Board at that time. Director Options are granted at an exercise price equal to the fair market value of the Common Stock of the Company subject to such Director Options on the date of grant and vest as of the date six months and one day after such date of grant, provided that the director remains in service at that time. Director Options generally have ten-year terms, unless earlier terminated in accordance with the provisions of the Incentive Plan.

  STOCK APPRECIATION RIGHTS ("SARS"). The Incentive Plan permits the granting of SARs either in connection with the grant of an option (other than a Director Option), or as a separate right. A SAR permits a grantee to receive upon exercise cash and/or shares, at the discretion of the Plan Administrators, in an amount calculated pursuant to formulas in the Incentive Plan. When a SAR is granted, however, the Plan Administrators may establish a limit on the maximum amount a grantee may receive on exercise. The Plan Administrators will decide at the time the SAR is granted the date or dates at which it will become vested and exercisable; however, in the event of a Change in Control of the Company, all SARs become immediately exercisable, unless otherwise provided in the applicable agreement at the date of such grant.

  DIVIDEND EQUIVALENT RIGHTS ("DERS"). DERs may be granted in tandem with any Award under the Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment or other lapse of restrictions on the related Award. DERs may be settled in cash or shares of Common Stock or a combination thereof, in a single payment or multiple installments.

  RESTRICTED STOCK. The Plan Administrators will determine the terms of each restricted stock Award at the date of grant, including the price, if any, to be paid by the grantee, the restrictions placed on the shares and the time or times when the restrictions will lapse. In addition, at the time of grant, the Plan Administrators, in their discretion, may decide: (i) whether dividends paid on the restricted stock will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be invested in additional shares of Common Stock, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock Award. Unless otherwise provided at the time of grant, the restrictions on the restricted stock will lapse upon a Change in Control.

  PERFORMANCE UNITS AND PERFORMANCE SHARES. Performance units and performance shares will be awarded as the Plan Administrators determine, and the vesting of these Awards will be based upon the Company's attainment within an established period of specified performance objectives to be determined by the Plan Administrators from among the following: earnings per share, share price, pre-tax profits, net earnings, return on equity or assets, revenues, EBITDA, market share or market penetration or any combination of the foregoing. The agreements evidencing the Award of performance shares or units will set forth the terms and conditions thereof. Performance units may be denominated in dollars or in shares of Common Stock, and payments in respect of performance units will be made in cash, shares, shares of restricted stock or any combination of the foregoing, as determined by the Plan Administrators. Performance shares are initially denominated in shares of Common Stock, but the Compensation Committee may ultimately settle performance share awards in cash, shares of Common Stock or a combination thereof, at its discretion. The Plan Administrators will determine the treatment of performance Awards upon a Change in Control at the time of grant.

  The Board may at any time and from time to time amend or terminate the Incentive Plan; provided, however, that, to the extent required by applicable law, no such change will be effective without the requisite approval of the Company's stockholders. In addition, no such change may alter or adversely impair any rights or obligations under any Awards previously granted, except with the written consent of the grantee.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is generally a summary of the principal United States federal income tax consequences under current federal income tax laws relating to option grants to employees under the Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

  An optionee will not recognize any taxable income upon the grant of a non-qualified option and the Company will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the optionee. Subject to the discussion below with respect to Section 162(m) of the Code and the optionee including such compensation in income or the Company satisfying applicable reporting requirements, the Company will be entitled to a tax deduction in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

  Special rules may apply in the case of an optionee who is subject to Section 16 of the Exchange Act.

  In the event of a sale of Common Stock received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed to the optionee as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock was more than one year.

  Subject to the discussion below, an optionee will not recognize taxable income at the time of grant or exercise of an "incentive stock option" and the Company will not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an "incentive stock option" generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

  Generally, a sale or other disposition by an optionee of shares acquired upon the exercise of an "incentive stock option" more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the "incentive stock option" will result in any difference between the amount realized and the exercise price being treated as long-term capital gain or loss to the optionee, with no deduction being allowed to the Company. Generally, upon a sale or other disposition of shares acquired upon the exercise of an "incentive stock option" within one year after the transfer of the shares to the optionee or within two years after the date of grant of the "incentive stock option," any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the option and (b) the amount realized on such sale or other disposition over (ii) the exercise price of such option will constitute compensation income to the optionee. Subject to the discussion below with respect to Section 162(m) of the Code and the optionee including such compensation in income or the Company satisfying applicable reporting requirements, the Company will be entitled to a deduction in the amount of such compensation income. The difference between the amount realized on such sale or disposition and the fair market value of the shares at the time of the exercise of the option generally will constitute short-term or long-term capital gain or loss, as the case may be, and will not be deductible by the Company.

  Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year. Under regulations proposed under Code
Section 162(m), the deduction limitation of Section 162(m) does not apply to any compensation paid pursuant to a plan that existed during the period in which the corporation was not publicly held, to the extent the prospectus accompanying the initial public offering disclosed information concerning such plan that satisfied all applicable securities laws. However, the foregoing exception may be relied upon only for Awards made before the earliest of (i) the expiration of the plan, (ii) the material modification of the plan, (iii) the issuance of all stock allocated under the plan, or (iv) the first meeting of stockholders at which directors are elected occurring after the close of the third calendar year following the calendar year in which the initial public offering occurs (the "Reliance Period"). The Company has structured and intends to implement the Incentive Plan so that compensation attributable to Awards granted thereunder during the Reliance Period is not subject to the deduction limitation of Code Section 162(m). The Company intends to consider whether to structure and implement the Incentive Plan in a manner so that compensation attributable to Awards made after the Reliance Period will not be subject to the deduction limitation. The foregoing discussion is based on proposed regulations which may be amended upon adoption in their final form.

  The following table sets forth the number of options outstanding and held by the persons or groups of persons listed below under the Incentive Plan as of September 9, 1996:

                                                                   NUMBER OF
                           NAME AND POSITION                        OPTIONS
                           -----------------                       ---------
      Mark R. Rutenberg........................................... 1,313,273(1)
       Chief Executive Officer
      Uzi Ish-Hurwitz.............................................   250,000
       Executive Vice-President
      James M. Herriman...........................................   100,000
       Vice President of Product Development
      Laurie J. Mango, M.D........................................   125,000
       Vice President and Medical Director
      John B. Henneman, III.......................................   100,000
       Vice President, Secretary and General Counsel
      Executive Officers as a Group............................... 2,138,273(1)
      Non-Executive Directors as a Group..........................    30,000


      Non-Executive Officer Employees as a Group..................   566,150

--------
(1) Includes the 813,273 shares of Common Stock subject to the performance-based option granted to Mr. Rutenberg on October 1, 1995 described above. See "--Rutenberg Option Agreement."

  OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1995. All such options are for the purchase of Common Stock.

                                                                    POTENTIAL REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL RATES
                                                                    OF STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                  FOR OPTION TERM(1)
                         ------------------------------------------ ---------------------------
                                     % OF TOTAL
                         NUMBER OF    OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING  EMPLOYEES  EXERCISE
                          OPTIONS    IN FISCAL  OR BASE  EXPIRATION
          NAME            GRANTED      YEAR      PRICE      DATE        5%            10%
          ----           ---------- ----------- -------- ---------- ----------- ---------------
Mark R. Rutenberg.......  813,273      66.7%     $15.00   10/01/05          --  $19,445,000
Uzi Ish-Hurwitz.........      --        --          --         --           --           --
James M. Herriman.......      --        --          --         --           --           --
Laurie J. Mango, M.D. ..      --        --          --         --           --           --
John B. Henneman, III...   25,000       2.1%       6.00    2/27/05      $94,000     239,000

--------
(1) These columns show the hypothetical gains or "option spreads" of the outstanding options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the options' terms. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projections of future prices of the Common Stock. The Rutenberg option has no potential realizable value under the 5% stock price appreciation rate since at such rate the stock price never achieves the Target Price of $30.37. See "--Rutenberg Option Agreement."

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth the number of shares covered by both exercisable and unexercisable options on Common Stock held by the Named Executive Officers as of December 31, 1995. Each of these options was granted at exercise prices ranging from $4.00 to $15.00 per share. Each is a non-qualified option with a ten-year term, subject to earlier termination in the event of the optionee's termination of employment. The unexercisable options issued to Mark R. Rutenberg are subject to vesting in accordance with the terms of his performance-based option and the unexercisable options issued to John B. Henneman, III vest over a five-year period.

                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                         OPTIONS AT FISCAL YEAR-END(1)        AT FISCAL YEAR-END(2)
                         --------------------------------   -------------------------
NAME                      EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----                     --------------   ---------------   ----------- -------------
Mark R. Rutenberg.......     500,000           813,273       $8,062,500   $4,168,024
Uzi Ish-Hurwitz.........     250,000               --         4,031,250          --
James M. Herriman.......     100,000               --         1,612,500          --
Laurie J. Mango, M.D. ..     125,000               --         2,015,625          --
John B. Henneman, III...      75,000            25,000        1,209,375      353,125

--------
(1) As of December 31, 1995, none of the options granted under the Incentive Plan had been exercised.
(2) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the last closing price of the Common Stock as of December 31, 1995, which was $20.125.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Decisions with respect to compensation for the 1995 fiscal year were made by the entire Board, on the advice of Elizabeth

Cogan Fascitelli and Mark R. Rutenberg and of Joseph Salamon and John E. Fox, who were members of the Board until June 20, 1996. Mr. Rutenberg is the Company's Chief Executive Officer. Mr. Rutenberg excused himself from all deliberations relating to his own compensation. In December 1995, the Board created a Compensation Committee, which recommends to the Board compensation for the Company's key employees. In the opinion of the Board, the directors serving on the Compensation Committee are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Compensation Committee.

ANNUAL BONUS PLAN

  During October 1995, the Company awarded bonuses in respect of 1995 to Messrs. Rutenberg, Ish-Hurwitz, Herriman and Henneman and to Dr. Mango in the amounts of $131,000, $90,000, $68,400, $57,600 and $80,000, respectively. The
Named Executive Officers, other than Mr. Rutenberg, were permitted to elect to have up to 50% of their 1995 bonuses paid in the form of shares of Common Stock valued at a price of $7.00 per share. Each of those Named Executive Officers elected to have 50% of their bonuses (representing 21,143 shares in total) paid in shares of Common Stock.

CONSULTING AGREEMENTS

  The Company has entered into consulting agreements with various individuals prominent in the field of cytology, pathology and gynecologic oncology including Dr. Arthur Herbst, one of the Company's directors. These agreements provide the Company with additional intellectual resources in the areas of product development and clinical studies of PAPNET(R) Testing System performance. In addition, certain of the Company's medical consultants are advising the Company in connection with its introduction of the PAPNET(R) Testing System.

INDEMNIFICATION MATTERS

  The Certificate contains a provision that eliminates the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law. The Certificate also authorizes the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or any charter provision, by-laws, contracts, arrangements, statute or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In addition, the Company has entered into indemnification agreements (the "Indemnification Agreements") with each of its directors/officers of the Company. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the Certificate, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer, (iii) provide additional indemnification rights, and (iv) provide contribution rights in the event that indemnification is unavailable or insufficient.

  The Company maintains directors' and officers' liability insurance with a liability limitation of $5,000,000.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of September 9, 1996, information regarding the beneficial ownership of the Company's Common Stock by the directors and executive officers of the Company and by each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock.

                                                            AMOUNT
                        NAME AND ADDRESS OF BENEFICIAL   BENEFICIALLY
     TITLE OF CLASS     OWNER                              OWNED(1)   % OF CLASS
     --------------     ------------------------------   ------------ ----------
 Common Stock.........  The Goldman Sachs Group,          8,133,661     27.5%
                        L.P. .........................
                        and related investors(2)
                        85 Broad Street
                        New York, NY 10004
 Common Stock.........  H and S Trust(3)..............    3,872,068     12.7%
                        Suite 3C, Centre Plaza
                        Horseback Lane
                        Gibraltar
 Common Stock.........  Edelson Technology Partners       1,594,215      5.4%
                        II, L.P.(4)...................
                        Whiteweld Centre
                        Woodcliff Lake, NJ 07675
 Common Stock.........  Mark R. Rutenberg(5)..........    1,541,304      5.2%
                        c/o Neuromedical Systems, Inc.
                        Two Executive Boulevard
                        Suffern, NY 10901
 Common Stock.........  Stuart M. Essig(6)............          --        *
 Common Stock.........  Elizabeth Cogan Fascitelli(6).          --        *
 Common Stock.........  Carl Genberg(7)...............       43,272       *
 Common Stock.........  Arthur L. Herbst, M.D.(8).....        1,200       *
 Common Stock.........  Uzi Ish-Hurwitz(9)............      256,429       *
 Common Stock.........  C. Raymond Larkin, Jr.(10)....        2,500       *
 Common Stock.........  Stephen K.C. Ng, M.D.(11).....      409,328      1.4%
 Common Stock.........  All directors and executive
                        officers as a group (14
                        persons, including those
                        listed above)(12).............    2,749,973      9.0%

--------
* Less than 1%

 (1) The words "group" and "beneficial" are as defined in regulations issued by the Commission. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. Except as indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) Includes shares beneficially owned by certain investment limited partnerships of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partners or the managing general partners. GS Group owns 125,000 shares of Common Stock. Also includes 1,272,275 shares held in managed accounts ("Managed Accounts") for which Goldman, Sachs & Co. exercises voting or investment authority, or both. In addition, includes 3,100 shares owned by Goldman, Sachs & Co. which were acquired in the ordinary course of market making. Also includes options for 5,000 shares of Common Stock in respect of Ms. Fascitelli's and Mr. Essig's service on the Board. GS Capital Partners, L.P. ("GSCP") owns 5,382,629 shares of Common Stock; Stone Street Fund 1993, L.P. ("Stone Street") owns 635,958 shares of Common Stock; and Bridge Street Fund 1993, L.P. ("Bridge Street," and, together with Stone Street and GSCP, the "Limited Partnerships") owns 709,699 shares of Common Stock. The foregoing amounts reported as owned by the Limited Partnerships include an aggregate of 87,328 shares which are subject to the exercise of options and warrants. GS Group disclaims beneficial ownership of shares held (i) by the Limited Partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates and
   (ii) in Managed Accounts. GS Group shares voting and dispositive power with respect to all shares reported as beneficially owned, other than the 125,000 shares owned by GS Group.
 (3) Includes an aggregate of 2,781,533 shares of Common Stock and a warrant to purchase 1,090,535 shares of Common Stock which are owned by Tehila Holdings A.V.V., Marineland A.V.V. and Leadville A.V.V., each of which is an Aruba corporation wholly owned by H and S Trust, a Gibraltar trust. Joseph Salamon, a director of the Company until June 20, 1996, and other members of his family are potential beneficiaries of the H and S Trust. Mr. Salamon disclaims beneficial ownership of all of such shares.
 (4) Includes 215,400 shares of Common Stock held of record by Edelson Technology Partners III, L.P., a limited partnership under common control with Edelson Technology Partners II, L.P.
 (5) Includes an option for the purchase of 500,000 shares of Common Stock. Such amount does not include the performance-based option (See "Management--Rutenberg Option Agreement") exercisable for 813,273 shares of Common Stock.
 (6) Mr. Essig and Ms. Fascitelli are officers of Goldman, Sachs & Co. Share data shown for such individuals excludes shares shown as held by The Goldman Sachs Group, L.P. and related investors as to which such individuals disclaim beneficial ownership.
 (7) Includes options for 2,500 shares of Common Stock granted in respect of Mr. Genberg's service on the Board.
 (8) Includes 1,000 shares of Common Stock held directly by Dr. Herbst and 200 shares of Common Stock held by Dr. Herbst's wife.
 (9) Includes options for 250,000 shares of Common Stock of which 125,000 of such options are subject to transfer pursuant to a personal settlement agreement.
(10) Includes options for 2,500 shares of Common Stock granted in respect of Mr. Larkin's service on the Board.
(11) Includes (i) 25,000 shares of Common Stock held directly by Dr. Ng, (ii) 25,000 shares of Common Stock issuable upon exercise of warrants held of record by Dr. Ng, (iii) 12,500 shares of Common Stock held of record by Dr. Ng's wife, (iv) 1,562 shares of Common Stock issuable upon exercise of warrants held of record jointly with Dr. Ng's wife, (v) 337,766 shares of Common Stock owned of record by PFEL (of which Dr. Ng owns 18.3% and as to which shares Dr. Ng disclaims beneficial ownership), (vi) 5,000 shares of Common Stock held of record by Bluehill Holdings, Ltd., a corporation over which Dr. Ng has voting control and (vii) options for 2,500 shares of Common Stock in respect of Dr. Ng's service on the Board.
(12) All shares shown with respect to directors and executive officers include options exercisable within 60 days at exercise prices ranging from $4.00 to $22.63 per share, all of which shares were deemed outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned. Directors and executive officers also hold options that are not presently exercisable with respect to an additional 900,773 shares of Common Stock which, in accordance with the rules of the Commission, are not included in the table.

                             CERTAIN TRANSACTIONS

TERRITORIAL LICENSES AND RELATED AGREEMENTS

  From 1989 through 1991, the Company entered into the License Agreements for the PAPNET(R) Testing System. The Company received net proceeds of approximately $3,500,000 from the sale of these territorial licenses. Each license expires on the later of (i) 17 years after its execution or (ii) the expiration of the initial patent granted for the PAPNET(R) Testing System, and is renewable for an additional 17-year term at the Licensee's option. Carl Genberg, a director of the Company, is an officer or has significant direct or indirect ownership interests in four of the Licensees (the "Related Licensees") and is a director of Cytology West, Inc., the Related Licensee that holds the License Agreement relating to Arizona, Nevada and San Diego County. Carl Genberg is the first cousin of Mark R. Rutenberg, the Chairman of the Board, President and Chief Executive Officer of the Company. In connection with the sale of the License Agreements, GRK, a now-dissolved Ohio general partnership, was instrumental in arranging such sales and received warrants exercisable for 93,124 shares of Common Stock. Such warrants were exercised, pursuant to a Settlement Agreement and a Warrant Exercise Agreement, the effect of which included the clarification of previously disputed elements of the License Agreements, simultaneously with the completion of the IPO in a "cashless exercise." GRK received 80,708 shares of Common Stock pursuant to such exercise, of which Mr. Genberg received 26,903 shares of Common Stock upon the dissolution of GRK in 1995. In addition, the Company issued an aggregate of 89,020 shares of Common Stock pursuant to the Settlement Agreement to Carl Genberg individually and the Related Licensees. Under the License Agreements, the Licensees receive royalties on an annual basis which the Company estimates will be approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such percentage. In 1995, such royalty expense for the Related Licensees was approximately $87,000.

UNDERWRITING FEES

  The Goldman Sachs Group, L.P. and certain of its investment limited partnership affiliates are the beneficial owners of approximately 22.9% of the Company's outstanding Common Stock as of September 9, 1996 (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of warrants and options to acquire Common Stock). See "Principal Stockholders." Two of the Company's directors are officers of Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group, L.P. Goldman, Sachs & Co. acted as one of the representatives of the underwriters in the Company's IPO in which all such underwriters received aggregate underwriting discounts and commissions of approximately $7,245,000 from the Company.

PFEL AGREEMENT

  The Company has entered into an exclusive representation agreement with PFEL under which the Company incurred aggregate expenses of $136,295 in 1995 and $116,000 in 1994. The Company is obligated to pay PFEL $75,000 in management fees, in addition to any commissions, in 1996. Dr. Stephen Ng, a director of the Company, is the President and an 18.3% stockholder of PFEL. Dr. Ng is also the President of Compuscreen, a subsidiary of PFEL and a customer of the Company. In 1994 and 1995, the Company recorded approximately $18,000 and approximately $259,000, respectively, in revenue from Compuscreen. In addition, PFEL was the record holder of 1,351,064 shares of the Company's Convertible Preferred Stock, all of which automatically converted into 337,766 shares of Common Stock upon consummation of the IPO in December 1995. PFEL purchased such shares of Convertible Preferred Stock in May 1994 and January 1995, in each case concurrently with other unaffiliated investors which paid the same prices per share and received the same terms and conditions.

OTHER

  Since 1994, Dr. Herbst has served as a consultant to the Company in the field of gynecological oncology. In such capacity, Dr. Herbst was paid approximately $33,000, $55,000 and $22,500 in 1994, 1995 and 1996 through
September 25, 1996, respectively, in consideration of his consulting services plus certain expenses incurred in connection therewith. The term of his consulting agreement ends on December 31, 1997.

  In January 1994, the Company loaned Mr. Rutenberg $200,000, which loan was free of interest charges and was approved by the Board. Such amount was repaid in full by Mr. Rutenberg in March 1994.

  In January 1995, the Company issued 21,276 shares of Series Preferred Stock, all of which automatically converted into 5,319 shares of Common Stock upon consummation of the IPO, to Frank Ng, the brother of Dr. Stephen Ng, a director of the Company, in consideration for assisting the Company in raising approximately $1,000,000 in equity capital.

  The Company has, in the past, utilized the services of Insight Graphics and Design ("Insight"), the sole proprietor of which is Ellen Rutenberg, wife of Mark Rutenberg, the President, Chairman and Chief Executive Officer of the Company. Insight provides graphic design consulting services to the Company, and has been responsible for the creative design of the Company's domestic and international marketing materials since 1993. In 1994 and 1995, the Company paid Insight approximately $48,000 and $57,700, respectively, for such services. In May 1996, Mrs. Rutenberg became an employee of the Company at an annual salary of approximately $42,000. The Company does not anticipate utilizing Insight for any further services.

  The Company believes that the terms of the transactions described in this section are no less favorable to the Company than the terms it would have received if the transactions were entered into with parties unaffiliated with the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to the General Corporation Law of the State of Delaware and other applicable Delaware law (the "Delaware Law") and to the provisions of the Company's Certificate and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"). As of September 9, 1996, there were 29,493,606 shares of Common Stock outstanding and 4,418,490 shares of Common Stock issuable upon exercise of outstanding options and warrants. All outstanding shares of Common Stock are fully paid and non-assessable. As of September 9, 1996, there were no shares of Preferred Stock issued or outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, will exclusively possess all voting power. The holders of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. The Board is classified in accordance with the Certificate. See "Certain Charter and By-Laws Provisions--Classified Board of Directors." Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Price Range of Common Stock and Dividend Policy."

  The Common Stock is quoted on the Nasdaq National Market System under the symbol "NSIX."

PREFERRED STOCK

  The Board is authorized to provide for the issuance of shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board providing for the issuance of such series and as are permitted by the Delaware Law. In connection with the Stockholder Rights Plan adopted by the Company (the "Stockholder Rights Plan"), the Company has authorized a series of 450,000 shares of Preferred Stock designated Series A Participating Preferred Stock (the "Series A Preferred Stock"). For a description of the terms of the Series A Preferred Stock, see "--Preferred Stock Purchase Rights." The Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of impeding or delaying a merger, tender offer or other transaction or a change of control of the Company that some, or a majority, of the Company's stockholders might believe to be in their best interests. See "Risk Factors--Control by Existing Stockholders; Need for Qualified Independent Underwriter" and "Certain Charter and By-Laws Provisions--Preferred Stock." Other than the Series A Preferred Stock, the Company has no present plans to issue any Preferred Stock.

OPTIONS AND WARRANTS

  The Company has sold or granted options and warrants to purchase its capital stock at various exercise prices over various periods of time. As of September 9, 1996, excluding the options granted under the Incentive Plan (under which options to purchase 3,050,898 shares have been granted of which 2,848,986 are outstanding), the Company has outstanding warrants to purchase an aggregate of 1,569,504 shares of Common Stock at exercise prices ranging from nominal to $12.00 per share. If all of such warrants were exercised by payment of cash to the Company, the aggregate proceeds to the Company would be approximately $2,024,000.

  Most of the Company's outstanding warrants and options contain provisions allowing for the conversion of such warrants and options into a lesser number of shares without the payment of cash to the Company (so-called "cashless exercise" provisions). Accordingly, there can be no assurance that, even if all of such options and warrants are exercised, the Company will receive any cash proceeds from the exercise of warrants or options.

PREFERRED STOCK PURCHASE RIGHTS

  The Board has adopted the Stockholder Rights Plan, pursuant to which there has been issued with respect to each share of Common Stock issued and outstanding as of or following the consummation of the IPO one Preferred Stock Purchase Right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $60.00 per one one-hundredth of a share, subject to adjustment. The description and terms of the Rights are set forth in a form of Rights Agreement (the "Rights Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company (other than with an Acquiring Person (as defined below)) because the Rights (i) do not become exercisable in the event of a Permitted Offer (as defined below) and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Common Stock are treated alike.

  The Rights are or will be attached to all certificates representing shares of Common Stock issued prior to the Rights Distribution Date (as defined below). Initially, no separate Rights certificates will be distributed. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than persons who would be an Acquiring Person solely by reason of ownership of stock upon the completion of the IPO (a "Grandfathered Stockholder"), has acquired, or obtained the right to acquire, beneficial ownership of securities having 15% (or, with respect to a Grandfathered Stockholder, such stockholder's ownership of stock upon completion of the IPO plus 1%) or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (in either case, except as a result of Permitted Offer) (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock. Until the Rights Distribution Date, the Rights will be transferred with and only with certificates representing shares of Common Stock. Certificates issued upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights

Certificates") will be mailed to holders of record of shares of Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on the earliest of (i) December 7, 2005, (ii) consummation of a merger transaction with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer, and is offering in the merger the same form of consideration, and not less than the price per share of Common Stock paid pursuant to the Permitted Offer or (iii) redemption by the Company as described below.

  The purchase price payable per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), as set forth in the Rights Certificates, and the number of shares of Series A Preferred Stock or other securities issuable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,
(ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

  In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which shares of Common Stock are exchanged or changed (other than a merger with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board who are not officers of the Company or Acquiring Persons to be both adequate and otherwise in the best interests of the Company, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

  In the event that an Acquiring Person becomes such, each holder of a Right (other than such Acquiring Person) will for a 60-day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Series A Preferred Stock or another equity security with at least the same economic value as the Common Stock) having a market value of two times the exercise price of the Right, with shares of Common Stock to the extent available being issued first (such right being called the "Subscription Right").

  The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the exercisability of the Merger Right or the Subscription Right, any Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

  At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Company's Board in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of the Company's voting securities. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Any of the provisions of the Rights Agreement may be amended by the Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interest of holders of the Rights (excluding the interests of any Acquiring Person).

  The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will, subject to the availability of assets for distribution (including the rights of securityholders of the Company having priority in liquidation to the holders of shares of Series A Preferred Stock), receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment, and thereafter, once holders of shares of Common Stock have received an equivalent liquidation payment, the holders of shares of Series A Preferred Stock and shares of Common Stock will receive their ratable share of any remaining assets to be distributed. Each share of Series A Preferred Stock will have 100 votes, voting together with holders of shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

  After such time as any person becomes an Acquiring Person (provided that no person owns 50% or more of the Common Stock), the Board, at its option, may exchange Rights for Common Stock at the ratio of one share per Right. Such an exchange of Rights must be authorized by a majority of the entire Board. The share exchange option permits stockholders to receive Common Stock under the Stockholder Rights Plan without the expenditure of funds otherwise necessary to exercise such Rights. Any such share exchange would deny the Company the benefits of additional capital that it might otherwise receive under the Stockholder Rights Plan.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Common Stock is American Stock Transfer and Trust Company.

                    CERTAIN CHARTER AND BY-LAWS PROVISIONS

  The following brief description of certain provisions of the Certificate and By-Laws does not purport to be complete and is subject in all respects to the provisions of the Certificate and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the Board is divided into three classes of directors, as nearly equal in number as reasonably possible, except for any directors elected separately by the holders of any one or more series of Preferred Stock. The Board consists of the persons referred to as directors under "Management--Executive Officers and Directors." The Certificate provides that the term of office of the first class of directors expired at the 1996 Annual Meeting of Stockholders, the term of office of the second class of directors will expire at the 1997 Annual Meeting of Stockholders, and the term of office of the third class of directors will expire at the 1998 Annual Meeting of Stockholders. Starting with the 1996 Annual Meeting of Stockholders, one class of directors is being elected each year for a three-year term.

  The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by action of not less than a majority of the Board then in office, but in no event shall be less than four or more than 11. In addition, the Certificate provides that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, disqualification or removal of directors may be filled only by a majority of the directors then in office, though less than a quorum. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate provides that, except for any directors elected separately by holders of one or more series of Preferred Stock, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

  The provisions of the Certificate governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though either such attempt might be beneficial to the Company or its stockholders. These provisions of the Certificate could thus increase the likelihood that incumbent directors will retain their positions.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Certificate provides that, subject to the rights of holders of any series of Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders called by the Board to elect directors, and it prohibits stockholder action by written consent in lieu of a meeting. The By-Laws provide that, subject to the Delaware Law, special meetings of stockholders can be called only by the Board, and stockholders will not be permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, pursuant to the Certificate and the By-Laws, the business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

  The provisions of the Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board. These provisions also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of the stockholders prior to the time the Board believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

  Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Certificate does not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

  Pursuant to the Certificate, the Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares of each such series and to fix the designations, voting powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restriction thereof.

  The Company believes that the ability of the Board to issue one or more series of Preferred Stock provides the Company with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The Nasdaq National Stock Market System currently requires stockholder approval as a prerequisite to quotation and trading of shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding by at least 20%. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or shares of Common Stock, the Board may determine not to seek stockholder approval.

  Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

  In connection with the Stockholder Rights Plan adopted by the Company, the Company has authorized the issuance of Series A Preferred Stock. For a description of the terms of the Series A Preferred Stock, see "Description of Capital Stock--Preferred Stock" and "--Preferred Stock Purchase Rights."

OTHER PROVISIONS

  The Certificate provides that, in discharging their respective duties under applicable law and in determining what they believe to be in the best interests of the Company and its stockholders, the Board, each committee of the Board and each director may take into account the effects, both long- and short-term, of the proposed action on the employees, distributors, customers, suppliers and creditors of the Company and the communities in which the Company conducts its business, to the extent such persons believe pertinent (including the possibility that the interests of the Company may best be served by remaining independent).

  The Certificate also authorizes the Board and any committee authorized by the Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management regarding any transaction which may result in a change of control of the Company, and to contest or oppose any such transaction which the Board determines to be unfair, abusive or otherwise undesirable to the Company, its businesses or stockholders. The Board or any such committee is specifically authorized to adopt plans or to issue securities of the Company (including shares of Common Stock or Preferred Stock, Rights or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the Board or any such committee determines and may provide for differential and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Certificate (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and Stockholder Notice Procedures) or to amend any provision of the By-Laws by action of stockholders. An affirmative vote of at least 66 2/3% of the voting power of the Voting Stock is also required to amend provisions in the Certificate setting forth the extent of liability and indemnification of officers and directors, the ability of the Board to consider constituent interests when discharging its duties, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and the provisions regarding the amendment of the Certificate. These provisions make it more difficult for stockholders to make changes in the Certificate and the By-Laws, including changes designed to facilitate the exercise of control over the Company.

SECTION 203 OF THE DELAWARE LAW

  Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the Delaware Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate provides that the Company elects to be subject to the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if the board of directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The Certificate provides that the expenses incurred by any director or officer in the defense of any such action, suit or proceeding shall be paid by the Company in advance of final disposition for such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to indemnification. The indemnification rights conferred by the Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Company will be authorized to purchase and maintain (and the Company expects to maintain) insurance on behalf of its directors or officers.

  In addition, the Company has entered into indemnification agreements (the "Indemnification Agreements") with each of the directors/officers of the Company. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the Certificate, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer, (iii) provide additional indemnification rights and (iv) provide contribution rights in the event that indemnification is unavailable or insufficient.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................   68
Consolidated Balance Sheets at December 31, 1994 and 1995 and at June 30,
 1996
 (unaudited)..............................................................   69
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994, 1995, for the six months ended June 30, 1995 and for the six
 months ended June 30, 1996 (unaudited)...................................   70
Consolidated Statements of Stockholders' Equity for the years ended Decem-
 ber 31, 1993, 1994, 1995 and for the six months ended June 30, 1996 (un-
 audited).................................................................   71
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994, 1995, for the six months ended June 30, 1995 and for the six
 months ended June 30, 1996 (unaudited)...................................   72
Notes to Consolidated Financial Statements................................   73

                        Report of Independent Auditors

To the Stockholders and the Board of Directors
 Neuromedical Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of Neuromedical Systems, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Neuromedical Systems, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Hackensack, New Jersey
February 12, 1996

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------    JUNE 30,
                                          1994          1995          1996
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
                                     ASSETS
Current assets:
Cash and cash equivalents............ $  1,235,000  $114,143,000  $ 95,827,000
  Accounts receivable, net of allow-
   ance (Note 2).....................      648,000       900,000     1,127,000
  Prepaid expenses...................      188,000       596,000       345,000
  Receivable due from capital leases
   (Note 3)..........................      402,000           --            --
  Other current assets...............      253,000       105,000       714,000
                                      ------------  ------------  ------------
Total current assets.................    2,726,000   115,744,000    98,013,000
Restricted cash......................    1,016,000           --      1,000,000
Property and equipment (Note 3)......    8,820,000    11,216,000    14,608,000
Patent and patent application costs,
 net of accumulated amortization
 (1994-$159,000, 1995-$325,000,
 1996-$408,000)......................      499,000       333,000       250,000
Other assets.........................      112,000        55,000        61,000
                                      ------------  ------------  ------------
                                      $ 13,173,000  $127,348,000  $113,932,000
                                      ============  ============  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes and bank loans payable--
   short-term (Note 6)............... $  1,146,000  $    583,000  $    529,000
  Current portion of capital lease
   obligations (Note 4)..............      351,000       680,000       981,000
  Accounts payable...................    2,154,000     2,045,000     1,555,000
  Accrued liabilities (Note 2).......    1,526,000     3,323,000     3,446,000
                                      ------------  ------------  ------------
Total current liabilities............    5,177,000     6,631,000     6,511,000
Notes and bank loans payable--long-
 term (Note 6).......................    2,169,000     3,436,000     3,342,000
Notes payable--stockholder (Note 6)..      600,000       600,000       600,000
Capital lease obligations, less cur-
 rent portion (Note 4)...............    1,421,000     2,014,000     2,178,000
Commitments and contingencies
 (Notes 4, 7 and 10)
Stockholders' equity (Note 8):
  Convertible preferred stock, $.0001
   par value; authorized--94,500,000
   shares in 1994, 10,000,000 shares
   in 1995 and 1996; issued and out-
   standing--40,616,153 shares in
   1994, 0 in 1995 and 1996..........   30,442,000           --            --
  Common stock, $.0001 par value;
   authorized-- 126,000,000 in 1994
   and 100,000,000 shares in 1995 and
   1996; issued and outstanding--
   4,131,447 in 1994, 28,804,828
   shares in 1995 and 29,319,203
   shares in 1996....................          --          3,000         3,000
  Additional paid-in capital.........    4,286,000   175,237,000   175,562,000
  Accumulated deficit................  (30,922,000)  (60,350,000)  (74,575,000)
  Foreign currency translation.......          --       (223,000)      311,000
                                      ------------  ------------  ------------
Total stockholders' equity...........    3,806,000   114,667,000   101,301,000
                                      ------------  ------------  ------------
                                      $ 13,173,000  $127,348,000  $113,932,000
                                      ============  ============  ============

                            See accompanying notes.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       SIX MONTHS
                                              YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                       ---------------------------------------  -------------------------
                                          1993          1994          1995         1995          1996
                                       -----------  ------------  ------------  -----------  ------------
                                                                                             (UNAUDITED)
Revenues:
 Slide processing (Note 1)             $   502,000  $  1,238,000  $  2,475,000  $ 1,067,000  $  1,668,000
                                       -----------  ------------  ------------  -----------  ------------
   Total revenues...................       502,000     1,238,000     2,475,000    1,067,000     1,668,000
                                       -----------  ------------  ------------  -----------  ------------

Costs and Expenses:
 Cost of sales......................     2,045,000     4,503,000     6,478,000    2,894,000     3,624,000
 Marketing..........................       615,000     2,878,000     6,268,000    2,112,000     7,373,000
 Research and develop-
  ment..............................     1,137,000     4,305,000     5,172,000    2,557,000     3,079,000
 General and adminis-
  trative...........................     2,984,000     3,151,000     6,017,000    2,366,000     3,556,000
 Stock issued pursuant
  to a settlement
  agreement.........................           --            --      1,652,000          --            --
 Vesting of performance
  options at initial
  public offering...................           --            --      6,100,000          --            --
                                       -----------  ------------  ------------  -----------  ------------
   Total costs and expenses.........     6,781,000    14,837,000    31,687,000    9,929,000    17,632,000
                                       -----------  ------------  ------------  -----------  ------------
Loss from operations................    (6,279,000)  (13,599,000)  (29,212,000)  (8,862,000)  (15,964,000)
Other income (expense):
 Interest income....................        59,000       170,000       548,000       74,000     2,808,000
 Interest expense...................      (562,000)     (393,000)     (924,000)    (480,000)     (484,000)
 Foreign exchange...................           --          3,000       160,000      348,000      (585,000)
                                       -----------  ------------  ------------  -----------  ------------
   Other income (expense)--net......      (503,000)     (220,000)     (216,000)     (58,000)    1,739,000
                                       -----------  ------------  ------------  -----------  ------------
Net loss............................   $(6,782,000) $(13,819,000) $(29,428,000) $(8,920,000) $(14,225,000)
                                       ===========  ============  ============  ===========  ============
Net loss per share
 (amounts for 1994 and
 1995 are on a pro forma
 basis) (Note 1)....................                $      (0.84) $      (1.67) $     (0.53) $      (0.49)
                                                    ============  ============  ===========  ============
Shares used in computa-
 tion of net loss per
 share..............................                  16,500,000    17,644,000   16,805,000    28,949,000
                                                    ============  ============  ===========  ============

                            See accompanying notes.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             COMMON STOCK     CONVERTIBLE   ADDITIONAL      FOREIGN                      TOTAL
                                           ------------------  PREFERRED      PAID-IN      CURRENCY    ACCUMULATED   STOCKHOLDERS'
                                             SHARES    AMOUNT    STOCK        CAPITAL     TRANSLATION    DEFICIT        EQUITY
                                           ----------  ------ -----------  -------------  ----------- -------------  -------------
Balance at January 1,
 1993.................................      4,299,810     --  $ 6,661,000  $   4,836,000               $(10,321,000) $  1,176,000
Repurchase of shares
 pursuant to a settle-
 ment agreement.......................       (247,650)                          (938,000)                                (938,000)
Shares issued for ser-
 vices rendered.......................         33,428                            124,000                                  124,000
Exercise of stock op-
 tions and stock grants...............         23,438                                                                         --
Repurchase of shares..................         (7,500)                           (15,000)                                 (15,000)
Sale of 6,451,550 shares
 of Series D Convertible
 Preferred Stock, net of
 expenses.............................                          6,409,000                                               6,409,000
Sale of 10,500,000
 shares of Series E Con-
 vertible Preferred
 Stock, net of expenses...............                          9,872,000                                               9,872,000
Net loss for the year
 ended December 31,
 1993.................................                                                                   (6,782,000)   (6,782,000)
                                           ----------  ------ -----------  -------------   ---------  -------------  ------------
Balance at December 31,
 1993.................................      4,101,526     --   22,942,000      4,007,000                (17,103,000)    9,846,000
Conversion of debt to
 common stock.........................         26,596                            250,000                                  250,000
Shares issued for ser-
 vices rendered.......................          3,325                             29,000                                   29,000
Sale of 2,500,000 shares
 of Series F Convertible
 Preferred Stock......................                          5,000,000                                               5,000,000
Sale of 1,063,830 shares
 of Series G Convertible
 Preferred Stock......................                          2,500,000                                               2,500,000
Net loss for the year
 ended December 31,
 1994.................................                                                                  (13,819,000)  (13,819,000)
                                           ----------  ------ -----------  -------------   ---------  -------------  ------------
Balance at December 31,
 1994.................................      4,131,447     --   30,442,000      4,286,000                (30,922,000)    3,806,000
Sale of 7,782,634 shares
 of Series G Convertible
 Preferred Stock plus a
 related share grant is-
 suance cost of 119,092
 shares, net of cash
 expenses.............................                         17,890,000                                              17,890,000
Compensation expense re-
 lated to stock options...............                                            17,000                                   17,000
Sale of 610,574 shares
 of Series H Convertible
 Preferred Stock plus a
 related share grant is-
 suance cost of 17,018
 shares, net of cash
 expenses.............................                          1,435,000                                               1,435,000
Exercise of 15,500,000
 Series E Preferred Stock
 warrants.............................                         15,500,000                                              15,500,000
Shares issued pursuant
 to executive compensa-
 tion.................................         27,679                            193,000                                  193,000
Exercise of stock war-
 rants................................        750,000                          3,000,000                                3,000,000
Initial public offering
 net of expenses......................      6,900,000  $1,000                 94,724,000                               94,725,000
Stock issued pursuant to
 a settlement agreement
 and cashless exercise
 of warrants..........................        834,300                          1,652,000                                1,652,000
Vesting of performance
 options at initial public
 offering.............................                                         6,100,000                                6,100,000
Conversion of preferred
 stock to common at initial
 public offering......................      16,161,402   2,000 (65,267,000)    65,265,000                                      --
Net loss for period end-
 ing December 31, 1995................                                                                  (29,428,000)  (29,428,000)
Foreign currency trans-
 lation...............................                                               --    $(223,000)           --       (223,000)
                                           ----------  ------ -----------  -------------   ---------  -------------  ------------
Balance at December 31,
 1995.................................     28,804,828   3,000         --     175,237,000    (223,000)   (60,350,000)  114,667,000
                                           ----------  ------ -----------  -------------   ---------  -------------  ------------
Stock issued pursuant to
 exercise of warrants.................        438,563                              8,000                                    8,000
Stock issued pursuant to
 exercise of options..................         75,812                            317,000                                  317,000
Net loss for the period
 ending June 30, 1996.................                                                                  (14,225,000)  (14,225,000)
Foreign currency trans-
 lation...............................                                                       534,000                      534,000
                                           ----------  ------ -----------  -------------   ---------  -------------  ------------
Balance at June 30, 1996
 (unaudited)..........................     29,319,203  $3,000 $       --   $ 175,562,000   $ 311,000  $ (74,575,000) $101,301,000
                                           ==========  ====== ===========  =============   =========  =============  ============

                            See accompanying notes.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                          ---------------------------------------  -------------------------
                             1993          1994          1995         1995          1996
                          -----------  ------------  ------------  -----------  ------------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net Loss................  $(6,782,000) $(13,819,000) $(29,428,000) $(8,920,000) $(14,255,000)
Adjustments to reconcile
 net loss to net cash
 used in
 operating activities:
 Depreciation and amor-
  tization..............    1,252,000     1,886,000     2,936,000    1,617,000     1,628,000
 Shares issued in con-
  sideration for ser-
  vices rendered........      124,000        29,000       210,000          --            --
 Stock issued pursuant
  to a settlement
  agreement.............          --            --      1,652,000          --            --
 Vesting of performance
  options at initial
  public offering.......          --            --      6,100,000          --            --
Changes in operating as-
 sets and liabilities:
 (Increase) decrease in
  accounts receivable...      (97,000)     (521,000)     (252,000)      51,000      (227,000)
 Increase (decrease) in
  accounts payable......      833,000       806,000      (110,000)    (351,000)     (490,000)
 (Decrease) increase in
  accrued liabilities...     (115,000)    1,077,000     1,894,000      100,000       123,000
 (Decrease) increase in
  prepaid expenses and
  other
  assets................      (49,000)     (420,000)      199,000      507,000      (114,000)
                          -----------  ------------  ------------  -----------  ------------
 Net cash used in oper-
  ating activities......   (4,834,000)  (10,962,000)  (16,799,000)  (6,996,000)  (13,305,000)
                          -----------  ------------  ------------  -----------  ------------
INVESTING ACTIVITIES
Proceeds from the matu-
 rity of investments....          --      2,996,000           --           --            --
Purchase of investments.   (2,996,000)          --            --           --            --
Purchases of property
 and equipment..........   (1,652,000)   (7,295,000)   (5,008,000)  (2,640,000)   (5,126,000)
Increase in patent and
 patent application
 costs..................      (64,000)     (127,000)          --           --            --
                          -----------  ------------  ------------  -----------  ------------
 Net cash used in in-
  vesting activities....   (4,712,000)   (4,426,000)   (5,008,000)  (2,640,000)   (5,126,000)
                          -----------  ------------  ------------  -----------  ------------
FINANCING ACTIVITIES
Restricted cash.........          --     (1,016,000)    1,016,000    1,016,000    (1,250,000)
Exercise of stock war-
 rants..................          --            --     18,500,000          --            --
Issuance of common
 stock..................          --            --     94,725,000      861,000       325,000
Repurchases of common
 stock..................     (954,000)          --            --           --            --
Issuance of convertible
 preferred stock........   16,281,000     7,500,000    19,325,000    7,146,000           --
Repayments of loans from
 directors..............     (782,000)          --            --           --            --
Loans to officer........          --       (200,000)          --           --            --
Repayment of loans from
 officer................          --        200,000           --           --            --
Repayments to licensees.      (50,000)      (80,000)      (97,000)     (40,000)          --
Proceeds from notes and
 bank loans.............      728,000     3,326,000     1,774,000      956,000       595,000
Payment of notes and
 bank loans.............          --       (139,000)   (1,082,000)    (969,000)     (735,000)
Payments on capital
 leases.................     (189,000)     (142,000)     (565,000)    (249,000)     (378,000)
Proceeds from capital
 lease financing........          --      1,349,000     1,354,000    1,313,000       962,000
                          -----------  ------------  ------------  -----------  ------------
 Net cash provided by
  financing activities..   15,034,000    10,798,000   134,950,000   10,034,000      (481,000)
                          -----------  ------------  ------------  -----------  ------------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH........          --            --       (235,000)    (474,000)      596,000
                          -----------  ------------  ------------  -----------  ------------
 Net increase
  (decrease) in cash and
  cash equivalents......    5,488,000    (4,590,000)  112,908,000      (76,000)  (18,316,000)
Cash and cash equiva-
 lents, beginning of
 period...................    337,000     5,825,000     1,235,000    1,235,000   114,143,000
                          -----------  ------------  ------------  -----------  ------------
Cash and cash equiva-
 lents, end of period...  $ 5,825,000  $  1,235,000  $114,143,000  $ 1,159,000  $ 95,827,000
                          ===========  ============  ============  ===========  ============
SUPPLEMENTAL DISCLO-
 SURES:
 NON-CASH FINANCING
  ACTIVITIES:
   Conversion of debt to
    common stock........          --   $    250,000           --           --            --
 CASH PAID FOR INTER-
  EST...................  $   562,000  $    393,000  $    893,000  $   480,000  $    483,000

                            See accompanying notes.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS. The Company was organized in 1988 and commenced operations January 1, 1989. The Company was established to develop, manufacture and market systems for computer-assisted screening of cervical pap smears and other cytological specimens. The Company's principal activities to date have been research and development, recruiting of key personnel, seeking to obtain required Food and Drug Administration ("FDA") approval, and manufacturing and marketing the PAPNET(R) Testing System. The PAPNET(R) Testing System was approved by the FDA for commercial use in the United States on November 8, 1995. Prior to November 1995, the Company was considered a development stage company.

  BASIS OF PRESENTATION. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The consolidated interim financial information for the six-month period ended June 30, 1996 is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and
Article 10 of Regulation S-X. Accordingly, it does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

  PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Neuromedical Systems, Inc. and all of its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  REVENUE RECOGNITION. To date, the Company's revenue has been earned principally from the processing of PAPNET(R) tests on a fee per slide basis and the sale of territorial licenses. Slide processing service revenue is recognized upon delivery of processed slides to third-party common carriers or shipping services since the earning process is completed upon the performance of these processing services.

  RESEARCH AND DEVELOPMENT COSTS. Research and development costs are expensed as incurred.

  CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. As of December 31, 1995 and June 30, 1996, the Company had approximately $112,000,000 and $95,000,000, respectively, in two money market mutual funds.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  CONCENTRATION OF CREDIT RISK. The Company provides computer-assisted screening of Pap smears to laboratory facilities. Revenues are from all regions of the United States as well as many foreign countries. The Company performs periodic credit evaluations of its customers' financial condition. Credit losses have been minimal and within management's expectations. There is no significant concentration of the Company's accounts receivable portfolio in any customer or geographical region that presents a risk to the Company based on that concentration.

  PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets ranging from 2 1/2 to 10 years. PAPNET(R) Testing Systems are depreciated over their useful life, generally 5 years. Assets acquired pursuant to capital lease arrangements and leasehold improvements are amortized over the estimated useful life of the asset or the lease term, whichever is less.

  PATENTS. Effective January 1, 1995, additions to patent and patent application costs are amortized over a twelve-month period. The net book value of patent and patent application costs at January 1, 1995 is being amortized over 3 years using the straight-line method. Prior to 1995, the amortization period was 12 years or the estimated life of the patent, if less, using the straight-line method. These changes in accounting estimates resulted in an immaterial increase in amortization expense and net loss in 1995.

  FOREIGN EXCHANGE. Each of the Company's foreign subsidiaries (with the exception of its Israeli subsidiary, whose functional currency is the United States dollar) uses its local currency as the functional currency and translates all assets and liabilities at current exchange rates and all income and expenses at average exchange rates. The adjustment resulting from this translation is included in a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the consolidated statement of operations.

  RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with the current year presentation.

  NET LOSS PER SHARE. Historical net loss per share information through December 31, 1995 is not considered meaningful due to the significant changes in the Company's capital structure which occurred upon the closing of the Company's initial public offering. Accordingly, such per share information is not presented.

  PRO FORMA NET LOSS PER SHARE. All common share and per share information reflects a four-for-one reverse stock split that was effective at the completion of the Company's initial public offering. Except as noted below, net loss per share and pro forma net loss per share are computed using the weighted average number of shares of common stock and convertible preferred stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering (using the treasury stock

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

method and the initial public offering price). Additionally, the effect of common shares issuable upon conversion of convertible preferred stock is included in pro forma net loss per share as outstanding since January 1, 1994 or from the date of issuance, if later.

  EMPLOYEE STOCK BASED COMPENSATION. The Company follows Accounting Principles Board Statement No. 25 with regard to the accounting for stock issued as compensation for employees.

  INCOME TAXES. The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. BALANCE SHEET

  The allowance for doubtful accounts at December 31, 1995 was approximately $114,000, all of which was provided for in 1995. No amounts were charged to the reserve in 1995. As of December 31, 1993 and 1994, no allowance for doubtful accounts was required based on the Company's experience with bad debts.

  Accrued liabilities consist of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
      Compensation expenses........................... $   461,000  $ 1,223,000
      Professional fees...............................     364,000      993,000
      Stock issuance cost.............................         --       544,000
      Other liabilities...............................     701,000      563,000
                                                       -----------  -----------
        Total......................................... $ 1,526,000  $ 3,323,000
                                                       ===========  ===========

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
      PAPNET(R) systems and related equipment......... $ 9,915,000  $11,799,000
      PAPNET(R) systems and related equipment
       under construction.............................     705,000    2,297,000
      Furniture, fixtures and related equipment.......   1,892,000    3,595,000
                                                       -----------  -----------
                                                        12,512,000   17,691,000
      Accumulated depreciation and amortization.......  (3,692,000)  (6,475,000)
                                                       -----------  -----------
                                                       $ 8,820,000  $11,216,000
                                                       ===========  ===========

  Substantially all of the Company's property and equipment has been pledged as collateral in connection with outstanding borrowings.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  Equipment under capital leases totaled approximately $2,350,000 and $3,356,000 at December 31, 1994 and 1995, respectively, and consists principally of PAPNET(R) systems and related equipment. Included in accumulated depreciation and amortization is approximately $702,000 and $854,000 related to assets under capital leases at December 31, 1994 and 1995, respectively.

  The receivable due from capital leases amounting to $402,000 as of December 31, 1994 represents equipment which was sold in a sale lease-back arrangement for which the title transferred; however, the proceeds of the sale were not received until 1995.

4. LEASES

  The Company leases facilities and equipment under leases accounted for as operating leases. Rent expense for the years ended December 31, 1993, 1994 and 1995 approximated $280,000, $560,000 and $1,099,000, respectively.

  Minimum future lease payments under capital leases and non-cancelable operating leases at December 31, 1995, are as follows:

                                                           CAPITAL   OPERATING
                                                            LEASES     LEASES
                                                          ---------- ----------
   1996.................................................. $  975,000 $1,176,000
   1997..................................................    966,000  1,156,000
   1998..................................................  1,015,000    828,000
   1999..................................................    352,000    585,000
   2000..................................................        --     219,000
                                                          ---------- ----------
   Total minimum lease payments..........................  3,308,000 $3,964,000
                                                                     ==========
   Less amount representing interest.....................    614,000
                                                          ----------
   Present value of minimum lease payments............... $2,694,000
                                                          ==========

  The facility leases include escalation clauses for operating expenses and real estate taxes. Two of the office facility leases include renewal options for an additional three-year period.

  Minimum future lease payments under capital leases and non-cancelable operating leases at June 30, 1996 totaled $3,690,000 and $8,430,000, respectively.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

5. BUSINESS SEGMENTS

  The Company operates in a single industry segment. The Company's operations by geographic area for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 are presented below:

                                                                  IDENTIFIABLE
                                       TOTAL SALES    NET LOSS       ASSETS
                                       -----------  ------------  ------------
Year ended December 31, 1993
  United States......................  $   502,000  $ (6,672,000) $ 12,799,000
  Europe.............................          --            --            --
  Israel.............................          --       (110,000)      266,000
  Asia and Australia.................          --            --            --
  Interarea Eliminations.............          --            --       (202,000)
                                       -----------  ------------  ------------
                                       $   502,000  $ (6,782,000) $ 12,863,000
                                       ===========  ============  ============
Year ended December 31, 1994
  United States......................  $ 1,094,000  $ (9,656,000) $ 13,054,000
  Europe.............................      143,000    (2,100,000)    6,217,000
  Israel.............................    3,498,000      (943,000)    3,394,000
  Asia and Australia.................       18,000      (765,000)    1,029,000
  Interarea Eliminations.............   (3,515,000)     (355,000)  (10,521,000)
                                       -----------  ------------  ------------
                                       $ 1,238,000  $(13,819,000) $ 13,173,000
                                       ===========  ============  ============
Year ended December 31, 1995
  United States......................  $   760,000  $(21,445,000) $133,399,000
  Europe.............................      969,000    (3,976,000)    4,828,000
  Israel.............................    2,133,000    (2,294,000)    4,341,000
  Asia and Australia.................      740,000    (1,213,000)    2,111,000
  Interarea Eliminations.............   (2,127,000)     (500,000)  (17,331,000)
                                       -----------  ------------  ------------
                                       $ 2,475,000  $(29,428,000) $127,348,000
                                       ===========  ============  ============
Six months ended June 30, 1996
 (unaudited)
  United States......................  $   693,000  $ (9,155,000) $124,389,000
  Europe.............................      453,000    (2,605,000)    4,701,000
  Israel.............................    2,654,000    (1,115,000)    6,417,000
  Asia and Australia.................      522,000      (654,000)    1,985,000
  Interarea Eliminations.............   (2,654,000)     (696,000)  (23,560,000)
                                       -----------  ------------  ------------
                                       $ 1,668,000  $(14,225,000) $113,932,000
                                       ===========  ============  ============

Year ended December 31, 1995

  Transfers between geographic areas are accounted for at amounts which are generally above cost and consistent with rules and regulations of governing tax authorities. Such transfers are eliminated in the Consolidated Financial Statements. Substantially all sales, with the exception of those originating in Israel which are interarea, are to unaffiliated customers.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

6. DEBT

  The Company's debt consists of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1995
                                                          ---------- ----------
Notes:
  Note payable at 18% due in monthly installments of
   $37,000, including interest, with a final payment
   of $188,000 due July 1998............................. $1,260,000 $1,004,000
  Note payable at 16% due in monthly installments of
   $15,000, including interest, with a final payment
   of $77,000 due March 1999.............................        --     496,000
  Note payable at 10%, with interest payable monthly,
   principal due in March 1998...........................    300,000    300,000
  Note payable at 10%, with interest payable monthly,
   principal due in June 1998............................    300,000    300,000
  Conditional grant......................................        --     235,000
Bank loans:
  Foreign note payable at 8.375% with interest and prin-
   cipal due in quarterly installments of $11,000, with a
   final payment of $65,000 due June 1997................    163,000    129,000
  Foreign loans payable at annual rates between 7.9% and
   9.1%, guaranteed by the State of Israel and linked to
   the United States dollar, payments due quarterly
   through 2002..........................................  1,086,000  2,065,000
  Short-term borrowings payable on demand................    806,000     90,000
                                                          ---------- ----------
                                                           3,915,000  4,619,000
Less current portion.....................................  1,146,000    583,000
                                                          ---------- ----------
                                                          $2,769,000 $4,036,000
                                                          ========== ==========

  Maturities of the outstanding debt for the five years succeeding December 31, 1995 are $583,000 in 1996, $1,071,000 in 1997, $1,926,000 in 1998,
$814,000 in 1999, and $111,000 in 2000.

  Each of the $300,000 notes is payable to a stockholder of the Company and convertible into common stock at a conversion rate of $12.00 per share at the option of the noteholder.

  Short-term bank borrowings are primarily Israeli bank loans linked to the United States dollar which bear interest at annual rates ranging from LIBOR plus 2% to 3.125%.

  The conditional grant was received in July and August 1995 from a private foundation to finance certain product development projects. Repayment is required if the project becomes a commercial success over a period of 2 to 6 years at approximately 8% per annum.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

7. TERRITORIAL LICENSE AGREEMENTS

  From 1989 through 1991, the Company entered into various long-term territorial license agreements (the "License Agreements") for its semi-automated classifier, the PAPNET(R) system. The Company received net proceeds of approximately $3,500,000 from the sale of these territorial licenses. Each license expires on the later of (i) 17 years after its execution or (ii) the expiration of the initial patent granted for the PAPNET(R) system, and is renewable for an additional 17-year term at the licensee's option. The Company does not expect to enter into any additional territorial license agreements.

  Pursuant to the License Agreements, as amended, each licensee is obligated to use its best efforts to promote the use of the PAPNET(R) system, in its territory at the licensee's expense. Each licensee is entitled to receive royalties equal to the greater of (i) 50% of the territory's net slide revenue (as defined) generated from participating laboratories within its territory, not to exceed the licensee's share of a specified number of slides annually (ranging from 175,000 to 3,000,000, and aggregating 12,175,000 among all of the licensees); or (ii) a specified percentage (ranging from 0.15% to 1.0%, and aggregating 4.15% for all the licensees) of the net annual slide revenues (as defined) up to specified annual monetary limits for each licensee (aggregating $23,000,000).

  In December 1995, the Company and the entities which hold the United States licenses (the "Licensees") entered into a Settlement Agreement and a Warrant Exercise Agreement (the "Territorial Agreements"), the effect of which included the clarification of previously disputed elements of prior license agreements, the requirement for the Company to make payments of stock having a fair market value equivalent to approximately $1,652,000 and the irrevocable election by the Licensees and acceptance by the Company for the cashless exercise of 826,032 outstanding warrants into 715,894 shares of common stock in connection with the closing of the Company's initial public offering.

  Pursuant to the Settlement Agreement, the Company has consented to the merger of all United States licensees and related parties. Following such merger, the Licensees and the Company have agreed to enter into a new license (or, if the merger does not occur, each Licensee has agreed to enter into a new license) pursuant to which the rights and obligations of the parties have been clarified but, with respect to which, the economic terms of the License Agreements will not be materially altered. The Company and the Licensees have also executed mutual general releases, which include, among other things, the claims previously made by the Licensees. The new licenses will expire on December 31, 2025.

  Provisions of a promissory note, dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock), granted the holder of the note certain rights to be the Company's sole licensee for distribution of the PAPNET(R) system in Canada. Such promissory note provides that the licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses. No agreement has been reached on the terms of the license with the holder.

  One of the Company's directors also holds beneficial interests in entities which hold United States territorial licenses and another acts as agent for the holders of the rights of the Canadian agreement.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

8. CAPITAL STOCK

  GENERAL. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

  INITIAL PUBLIC OFFERING/CONVERSION OF PREFERRED STOCK. In December 1995, the Company completed an initial public offering of 6,900,000 shares of common stock at $15.00 per share and converted all 64,645,608 shares of outstanding Series A through H Convertible Preferred Stock into 16,161,402 shares of common stock. As a result of the Company's recapitalization in connection with its initial public offering, the number of authorized shares of preferred stock was reduced to 10,000,000, none of which are issued or outstanding as of December 31, 1995.

  REGISTRATION RIGHTS. Certain of the former preferred stockholders have registration rights under an agreement which continues to apply to the shares of common stock into which such preferred stock was converted or which may be issued upon the exercise of warrants. In addition, certain holders of common stock issued upon conversion of preferred stock have limited rights to require the Company to register their shares in a public offering commencing six months after the Company's initial public offering.

  STOCKHOLDER RIGHTS PLAN. The Board of Directors has adopted a Stockholder Rights Plan, pursuant to which there has been issued with respect to each share of common stock issued and outstanding one Preferred Stock Purchase Right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $60.00 per one one-hundredth of a share, subject to adjustment. These Rights may have the effect of discouraging a tender offer or other takeover attempts not previously approved by the Board of Directors.

  COMMON SHARES RESERVED. As of December 31, 1995, the Company had reserved shares of common stock for issuance as follows:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
      Exercise of common stock options................................ 4,140,000
      Exercise of common stock warrants............................... 2,133,280

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  WARRANTS. At December 31, 1995, the Company had 2,133,280 outstanding common stock warrants at exercise prices ranging from $.04 to $12.00 per share. The following summarizes these outstanding common stock warrants, exercise prices and expiration dates:

                                              NUMBER OF   EXERCISE   EXPIRATION
                                              WARRANTS     PRICE        DATE
                                              --------- ------------ ----------
Warrants issued in connection with Preferred
 Series A Stock.............................. 1,090,535     $.04        2/98
Warrants issued in connection with Preferred
 Series C Stock..............................   833,163 $1.98-$1.80  9/97-10/97
Warrants issued in connection with Preferred
 Series D Stock..............................    51,876    $4.00        6/98
Warrants issued in connection with equipment
financing arrangements.......................    68,232 $5.19-$8.00  4/98-3/02
Other warrants issued........................    89,474 $2.00-$12.00 2/96-1/00
                                              ---------
Total warrants outstanding................... 2,133,280
                                              =========

  Most of the Company's outstanding warrants contain provisions allowing for the conversion of such warrants into a lesser number of shares without the payment of cash to the Company (so-called "cashless exercise" provisions). Accordingly, there can be no assurance that, even if all of such warrants are exercised, the Company will receive the proceeds from their exercise.

  At June 30, 1996, the Company had 1,655,989 outstanding common stock warrants with exercise prices ranging from $.04 to $12.00 per share.

  STOCK INCENTIVE PLAN. On November 17, 1993, the Board of Directors of the Company adopted the Neuromedical Systems, Inc. 1993 Stock Option Plan which was amended and restated October 25, 1995 as the Neuromedical Systems, Inc. 1993 Stock Incentive Plan (the "Plan"). This amendment and restatement increased the maximum number of shares with respect to which awards can be granted under the Plan to 4,140,000 shares, subject to adjustment in the event of a change in capitalization, with no more than one-third of the total number of authorized shares to be issued as grants of restricted stock and, provided that, over the term of the Plan, the maximum number of shares with respect to which awards may be granted to any individual is 2,000,000 and the maximum per individual award of dollar-denominated performance units is $5,000,000. The Plan provides for award grants in the form of non-qualified or incentive stock options, non-discretionary director options, stock appreciation rights, dividend equivalent rights, restricted stock performance units and performance shares.

  Under the terms of the Plan, a committee of the Company's Board of Directors may grant options to purchase shares of the Company's common stock to employees, directors and consultants of the Company at such prices as may be determined by the Committee, principally equal to or greater than fair value at date of grant. Options granted under the Plan vest over periods from immediate vesting to five years at various rates and expire after ten years.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  The Company's stock option activity under the Plan is as follows:

                                                        OPTIONS      EXERCISE
                                             OPTIONS   AVAILABLE    PRICE PER
                                           OUTSTANDING FOR GRANT      SHARE
                                           ----------- ----------  ------------
   Balance at January 1, 1993.............        --          --
   Options authorized.....................        --    1,975,000
   Options granted........................  1,050,000  (1,050,000)    $4.00
                                            ---------  ----------
   Balance at December 31, 1993...........  1,050,000     925,000     $4.00
   Options granted........................    662,000    (662,000) $4.00-$6.00
                                            ---------  ----------
   Balance at December 31, 1994...........  1,712,000     263,000  $4.00-$6.00
   Options authorized.....................        --    2,165,000
   Options granted........................  1,218,898  (1,218,898) $4.00-$15.00
   Options canceled.......................    (10,250)     10,250     $4.00
                                            ---------  ----------
   Balance at December 31, 1995...........  2,920,648   1,219,352  $4.00-$15.00
                                            =========  ==========

  At December 31, 1995, 1,747,375 options have become vested and are exercisable.

  At June 30, 1996, the Company had 2,952,236 options outstanding of which 1,720,013 have become vested and are exercisable.

  During 1995, the Company granted to its Chief Executive Officer a performance-based option, under the Plan, for 813,273 shares of common stock at a per share exercise price of $15.00 per share. The grant is designed to produce an option value of $12.5 million if at any time during the option's ten-year term either of the following events occurs: (i) the Company's share price over any 90 consecutive day period reaches a target price of $30.37 or
(ii) all or substantially all of the Company's shares are acquired at or above the target price. The option provides for equitable adjustments to the performance goal, the number of shares subject to the option and exercise price in the event of a change in capitalization as defined in the Plan. The exercisability of the option will not accelerate upon the occurrence of a change in control, and the option will terminate in connection with a change in control if the performance goal is not attained prior to or in connection with the change in control.

  If the performance goal is attained, the option will become exercisable as to one-third of the number of shares subject thereto on the later of (i) December 7, 1998 or (ii) the date that the performance goal is attained (the "Initial Vesting Date"), and will become exercisable as to an additional one-third of the shares subject thereto on each of the first two anniversaries of the Initial Vesting Date; provided, however, that, if the CEO's employment is terminated by the Company without cause following a change in control that occurs following or simultaneously with the attainment of the performance goal, the option will be fully exercisable. No additional vesting will occur following the CEO's termination of employment under any other circumstances or the expiration of the option's ten-year term. If the performance goal is attained, the option will result in a non-cash charge of $12.5 million to operations recognized over the vesting period.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

9. INCOME TAXES

  The Company's pre-tax income (loss) is made up of the following:

                                         1993          1994           1995
                                     ------------  -------------  -------------
   U.S.............................  $ (6,672,000) $ (10,011,000) $ (21,945,000)
   Foreign.........................      (110,000)    (3,808,000)    (7,483,000)
                                     ------------  -------------  -------------
                                     $ (6,782,000) $ (13,819,000) $ (29,428,000)
                                     ============  =============  =============

  A reconciliation of the Company's income tax expense (benefit) computed at U.S. federal statutory tax rates to recorded income tax expense (benefit) is as follows:

                                         1993          1994           1995
                                     ------------  -------------  -------------
   Tax at U.S. statutory rate......  $ (2,204,000) $  (4,698,000) $ (10,005,000)
   State income taxes..............      (580,000)      (882,000)    (1,290,000)
   Effect of lower foreign effec-
    tive tax rates.................        25,000      1,063,000      1,435,000
   Valuation allowance recorded....     2,759,000      4,517,000      9,860,000
                                     ------------  -------------  -------------
   Recorded tax provision..........  $        --   $         --   $         --
                                     ============  =============  =============

  The components of the Company's deferred tax assets are as follows:

                                                   DECEMBER 31,
                                     ------------------------------------------
                                         1993          1994           1995
                                     ------------  -------------  -------------
   Deferred tax assets:
     Cash (tax) versus accrual
      basis of accounting..........  $    626,000  $     321,000  $     340,000
     Employee stock options........           --             --       2,500,000
     Research and development cred-
      its..........................       400,000        900,000        950,000
     Tax benefit of net operating
      loss carryforwards...........     5,825,000     10,100,000     17,245,000
     Other.........................         7,000         54,000        200,000
                                     ------------  -------------  -------------
   Total deferred tax assets.......     6,858,000     11,375,000     21,235,000
   Less valuation allowance........    (6,858,000)   (11,375,000)   (21,235,000)
                                     ------------  -------------  -------------
   Net deferred tax asset..........  $        --   $         --   $         --
                                     ============  =============  =============

  At December 31, 1995, the Company had available net U.S. operating loss carryforwards of approximately $39,600,000 that will expire in the years 2004 through 2010 and cumulative deductible temporary differences of approximately $8,000,000. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax asset related to these carryforwards and temporary differences.

  The Company also has foreign net operating losses of $5.0 million which are available to offset the separate company taxable incomes of certain foreign subsidiaries. These losses may be carried forward indefinitely. Certain foreign subsidiaries qualify for tax incentives in the countries of incorporation. In order to realize these benefits, these foreign subsidiaries will need to be profitable in future tax years. For financial reporting purposes a valuation allowance has been recorded for these credits.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  In addition, at December 31, 1995, the Company also had approximately $950,000 of U.S. research and development credits available, which will expire in 2004 through 2010. For financial reporting purposes, a valuation allowance has been established for the full amount of the deferred tax asset recorded for these credits.

  The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of United States net operating loss carryforwards and tax credit carryforwards in periods following a corporate "ownership change." In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% stockholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three-year testing period. As a result of changes in the Company's ownership, the utilization of a substantial portion of the Company's available United States net operating loss carryforwards, and tax credit carryforwards will be subject to annual limitations. It is management's belief, however, that, since this annual limitation is determined based on the value of the Company immediately prior to the ownership change, a significant portion of these carryforwards will be available annually should the Company become profitable in future tax years.

10. COMMITMENTS AND CONTINGENCIES

  The Company has entered into an employment agreement with its Chief Executive Officer for a period of five years. In addition to other provisions, the agreement provides for a severance payment of 2.99 times base salary upon termination other than for cause.

  Each of the Company's executive officers has entered into a three-year employment agreement with the Company. Each of the employment agreements was amended as of October 25, 1995 to provide that, in the event that an employee is terminated other than for "cause" or "disability" (as those terms are defined in the applicable agreement), a portion of the employee's stock options will become vested and exercisable to the extent that it would have had the employee remained employed by the Company for a one-year period following his termination of employment, and, subject to the employee's compliance with restrictive covenants in his employment agreement, options held by the employee as of the date of the termination of employment will remain exercisable (to the extent those options either are vested on termination of employment or vest over the succeeding year) until the earlier of the date one year following the termination of employment or the expiration of the option's term. In addition, the employment agreements provide for the continuation of salary for one year after termination other than for cause.

  On December 4, 1995, the Company was served with a Summons and Complaint alleging breach of contract and asserting that the plaintiffs are entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of common stock at various prices and unspecified damages. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging similar legal claims as in the original Summons and Complaint served on the Company, but adding one of the Company's directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and certain of its officers and directors totaling $114 million and punitive damages totaling $175 million. The Company intends to defend vigorously this action and, in any event, believes an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company, in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) System and the Company's PAPNET(R) Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET(R) Testing System, and its effectiveness relative to NeoPath's AutoPap(R) System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of this lawsuit will be significant during 1996 and 1997.

11. RELATED PARTY TRANSACTIONS

  In January 1995, the Company issued 21,276 shares of Series G Stock to the brother of a director of the Company, in consideration for assisting the Company in raising approximately $1,000,000 in equity capital.

  The Company has entered into an exclusive representation agreement with PAPNET (Far East) Ltd. ("PFEL"), a Cayman Islands corporation based in Hong Kong and controlled by certain direct and indirect stockholders of the Company. A director of the Company is the president and a major stockholder of PFEL and is also the President of Compuscreen Medical Diagnostic Centre, a subsidiary of PFEL and a customer of the Company. In addition, PFEL is the record holder of approximately 338,000 shares of the Company's common stock.

  The representation agreement with PFEL (the "PFEL Agreement") provides that PFEL will, in concert with the Company but at its own expense, market and sell PAPNET(R) testing services in Hong Kong, Taiwan, Singapore, Thailand and the cities of Beijing, Shanghai and Guangzhou in the People's Republic of China (the "PFEL Territories"). During the term of the PFEL Agreement, the Company will pay PFEL specified commissions in the form of a percentage of revenues received by the Company from PFEL Territories, regardless of whether such revenues are derived from the efforts of PFEL or the Company. In addition, PFEL has the non-exclusive right to market and sell PAPNET(R) testing elsewhere in the People's Republic of China, but will receive commissions only to the extent that revenues received by the Company are attributable to its efforts.

  The term of the PFEL Agreement and PFEL's rights thereunder are variable in duration, depending on the volume of sales from the various PFEL Territories. Assuming all performance objectives are met, PFEL's rights may continue for up to five years from July 1995.

  In addition, the PFEL Agreement provides that the Company will pay PFEL fees for management assistance in connection with the establishment of its Asia-Pacific Scanning Center. The Company paid PFEL $100,000 during 1994 and $75,000 during 1995 and is obligated to pay PFEL $75,000 during 1996 in consideration for such assistance.

                  NEUROMEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

      (AMOUNTS AND DISCLOSURES APPLICABLE TO JUNE 30, 1996 ARE UNAUDITED)

  In January 1994, the Company loaned its President, Chairman and Chief Executive Officer $200,000, which loan was free of interest charges and approved by the Board of Directors. Such amount was repaid in full in March 1994.

12. EMPLOYEE SAVINGS PLAN

  The Company established a defined contribution savings plan (401k plan) for its domestic employees retroactive to January 1, 1995. The plan allows participating employees to contribute up to 15% of their salary, subject to annual limits. The Board may, at its sole discretion, approve Company contributions. Through December 31, 1995, the Company has made no contributions to the plan.

                           VALIDITY OF COMMON STOCK

  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York and for the underwriters of the Company's IPO by Sullivan & Cromwell, New York, New York. Fried, Frank, Harris, Shriver & Jacobson has from time to time represented Goldman, Sachs & Co. and its affiliates, including in connection with the initial investment of certain affiliates of Goldman, Sachs & Co. in the Company.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  On August 1, 1995, the Company, with the approval of the Board, dismissed Igal Brightman & Co., a member of Deloitte Touche Tohmatsu International, as the independent accountants of NSIL, a wholly owned subsidiary, the financial statements of which reflect total assets constituting 11% at December 31, 1994 and net loss constituting 9% of the respective consolidated total for the year then ended. The report of Igal Brightman & Co. on the financial statements of NSIL for the year ended December 31, 1994 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the year ended December 31, 1994 and during the period between December 31, 1994 and the date on which Igal Brightman & Co. was dismissed, there was no disagreement between the Company and Igal Brightman & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Igal Brightman & Co., would have caused Igal Brightman & Co. to make reference to the subject matter of such disagreement in connection with its report on NSIL's financial statements. The Company engaged Kost Levary & Forer, a member of Ernst & Young International, as the new independent auditors of NSIL as of August 17, 1995.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") (which term includes any amendments thereto), under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and in the exhibits and schedules thereto to which reference is hereby made. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed as a part thereof. As to statements made in this Prospectus with respect to the contents of any contract, agreement or other current document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference.

  The Company files periodic reports and other information with the Commission complying with the informational requirements of the Exchange Act. This Registration Statement, including exhibits and schedules thereto, and the reports and proxy statements filed by the Company and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, material filed by the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Common Stock. As of September 9, 1996, the Company had outstanding 29,493,606 shares of Common Stock, of which 21,290,433 shares of Common Stock were eligible for sale and not subject to restriction. The remaining 8,203,173 shares of Common Stock, issued prior to the IPO, will become eligible for sale from time to time in the future under Rule 144. In addition, the Company has filed a registration statement under the Securities Act, covering Common Stock issued pursuant to the Incentive Plan. See "Management--Stock Incentive Plan."

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years, including a person who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144 without regard to the volume, notice or current public information requirements described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

  In April 1996, the Company filed a registration statement on Form S-8 covering 4,140,000 shares of Common Stock and associated Preferred Stock Purchase Rights, issuable under the Incentive Plan. The S-8 became effective immediately upon filing. As of September 9, 1996, the Board had granted 3,050,898 options under the Incentive Plan, of which 2,848,986 were outstanding. As of September 9, 1996, 1,624,013 options were immediately exercisable into 1,624,013 shares of Common Stock and 1,224,973 options will be exercisable into 1,224,973 shares of Common Stock at future dates. Future grants under the Incentive Plan will generally be subject to restrictions on exercisability or transferability which will be determined at the time of the grant. Any shares of Common Stock issuable upon exercise of options issued pursuant to the Incentive Plan to employees, consultants and directors will generally be eligible for immediate sale in the public market.

  As of September 9, 1996, the Company had outstanding warrants to purchase an aggregate of 1,569,504 shares of Common Stock.

  Prior to the IPO, there was no public market for the Common Stock. The Common Stock is listed on the Nasdaq National Market System, under the symbol "NSIX." No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. However, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

  The Commission has recently proposed reducing the Rule 144 holding periods. If enacted, such modification will have a material effect on the timing of when shares of the Common Stock become eligible for resale.

REGISTRATION RIGHTS

  The Company may, and it may be obligated to, register shares of Common Stock for sale pursuant to registration rights which have been granted to certain holders of the Company's securities. These registration rights are held by The Goldman Sachs Group, L.P. and related investors, the H and S Trust, Edelson Technology Partners II, L.P., certain holders of the Company's Series C Convertible Preferred Stock, certain holders of Unit Purchase Options issued by the Company and the holders of warrants issued by the Company in connection with an asset-based financing transaction. The aggregate number of shares which the Company may, or may be required to, register pursuant to these registration rights is 12,535,546 shares of Common Stock. The Company will pay the expenses of any such registration.

  The exercise of any of the foregoing registration rights could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                             PLAN OF DISTRIBUTION

  This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the Common Stock effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. For a description of certain relationships between Goldman, Sachs & Co. and their affiliates and the Company, see "Management," "Certain Transactions," "Principal Stockholders" and "Risk Factors--Control by Existing Stockholders."

  Because of the relationships between Goldman, Sachs & Co. and the Company, Goldman, Sachs & Co. intend to deliver a prospectus to any purchaser in connection with secondary transactions in the securities.

  The Company has agreed to indemnify Goldman, Sachs & Co. with respect to certain liabilities in connection with this market-making Prospectus, including liabilities under the Securities Act.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

d
                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    2
Use of Proceeds...........................................................    7
Risk Factors..............................................................    7
Price Range of Common Stock and Dividend Policy...........................   15
Capitalization and Cash Position..........................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   25
Management................................................................   40
Principal Stockholders....................................................   52
Certain Transactions......................................................   54
Description of Capital Stock..............................................   56
Certain Charter and By-Laws Provisions....................................   61
Consolidated Financial Statements.........................................   67
Validity of Common Stock..................................................   87
Experts...................................................................   87
Additional Information....................................................   88
Shares Eligible for Future Sale...........................................   89
Plan of Distribution......................................................   91

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                          NEUROMEDICAL SYSTEMS, INC.

                                 COMMON STOCK
                         (PAR VALUE $0.0001 PER SHARE)

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                                   NSI LOGO

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                             GOLDMAN, SACHS & CO.

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